As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Millar Western Forest Products Ltd.

(Exact name of Registrant as specified in its charter)

Alberta, Canada

(State or other jurisdiction of incorporation or organization)

0800

(Primary Standard Industrial Classification Code Number)

Not Applicable

(IRS Employer Identification Number)

16640 – 111 Avenue

Edmonton, Alberta

Canada T5M 2S5

(780) 486-8200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin A. Edgson Millar Western Forest Products Ltd. 16640 – 111 Avenue Edmonton, Alberta T5M 2S5 (780) 486-8200	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West Suite 3100, P.O. Box 226 Toronto, Ontario M5K 1J3 (416) 504-0520	Robert J. Turner, Q.C. Fraser Milner Casgrain LLP 10180 — 101 Street Edmonton, Alberta T5J 3V5 (780) 423-7100

Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.5% Senior Notes due 2021	US$210,000,000	100%	US$210,000,000	US$24,066

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 7, 2012

PROSPECTUS

8.5% Senior Notes due 2021 (US$210,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

for

all outstanding 8.5% Senior Notes due 2021

(US$210,000,000 aggregate principal amount)

As of the date of this prospectus, the exchange notes will not be senior to any other indebtedness.

The Notes

•

We are offering to exchange US$210,000,000 of our outstanding 8.5% Senior Notes due 2021, which were issued on April 7, 2011 and which we refer to as the initial notes, for a like aggregate amount of our registered 8.5% Senior Notes due 2021, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of April 7, 2011.

•

The exchange notes will mature on April 1, 2021. We will pay interest on the exchange notes on April 1 and October 1 of each year, commencing on October 1, 2012, at a rate of 8.5% per annum, to holders of record on the March 15 or September 15 immediately preceding the interest payment date.

•	The exchange notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2012, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is            , 2012.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we have obtained from industry publications and surveys and internal company surveys. Unless otherwise indicated:

•	Resource Information Systems Inc., or RISI, an independent paper and forest products industry research firm, is a source for third party pulp and lumber industry data and forecasts;

•	Forest Economic Advisors LLP, or FEA, an independent forest products industry research firm, is a source for third party lumber industry data and forecasts;

•	Pulp and Paper Products Council, or PPPC, is an independent industry reference and source of information on global pulp and paper markets;

•	Brian McClay and Associates Inc., or BM&A, formerly known as TerraChoice, a market pulp information consultancy, is a source for third party pulp industry data and forecasts; and

•

Pöyry (Vancouver) Inc., or Pöyry, a provider of consulting engineering services and market research to the forest products industry, is the source for third party industry data with respect to the cost positions of BCTMP producers worldwide.

Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources that we believe to be reliable. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent sources.

PRESENTATION OF OUR FINANCIAL INFORMATION

We prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to as IFRS. Our first full year of reporting under IFRS was 2011, with a transition date of January 1, 2010, and comparable periods in 2010 being restated. Prior to January 1, 2011, we prepared our financial statements in accordance with Canadian generally accepted accounting principles, which we refer to as Canadian GAAP. As a result of the transition to IFRS, certain of our revenue and cost items have been reclassified. For a discussion of our transition to IFRS and a reconciliation to previously released results under Canadian GAAP, see notes 2 and 29 to our audited financial statements included elsewhere in this prospectus. Readers should be aware that financial statements prepared in accordance with IFRS may differ in certain respects from financial statements prepared in accordance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP.

We present our financial statements in Canadian dollars. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$” or “dollars” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars.

NON-GAAP FINANCIAL MEASURES

We define Adjusted EBITDA as operating income plus unrealized other income or expenses, depreciation and amortization. Other income or expense includes both realized and unrealized gains and losses on foreign exchange or commodity hedging, and foreign-exchange impacts on working capital balances, with only the realized portion of such income or expense being included in Adjusted EBITDA and both the realized and unrealized portion being included in the determination of operating earnings. Adjusted EBITDA is not a measure of operating performance or liquidity under IFRS or U.S. GAAP. Adjusted EBITDA, as used in this prospectus, is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA may be useful for potential purchasers of the notes in assessing our operating performance and as an indicator of our ability to service or incur indebtedness, make capital expenditures and finance working capital requirements. The items excluded from Adjusted EBITDA are significant in assessing our operating results and liquidity. Therefore, Adjusted EBITDA should not be considered in isolation or as an alternative to operating earnings, cash flow from operating activities or other combined income or cash flow data prepared in accordance with IFRS or U.S. GAAP. See “Prospectus Summary—Summary Historical Financial Information” for a reconciliation of Adjusted EBIDTA to Net Earnings (Loss).

i

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the Bank of Canada’s closing rate on such dates:

	2007	2008	2009	2010	2011

Low	0.8435	0.7731	0.7698	0.9307	0.9480

High	1.0852	1.0241	0.9748	1.0054	1.0607

Period End	1.0090	0.8210	0.9515	1.0054	0.9833

Average	0.9303	0.9381	0.8757	0.9706	1.0110

The following table sets forth, for each of the last six months, for Canadian dollars expressed in U.S. dollars, the low and high exchange rates based on the closing rate as described above:

	Last six months
	September	October	November	December	January	February	March 1st – 6th

High	0.9540	0.9480	0.9529	0.9619	0.9737	1.0158	1.0161

Low	1.0251	1.0088	0.9920	0.9905	0.9993	0.9960	0.9971

On March 6th, 2012, the Bank of Canada’s closing rate was US$0.9994 = $1.00.

ii

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making an investment decision. In particular, you should read the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus, as well as the audited financial statements and notes thereto and related Management’s Discussion and Analysis included elsewhere in this prospectus.

References to “Millar Western”, “we”, “us”, or “our” refer to Millar Western Forest Products Ltd. We have no subsidiaries. References to “Industries” refer to our parent company Millar Western Industries Ltd. References to “ADMT” and “MADMT” with respect to pulp production, sales or capacity, mean air dried metric tonnes and thousands of air dried metric tonnes, respectively, and references to “MFBM” and “MMFBM” with respect to lumber production, sales or capacity refer to thousands of board feet and millions of board feet, respectively.

As used in this prospectus, the term “initial notes” refers to the 8.5% Senior Notes due 2021 that were issued on April 7, 2011 in a private offering, and the term “exchange notes” refers to the 8.5% Senior Notes due 2021 offered under this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively. Certain additional terms used in this prospectus are defined in “Glossary of Certain Terms and Definitions”.

Our Company

We are an integrated forest products company based in Alberta, Canada that produces and markets hardwood and softwood bleached chemi-thermo-mechanical pulp, or BCTMP, and softwood lumber. We are Alberta’s largest privately held forest products company, a leading global marketer of BCTMP, among the lowest-cost producers of market BCTMP in the world and among the lowest-cost lumber producers in North America. As a result of our low-cost positions, modern assets, low ongoing capital requirements and high degree of fiber security, we believe we are well positioned to benefit from any improvements in market prices for pulp and lumber. In the twelve months ended December 31, 2011, we recorded total revenue of $284.7 million, Adjusted EBITDA of $39.0 million and a net loss of $0.2 million. See “—Summary Historical Financial Information” for a reconciliation of Adjusted EBIDTA to Net Earnings (Loss).

We own and operate four production facilities in Alberta, including a BCTMP mill and a sawmill at an integrated complex in Whitecourt, Alberta and a sawmill in Boyle, Alberta. We recently completed the reconstruction and start-up of our fourth facility, a new sawmill at Fox Creek, Alberta, built to replace a mill that had been extensively damaged in a fire in August 2008.

According to an analysis provided by Pöyry in 2011, the Whitecourt pulp mill is the second-lowest-cost producer of softwood and third-lowest-cost producer of hardwood market BCTMP in the world. This pulp mill produces hardwood, softwood and blended grades of pulp and has an annual production capacity of 320,000 ADMT. Our BCTMP is sold internationally for use in the production of a diverse range of paper products, including coated and uncoated printing and writing papers, paperboard, specialty papers, tissue and toweling.

Our sawmills produce kiln-dried dimension lumber from spruce, pine and fir, or SPF, for the residential and commercial construction industries. We also produce higher-margin grades, such as machine-stress-rated, or MSR, lumber for load-bearing applications, as well as specialty products, such as decking. Our Whitecourt and Boyle sawmills have an annual capacity of 300 MMFBM and 140 MMFBM, respectively, and are among the lowest-cost sawmills in North America. Our new, state-of-the-art facility at Fox Creek, now on its start-up curve, has an annual capacity of 120 MMFBM and, once optimized and operating at full capacity, will be our lowest-cost sawmill. Our lumber is sold principally in Canada and the United States, with a growing portion of our lumber sold in China and a small percentage of certain higher-margin grades sold in Japan. China has emerged as a major consumer of Western SPF and, in 2011, shifted its demand from mostly low-grade items to a broader spectrum of grades.

Our fiber supply, which is sourced from timber resources held under long-term agreements with the Government of Alberta, provides a high degree of fiber security and allows us to conduct progressive forest management practices.

Recent Developments

We are currently in the process of finalizing funding and regulatory approvals for a bioenergy project at our Whitecourt pulp mill, which we refer to as the Bioenergy Effluent Project. To date, more than $20 million in Canadian federal and provincial government funds have been provisionally allocated to the $35 million project, subject to the completion of funding agreements and regulatory processes. Subject to regulatory approval and the approval of our board of directors, the project will install new effluent treatment technology that will produce a biogas used to generate electricity and replace natural gas used for heating. In addition to cutting greenhouse gas emissions, reducing fresh water intake and improving the quality of treated wastewater discharged to a local river, the project is expected to significantly reduce pulp mill operating costs by cutting consumption of purchased energy and other inputs and allowing for pulp production increases.

The bottom of the current pulp market cycle appears to have been reached in early 2012, with most grades starting to see price increases. Demand and pricing are expected to improve slowly through the first half of 2012, before picking up momentum in the last half of the year. While other sectors had experienced market weakness in the second half of 2011, BCTMP demand remained steady, with the price gap between BCTMP and hardwood kraft grades narrowing at the bottom of the cycle. We believe rising demand from the Chinese paperboard sector will continue to support prices for both softwood and hardwood BCTMP grades in Asia and other markets through 2012. Lumber markets remain mixed, with continued weak housing demand in the U.S. being partially offset by increased demand from China. Through the first half of 2012, we believe lumber prices will be similar to, or modestly better than, those seen at the end of 2011.

Given current and expected market conditions, we expect our financial performance in the near term to decline compared to that seen in the second half of 2011, with revenue, Adjusted EBITDA and net income in the first quarter of 2012 likely to be less than results recorded in the fourth quarter of 2011 and the first quarter of 2011. In the fourth quarter of 2011 and first quarter of 2011, revenue was $71.3 million and $69.7 million, respectively, Adjusted EBITDA was $8.8 million and $3.5 million, respectively, and net income was $4.2 million and $5.1 million, respectively.

Although the strength of the Canadian dollar continues to have a negative effect on U.S.-dollar-denominated sales, this impact is, in part, offset by the hedge provided by our U.S.-dollar-denominated long-term debt and associated interest. We expect that our cash balance will decline in early 2012 as we fund our normal, seasonal log inventory, but we expect to maintain strong liquidity between our cash balance and revolving credit facility.

Additional Information

Our head office is located at 16640 – 111 Avenue, Edmonton, Alberta, T5M 2S5. Our telephone number is 780-486-8200 and our facsimile number is 780-486-8282.

Summary of the Exchange Offer

Exchange Offer	We are offering to exchange US$210,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are properly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

• there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes;

•   there is no stop order issued by the SEC that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939;

• there is no litigation or threatened litigation that would impair our ability to proceed with this exchange offer; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer

Exchanging your initial notes for exchange notes will not be a taxable event to you for Canadian or United States federal income tax purposes. Please refer to the section of this prospectus entitled “Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay the expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into with Goldman, Sachs & Co., HSBC Securities (USA) Inc. and KKR Capital Markets LLC, which we refer to as the registration rights agreement, in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•     you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, registration under the Securities Act; and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• you are prohibited by law or SEC policy from participating in the exchange offer; or

• you do not receive freely tradable exchange notes in the exchange offer.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

• the exchange notes acquired by you are being acquired in the ordinary course of business;

•     you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•     you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•    if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers

If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from us in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Millar Western Forest Products Ltd.

Exchange Notes	Up to US$210.0 million aggregate principal amount of 8.5% Senior Notes due 2021. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	April 1, 2021.

Interest Payment Dates	The exchange notes will bear interest at a rate per annum equal to 8.5%, payable semi-annually, on April 1 and October 1 of each year, commencing on October 1, 2012.

Ranking	The exchange notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. As of the date of this prospectus, the exchange notes will not be senior to any other indebtedness.

As at December 31, 2011, we had total indebtedness of approximately $228.2 million, 94% of which was represented by the initial notes. As at December 31, 2011, we also had $3.6 million of letters of credit outstanding under our secured revolving credit facility.

Subsidiary Guarantees	We have no subsidiaries. Each of our future restricted subsidiaries, if any, other than certain immaterial subsidiaries, will guarantee the payment of principal, premium, if any, and interest on the exchange notes.

Optional Redemption	Before April 1, 2014, we may redeem up to 35% of the exchange notes with the net cash proceeds of specified sales of our common shares at 108.5% of the principal amount plus accrued and unpaid interest to the redemption date.

Before April 1, 2016, we have the option to redeem the exchange notes, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest to the redemption date and a “make-whole premium.”

On or after April 1, 2016, we may redeem all or a portion of the principal amount of the exchange notes at the redemption prices listed in the section “Description of Notes—Redemption—Optional Redemption” plus accrued and unpaid interest to the applicable redemption date.

Tax Redemption	If we become obligated to pay withholding taxes related to payments on the exchange notes as a result of changes affecting Canadian withholding taxes, we may redeem all, but not less than all, of the exchange notes at 100% of their principal amount plus accrued and unpaid interest to the redemption date. See “Description of Notes—Redemption—Redemption for Changes in Canadian Withholding Taxes”.

Additional Amounts	All payments with respect to the exchange notes will be made without withholding or deduction for Canadian taxes unless required by law or the interpretation or administration thereof, in which case we will pay such withholding or deduction as may be necessary so that the net amount received by the holders after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See “Description of Notes—Additional Amounts”.

Mandatory Offer to Purchase	Upon the occurrence of specified types of changes of control and specified types of asset sales, we must offer to purchase the exchange notes at the prices listed in the sections “Description of Notes—Offers to Repurchase by Millar Western—Change of Control and “—Asset Sales”, plus in each case accrued and unpaid interest to the date of purchase.

Basic Covenants of the Indenture	The indenture under which the exchange notes will be issued will, among other things, restrict our ability to:

• incur additional indebtedness; • pay dividends and make distributions; • repurchase stock;

• make certain investments;

• transfer or sell assets;

• create liens;

• enter into transactions with affiliates;

• create dividend or other payment restrictions affecting restricted subsidiaries; and • merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

These covenants are subject to other important qualifications and limitations. For more details, see the section “Description of Notes—Certain Covenants.” The restrictive covenants generally do not restrict our parent company, Millar Western Industries Ltd., or any of its other subsidiaries.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes

The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Notes—There is currently no active trading market for the exchange notes. If an active trading market does not develop for the exchange notes, you may not be able to resell them.”

Form of the Exchange Notes

The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company, or DTC, with The Bank of New York Mellon, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book-Entry, Delivery and Form—Exchanges of Book-Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Risk Factors	See “Risk Factors” beginning on page 12 for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Summary Historical Financial Information

The summary historical financial data presented below as at and for each of the years in the two-year period ended December 31, 2011 have been derived from, and should be read together with, our audited financial statements and the accompanying notes included elsewhere in this prospectus. Our audited financial statements are reported in Canadian dollars and have been prepared in accordance with IFRS.

The summary historical financial data presented below are qualified in their entirety by the more detailed information appearing in our financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. Historical results are not necessarily indicative of results expected for any future period.

	Year ended December 31,
	2010		2011
	(in thousands, except ratios and as otherwise indicated)
Statements of earnings data:
IFRS
Revenue	$295,383		$284,682
Cost of sales	183,863		207,019
Freight and other distribution costs	49,565		48,563
Depreciation and amortization	11,029		11,349
General and administration	12,651		15,516
Employees’ profit sharing	1,115		413
Other expense (income) (1)	9,843		(25,751)

Operating earnings (loss)	27,317		27,573

Financing expenses (2)	17,460		20,847
Unrealized exchange (gain) loss on debt	(10,716)		5,518

Earnings (loss) before income taxes	20,573		1,208
Income taxes (recovery)	2,914		1,437

Net earnings (loss)	$17,659		$(229)

Actuarial losses- net of tax	986		220

Other comprehensive loss for the period	986		220

Comprehensive income	$16,673		$(449)

Other data:
IFRS
Adjusted EBITDA (3)	$41,709		$39,009
Ratio of earnings to fixed charges (4)	2.2	x	1.1	x
Shipments:
Pulp (MADMT)	287		311
Lumber (MMFBM)	404		411
Average revenue
Pulp ($ per ADMT)	644		577
Lumber ($ per MFBM)	272		256

Balance sheets data:

	December 31,
	2010		2011
	(in thousands)
IFRS
Cash	$45,064		$31,630
Total assets	$344,482		$369,748
Long-term debt, including current portion	$202,458		$223,554
Shareholder’s equity	$84,225		$81,526

(1)	Other (expense) income includes the gain or loss on disposal of property, plant and equipment, foreign exchange gains or losses on U.S. dollar cash and working capital, and realized and unrealized gains or losses on derivative contracts. See note 18 to our audited financial statements included elsewhere in this prospectus.
(2)	Financing expense—net consists of interest expense, amortization of deferred financing costs and bank charges. See note 19 to our audited financial statements included elsewhere in this prospectus.
(3)	We define Adjusted EBITDA as operating income plus unrealized other income or expenses, depreciation and amortization. Other income or expense includes both realized and unrealized gains and losses on foreign exchange or commodity hedging, and foreign-exchange impacts on working capital balances, with only the realized portion of such income or expense being included in Adjusted EBITDA and both the realized and unrealized portion being included in the determination of operating earnings. Adjusted EBITDA is not a measure of operating performance or liquidity under IFRS or U.S. GAAP. Adjusted EBITDA, as used in this prospectus, is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA may be useful for potential purchasers of the notes in assessing our operating performance and as an indicator of our ability to service or incur indebtedness, make capital expenditures and finance working capital requirements. The items excluded from Adjusted EBITDA are significant in assessing our operating results and liquidity. Therefore, Adjusted EBITDA should not be considered in isolation or as an alternative to operating earnings, cash flow from operating activities or other combined income or cash flow data prepared in accordance with IFRS or U.S. GAAP.
(4)	We calculate the ratio of earnings to fixed charges by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense – net, plus amortization of deferred financing expense.

Adjusted EBITDA is calculated from net earnings as follows:

	Year ended December 31,
	2010	2011
	(in thousands)
IFRS
Net earnings (loss)	$17,659	$(229)
Income taxes (recovery)	2,914	1,437
Other expense (income)	3,363	87
Unrealized exchange (gain) loss on debt	(10,716)	5,518
Financing expenses	17,460	20,847
Depreciation and amortization	11,029	11,349

Adjusted EBITDA	$41,709	$39,009

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to invest in the notes. The following risks could materially and adversely affect our ability to make payments with respect to the notes, our business or our financial condition or results of operations. In any such case, you may lose all or part of your original investment.

Risks Related to the Notes

We have significant indebtedness, which could weaken our financial condition and limit our ability to fulfill our obligations related to the notes.

We currently have and after this offering will continue to have a significant amount of indebtedness and significant debt service obligations. As of the date of this prospectus, the notes are not senior to any other indebtedness. The following table sets forth our total indebtedness, total shareholder’s equity, total capitalization and ratio of total indebtedness to total capitalization as at December 31, 2011:

Total indebtedness	$228.2 million
Total shareholder’s equity	81.5 million

Total capitalization	$309.7 million

Ratio of total indebtedness to total capitalization	74%

This high degree of leverage could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and other indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•

require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•	place us at a disadvantage compared to our competitors that have a lower degree of leverage; and

•	limit our flexibility in planning for, or reacting to, changes in our business and in the forest products industry.

We may not generate cash flow sufficient to service all of our obligations, including our obligations related to the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. Our cash flow is subject to general economic, industry, financial, competitive, operating, regulatory and other factors that are beyond our control. Our business may not generate cash flow in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs. We estimate that we will need to generate approximately $24.5 million of cash to fund our interest and maintenance capital expenditure requirements in 2012. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the indenture governing the notes and the terms governing our revolving credit facility; and

•	other factors, including the condition of the financial markets or the forest products industry.

If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

We may be able to incur additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

Although the terms governing our revolving credit facility and the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, additional indebtedness incurred in compliance with these restrictions could be substantial. As at December 31, 2011, we would have been permitted to borrow up to $46.4 million under our revolving credit facility. In addition, the indenture does not prevent us from incurring obligations, such as trade payables and operating leases, that do not constitute indebtedness. If we incur additional indebtedness or other obligations, the related risks that we face could be magnified.

The notes are unsecured and effectively subordinated to our existing and future secured indebtedness and holders of the notes may receive less from our assets, ratably, than holders of our secured indebtedness.

The notes are general unsecured obligations, ranking effectively junior in right of payment to all our existing and future secured debt, including obligations under our revolving credit facility, to the extent of the collateral securing such debt. As at December 31, 2011, we had $14.6 million in secured debt outstanding, related to the power purchase rights loans, and $46.4 million available for future borrowings under our revolving credit facility. See “Description of Other Indebtedness”. In addition, the indenture governing the notes permits the incurrence of additional debt, some of which may be secured debt.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured indebtedness will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to rank equally with the notes, and potentially with all of the other general creditors (including trade creditors), based upon the respective amounts owed to each holder or creditor. In any of the preceding events, there may be insufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less from our assets, ratably, than holders of our secured indebtedness.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture governing the notes and the terms governing our revolving credit facility contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	issue or sell stock of subsidiaries;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

In addition, our revolving credit facility requires us to maintain specified financial ratios, and we may be unable to meet such ratios. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case, we may not be able to repay all of our indebtedness, and your notes may not be repaid fully, if at all.

We may be unable to purchase notes in the event of a change of control.

Upon the occurrence of a change of control, which is defined in the indenture and includes, among other things, the sale or transfer of all or substantially all of our assets, the adoption of a plan relating to our liquidation or dissolution, or a person other than the beneficial owners of Industries obtaining control of 50% or more of our common shares, we will be required to make an offer to purchase notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Any such change of control would constitute a default under our revolving credit facility. In addition, the terms of our revolving credit facility prevent us from purchasing the notes. We may not have sufficient funds to repay our revolving credit facility and make the required offer to purchase at the time of such event. Any future debt that we incur may also contain restrictions on the purchase of the notes.

Certain bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.

We are incorporated under the laws of the Province of Alberta and substantially all of our assets are located in Canada. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. However, courts outside of the United States may not recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor like us with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in Canada against us.

The rights of the trustee to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal, if accepted by the requisite majority of creditors and approved by the court, may be binding on persons, such as holders of the notes, who may not otherwise be willing to accept it. Moreover, this provision of the legislation permits, in certain circumstances, an insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if we were to seek protection under such Canadian bankruptcy legislation following commencement of or during such a proceeding, payments under the notes may be discontinued, the trustee may be unable to exercise its rights under the indenture and holders of the notes may not be compensated for any delays in payments, if any, of principal and interest.

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

We are incorporated under the laws of the Province of Alberta and substantially all of our assets are located in Canada. All of our directors and officers reside in Canada and most of their assets are located in Canada. In addition, the experts named in this prospectus may also reside in Canada. It may not be possible, therefore, for you to effect service of process within the United States upon us, our directors and officers or the experts named in this prospectus. There is uncertainty as to the enforceability (1) in an original action in Canadian courts of liabilities predicated solely upon United States federal securities laws and (2) of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws in Canadian courts. Therefore, you may not be able to secure judgment against us, our directors and officers or the experts named in this prospectus in a Canadian court or, if successful in securing a judgment against us or them in a U.S. court, you may not be able to enforce such judgment in Canada.

There is currently no active trading market for the exchange notes. If an active trading market does not develop for the exchange notes, you may not be able to resell them.

No active trading market currently exists for the exchange notes and an active trading market may not develop in the future. The exchange notes will not be listed on any securities exchange. If an active trading market does not develop, it could have an adverse effect on the market price of, and your ability to sell, the exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. These factors could adversely affect you as a holder of exchange notes.

Risks Related to Our Business and the Forest Products Industry

Our business is of a cyclical nature and prices of, and demand for, our products and our results of operations may fluctuate significantly based on market factors.

Our financial performance is principally dependent on the selling prices of, and the demand for, the pulp and lumber products we sell. Prices and demand for such products have fluctuated significantly in the past and may fluctuate significantly in the future. For example, from 2007 to 2011, prices for our pulp and lumber have ranged from a high of US$870 per ADMT and US$321 per MFBM, respectively, to a low of US$435 per ADMT and US$134 per MFBM, respectively. The markets for pulp and lumber are highly cyclical and affected by such factors as global economic conditions, demand for pulp and paper, residential and commercial construction in North America and Asia, changes in industry production capacity and inventory levels and other factors beyond our control. Market conditions, demand and selling prices for our products may decline from current levels. Any prolonged or severe weakness in the market for any of our principal products would adversely affect our business, financial condition, results of operations and cash flows.

Demand for, and the prices of, both our lumber and pulp products have been negatively affected by the global financial crisis of 2008 and the associated insecurity and risk aversion that have resulted in a major downturn in the global economy. Prices for lumber products, including our products, have been and are at cyclically low levels, primarily due to the collapse of the U.S. housing market, which has resulted in an unprecedented fall in housing starts and a corresponding decrease in demand for softwood lumber in North America. We are unable to determine the degree and timing of a recovery in the prices for our products.

Export charges imposed under the Softwood Lumber Agreement (SLA) on Canadian softwood lumber shipments to the United States have had, and until such charges are removed, will continue to have a negative effect on our profitability. In addition, challenges under the SLA or the agreement’s termination or expiry could result in the imposition of new charges, duties or other measures that could have a negative effect on our profitability.

The 2006 Softwood Lumber Agreement (SLA) was signed on September 12, 2006, to address a longstanding trade dispute between Canada and the United States and, specifically, to resolve litigation arising from, and trade measures imposed following, the expiry of a prior softwood lumber trade agreement between the two countries in March 2001. Effective for a term of seven years commencing October 12, 2006, with an option to renew for two additional years, the SLA brought about the revocation of American countervailing and anti-dumping duties on Canadian lumber shipments to the U.S. On January 23, 2012, Canada and the U.S. announced that the SLA would be extended for two years, to October 2015, without modification to any other agreement terms.

Under the SLA, export charges are imposed on Canadian lumber shipments to the U.S. when the price of lumber is at or below US$355 per thousand board feet, and additional surge penalties are imposed on shipments from certain regions, including Alberta, when shipments from that region exceed a prescribed level in a given month. The export charges vary according to the market price of lumber, and range from 0 to 15%; the additional surge penalties, when applied, are set at 50% of the current export charge and so range from 0 to 7.5%.

Given the monthly average benchmark lumber prices recorded during the period, U.S.-bound Alberta lumber shipments, including our shipments, have been subject to a 15% export charge in all but three months since the SLA came into effect in October 2006. Because Alberta received a market-share allocation that was less than its historic shipment levels, and because U.S. lumber consumption has been in decline, Alberta lumber exports have frequently exceeded the monthly surge-trigger level during the term of the SLA, thereby also becoming subject to the additional surge penalty. To mitigate the impact of the export charges and surge penalties, we have reduced the proportion of our lumber shipments destined for the U.S. by increasing our sales into Canada and other markets.

The charges and penalties imposed under the SLA have had a negative effect on our profitability. Sales of lumber represented approximately 37% of our revenue for the year ended December 31, 2011, and approximately 17% of lumber sales were made to customers in the United States in that period.

For the purposes of the SLA, the market price of lumber is termed the “prevailing monthly price” and references the Random Lengths Framing Lumber Composite, which is published weekly and includes 15 specific products from a variety of species and dimensions of framing lumber products; the prevailing monthly price is the four-week average of the Framing Lumber Composite prices available 21 days before the month in question. As of December 2011, the market price of lumber was US$264 per thousand board feet. If the defined market price of lumber does not rise above US$355 per thousand board feet, export charges will continue to be levied against our shipments into the U.S. If Alberta’s shipments continue to exceed the prescribed surge-trigger level, our shipments will continue to be subject to surge penalties. If market conditions become such that we are unable to maintain current levels of sales into Canadian and overseas markets, we may need to increase our shipments into the U.S. market, thereby exposing a greater proportion of our total sales to the imposition of export charges and surge penalties and potentially affecting our profitability.

If the U.S. deems Canada or Canadian regions to be out of compliance with the terms of the SLA, it may refer the matter to a binding dispute-settlement process, and if Canada or such Canadian regions are determined to be out of compliance with the agreement, penalties including additional export charges, may be imposed. If such a judgment is made affecting Alberta, the imposition of any such penalties could have a negative effect on our profitability.

The SLA may be terminated by either party and, if not renewed or further extended by both parties, the SLA will expire in 2015. Termination or expiry of the SLA could result in a resumption of the longstanding softwood lumber trade dispute, and, starting 12 months after the termination or expiry of the agreement, the United States could subject Canadian lumber shipments to border measures, such as countervailing duties, that could have a negative effect on our profitability.

Intense global competition could limit our ability to effectively market our products, which could have a negative impact on our revenue and profitability.

We compete in North American and overseas export markets with numerous forest products companies, including very large integrated firms that have greater financial resources than we do. Our lumber segment also competes indirectly with firms that manufacture substitutes for wood building materials. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. Our competitive position is influenced by the availability, quality and cost of fiber, energy and labor costs, plant efficiencies and productivity and foreign currency fluctuations. Some of our competitors may have lower fiber, energy, labor or other costs than we do, or less stringent environmental and other governmental regulations to comply with than we do. Other competitors may be less leveraged than we are and, therefore, have greater financial flexibility than we do. In addition, variations in the exchange rates between the Canadian dollar and the U.S. dollar, and between the U.S. dollar and local currencies in each of our export markets, also affect the relative competitive position of our products when compared to our competitors outside of Canada. Our ability to compete in the markets to which we export our products is also dependent upon free access and transportation costs to such markets. If we are unable to compete effectively, our revenue could decline, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not have the capital required to maintain our facilities and grow our operations.

The production of lumber and pulp is capital intensive. We expect capital expenditures to be approximately $6.5 million in 2012 and plan to make capital expenditures averaging approximately $5-7 million per year for the foreseeable future to fund maintenance capital at our existing facilities. However, our annual capital expenditures may vary due to fluctuations in requirements for maintenance, unforeseen events and changes to environmental or other regulations that require capital for compliance. Although we maintain our production equipment with regular periodic and scheduled maintenance, key pieces of equipment in our various production processes may need to be repaired or replaced before such repair or replacement is scheduled. If we do not have sufficient funds or such repairs or replacements are delayed, the costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to currency exchange risk that could reduce our cash flow available to fund our operations and cause our reported earnings to fluctuate materially.

Our operating results are sensitive to fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar, as prices for our products are denominated in U.S. dollars or linked to prices quoted in U.S. dollars. In 2011, approximately 69% of our sales were denominated in U.S. dollars, while most of our operating costs were incurred in Canadian dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the amount of revenue in Canadian dollar terms realized by us from sales made in U.S. dollars, which reduces our operating margin and the cash flow available to fund our operations. From December 31, 2010 to December 31, 2011, the value of the Canadian dollar relative to the U.S. dollar decreased by approximately US$0.0224, or 2.3%. Based on sales revenue for the year ended December 31, 2011, the effect of a US$0.01 change in the value of the Canadian dollar over the course of the year would impact operating earnings by approximately $2.0 million.

In addition, we are exposed to currency exchange risk on our debt, including the notes and interest thereon, and assets denominated in U.S. dollars. Since we present our financial statements in Canadian dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our U.S. dollar-denominated debt and assets into Canadian dollars. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

To mitigate the impact of foreign exchange volatility on our earnings, we typically enter into foreign exchange forward contracts to partially hedge our exposure to fluctuations in exchange rates. However, hedging transactions may not be successful in materially reducing our exposure to exchange rate fluctuations.

A reduction in our fiber supply available under government agreements or an increase in our fiber costs could have a negative impact on our earnings.

We obtain approximately 55% of our fiber requirements, based on full production capacity, from the Millar Western Forest Management Agreement, or Millar Western FMA, Coniferous Timber Quotas and Deciduous Timber Allocations issued by the Alberta Minister of Sustainable Resource Development, each of which is issued for a period of 20 years and is renewable, provided we have met our obligations under the agreement. Our FMA, representing approximately 21% of our fiber requirements, and one of our Coniferous Timber Quotas, representing less than one percent of our fiber requirements, expire in 2017, and the balance of our quotas and allocations have expiry dates ranging between 2021 and 2028. The FMA, quotas or allocations may not be renewed or extended on acceptable terms. In addition, the Millar Western FMA and such quotas and allocations contain terms or conditions that could, under certain circumstances, result in a reduction of the amount of fiber available to us.

The Government of Alberta imposes stumpage fees on all timber harvested on government-owned land. Amendments to government legislation or regulatory regimes may change stumpage fee structures payable in relation to the harvesting of timber and may increase the costs through the imposition of additional and more stringent reforestation and silvicultural standards. A material increase to the stumpage rates applicable to the Millar Western FMA, our Coniferous Timber Quotas or our Deciduous Timber Allocations could have a material adverse effect on our business, financial condition, results of operations and cash flows. The costs of our fiber, including any fees charged for fiber, logging and transportation, and market prices for purchased fiber have historically fluctuated and could increase in the future. Any significant increase in the cost of fiber could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In 2005, the Alberta government introduced the Healthy Pine Forest Strategy in response to the then worsening mountain pine beetle situation in British Columbia. It called for increased harvesting levels in mature and over-mature pine stands to reduce their vulnerability to infestation and improve overall forest health. Subject to the forest management planning process and approval by Alberta Sustainable Resource Development, companies can harvest volumes in excess of historical annual allowable cut volumes to address the infestation concern; however, to ensure long-term sustainability of the forest resources, companies that employ these surge cuts may experience a reduction in their annual allowable cuts in future years. Our 2007-2016 annual allowable cuts for our tenure areas have been adjusted to reflect the Healthy Pine Forest Strategy and show increases of an average of 42% in our FMA and four of our Coniferous Timber Quotas over annual allowable cut levels stated in our most recent detailed forest management plan. If these surge volumes are fully harvested, then annual allowable cuts could fall by an average of 8.5% below the volumes stated in our detailed forest management plan, for a ten-year period beginning in 2017. The drop down will begin to take effect in our FMA area in 2017, and in the affected Coniferous Timber Quotas during the period 2024 to 2028. We have implemented a series of intensive forest management practices to improve forest growth and yield, to mitigate these potential annual allowable cut reductions; however, we may have to supplement our existing timber supply with additional open-market timber purchases after 2016, the availability and cost of which are unknown at this time.

The Government of Alberta has initiated the Land-Use Framework process in response to significant land-use pressures arising during a period of rapid economic expansion and population growth in the province. It calls for development of individual land-use plans for each of the province’s seven regions, starting with the Lower Athabasca Region, which includes our Boyle sawmill. While we support this process, believing it will provide long-term certainty regarding resource development, there is a risk that the government could increase the amount of land set aside for conservation purposes at the expense of lands currently allocated to the forest products industry for timber production. The loss of fiber supply to this process could have a material adverse effect on our business, financial condition, results of operation and cash flows.

We also rely on fiber acquired through multi-year fiber-exchange and supply contracts to satisfy approximately 34% of our requirements. One contract representing just over one percent of our total fiber requirements is evergreen, but the remainder expire between 2012 and 2021. While all are renewable, we may not be able to extend these contracts beyond their expiry. If these contracts are not renewed, we may be without sufficient fiber to maintain current production levels, which could have a material adverse effect on our business, financial condition, results of operation and cash flows.

Under the terms of our multi-year fiber exchange and supply contracts, we provide other companies with wood residuals such as chips, shavings, fines and hog, which are byproducts of the lumber manufacturing process. These materials, historically considered waste, are converted by third parties into products ranging from pulp and medium density fiberboard, to electricity. If the multi-year fiber-exchange contracts are not renewed upon expiry, we could incur revenue reductions and/or additional disposal costs. Manufacturing disruptions could also impair our ability to provide these byproducts in specified quantities and put us in breach of contractual obligations. These outcomes could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, we purchase approximately 10% of our fiber requirements on the open market. Accordingly, our operations could be affected by changes in the supply and demand for, and the prices of, purchased fiber.

Our ability to harvest timber is subject to natural events that are beyond our control and which could have a negative impact on our operations.

Our ability to harvest timber is subject to natural events such as forest fires, adverse weather conditions, insect infestation, disease and prolonged drought. The occurrence of any of these events could adversely affect our ability to harvest timber, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, the average number of forest fires in the Province of Alberta, based on government statistics for the 2007-2011 period, was 1,700 per year. If a significant forest fire occurs in the areas from which we harvest our fiber, our ability to supply fiber to our pulp and lumber operations could be impaired.

In 2006 and 2009, Alberta experienced major in-flights of mountain pine beetle from British Columbia, firmly establishing the insect in our province and threatening mature pine stands. Learning from British Columbia’s experience, the Alberta government responded swiftly with a multi-level Mountain Pine Beetle Action Plan to curb the beetle’s impact. Key activities include enhanced beetle detection and control, along with harvesting and regeneration of infested pine stands. Building on the provincial plan, we led the development of a regional plan for central Alberta, home to our Whitecourt and Fox Creek operations, which brought greater integration and coordination to industry and government detection, control and harvesting programs.

These efforts, along with an absence of further in-flights from BC, and high natural mortality during the winters of 2009-10 and 2010-11, have reduced local mountain pine beetle populations within our operating area, as evidenced by surveys conducted in 2010 and 2011 by Alberta Sustainable Resource Development. However, the mountain pine beetle remains present in the forests of Alberta’s central region and an ongoing risk to mature pine stands in the area. Any significant increase in mountain pine beetle populations could negatively affect merchantable pine stands and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental and other government regulations could increase the cost of doing business or restrict our ability to conduct our business.

We are subject to a wide range of general and industry-specific environmental and other laws and regulations imposed by federal, provincial and local authorities in Canada, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain hazardous materials and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. We are also subject to reforestation requirements and had an accrued liability of $15.2 million at December 31, 2011, for future reforestation obligations. Our failure to comply with applicable environmental and safety laws and regulations, and the permit requirements related thereto, could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of equipment or remedial actions, any of which could result in significant capital expenditures or reduced results of operations. In addition, future events, such as any changes in environmental or other laws and regulations, including any new legislation that might arise or any change in interpretation or enforcement of laws and regulations, may give rise to additional expenditures or liabilities. These could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If environmental or other regulatory approvals, licenses or permits are delayed, restricted or not renewed, a variety of operations on our timberlands or at our facilities could be delayed or restricted.

In connection with a variety of operations on our properties, we are required to make regulatory filings with governmental agencies. Any of these agencies could delay review of or reject any of our filings, which could result in a delay or restrict our manufacturing or logging operations, potentially resulting in an adverse effect on our operating results. For example, while our three sawmills operate, in accordance with provincial legislation, under a code of practice that governs environmental aspects of their activities, our pulp mill operates under an environmental permit that is granted by an agency of the Government of Alberta and is due to expire on November 1, 2014, if not renewed on or before that date. If we are unable to extend or renew this or any other material approval, license or permit, or if there is a delay in renewing such approvals, licenses or permits, our business, financial condition, results of operations and cash flows could be materially adversely affected. New projects, such as the proposed Bioenergy Effluent Project, are also subject to regulatory approval, and delays in securing the necessary licenses or permits could negatively affect timelines, driving up costs while postponing the realization of potential benefits.

Our ability to sell our products could be compromised if our environmental certifications are not renewed, which could have a negative impact on our business, financial condition, results of operations and cash flows.

Sales of our products, especially pulp, are increasingly dependent upon our ability to achieve and maintain certification under internationally recognized standards for sustainable forest management and wood-fiber chain of custody. Certifications that we currently hold may be terminated for failure to meet the requirements of the certification standard, which could result in lost product sales, or such standards could become more onerous, resulting in additional costs. Either development could cause our business, financial condition, results of operations and cash flows to be materially adversely affected. For more details regarding our certifications, see “Our Business—Fiber Supply and Forest Management—Forest Certification”.

Our sole shareholder has the ability to direct our operations and its interests may conflict with the interests of the noteholders.

Our parent, Millar Western Industries Ltd., holds, directly and of record, all of our outstanding common shares. Millar Western Industries Ltd. is wholly owned by Hualkeith Investments Ltd., a corporation indirectly owned by our co-chairmen of the board of directors, brothers James B. Millar and H. MacKenzie Millar, and other members of the Millar family. James B. Millar and H. MacKenzie Millar together indirectly own 55.6% of the outstanding equity of Hualkeith. The Millar family may have different interests than you have and, therefore, may make decisions that are adverse to your interests.

Our business is subject to many operational risks for which we may not be adequately insured.

Our business is subject to the risks associated with operating pulp mills and sawmills and with logging, such as unforeseen equipment breakdowns, power failures, fires, floods, environmental issues, severe weather and other events that could result in a temporary or prolonged shutdown of any of our operations. A shutdown at any of our operations could materially adversely affect our business, financial condition, results of operations and cash flows. Although we maintain insurance, including business interruption insurance, we may incur losses beyond the limits of, or outside the coverage of, such insurance. From time to time, various types of insurance for companies in the pulp and lumber industries have not been available on commercially acceptable terms or, in some cases, have been unavailable. For example, we do not insure and cannot get insurance against losses of standing timber from any cause, including fire, and insurance against certain environmental risks may not be available on commercially acceptable terms. In addition, premiums for our existing coverage may increase substantially and we may be unable to maintain our current insurance coverage.

The loss of our power purchase rights could adversely affect our profitability.

Effective January 1, 2001, we entered into two Power Syndicate Agreements (Battle River and Sundance C, respectively) with an affiliate of Capital Power Corporation (formerly EPCOR Utilities Inc.) and three other industrial participants in Alberta for the purpose of sharing the rights and responsibilities defined in two corresponding Power Purchase Arrangements, which we refer to as our power purchase rights. In May 2006, we consolidated our power purchase rights under the Sundance C Power Syndicate Agreement and the corresponding Power Purchase Arrangement, which we refer to as the PPA, pursuant to a Swap and Purchase Agreement among us, CP Energy Marketing LP (formerly EPCOR Merchant and Capital LP) and Capital Power Corporation. The PPA, which is set to expire on December 31, 2020, gives us, along with all other parties to the Sundance C Power Syndicate Agreement, the right to the generation capacity and substantially all of the associated electricity output from certain existing generating units in the Province of Alberta. We and such other parties are obligated to pay the owner of the generating units the costs of maintaining and operating the units according to cost schedules set out in the PPA.

The power purchase rights effectively reduce our exposure to fluctuations in market electricity rates. In 2011, we estimate that the power purchase rights provided us savings of $22.9 million compared to what we would have paid at market rates and, therefore, comprised a meaningful component of our operating performance. The agreements governing our power purchase rights contain termination provisions that are effective upon the occurrence of a force majeure event. If our power purchase rights were terminated, we would be exposed to fluctuations in market electricity rates, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Although we, along with all other parties to the PPA, have provided financial commitments in relation to the agreement, the other parties to the agreement may fail to perform their obligations over the term of the agreement, which could diminish the benefits we receive from the arrangement. A failure by Capital Power Corporation, in particular, could adversely affect the savings we realize from our power purchase rights.

Under the PPA, our financial commitment requires us to provide a letter of credit covering the shortfall that would occur if the net present value of the cash flows associated with the power purchase rights were to fall below a specified level. There has been no requirement to provide such a letter of credit to date, but we may be required to provide one in the future. If we are required to provide such a letter of credit in a large amount, it would limit the amount of credit available to us under our revolving credit facility, which could have a material adverse effect on our liquidity.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are not based on historical facts but, rather, on our current expectations and our projections about future events, including our current expectations regarding:

•	the future demand for, and sales volumes of, our lumber and pulp products;

•	future production volumes, efficiencies and operating costs;

•	increases or decreases in the prices of our products;

•	our future stability and growth prospects;

•	our business strategies, the measures to implement those strategies and the benefits to be derived therefrom;

•	our future profitability and capital needs, including capital expenditures;

•	the outlook for and other future developments in our affairs or in the industries in which we participate; and

•	the effect on us of new accounting releases.

These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will”, “predicts”, “estimates”, “forecasts” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from the future results expressed or implied by the forward-looking statements. These risks and uncertainties are described under “Risk Factors”.

Any written or oral forward-looking statements made by us or on our behalf are subject to these factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur. Actual results could differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as at the date of this prospectus. We do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The net proceeds from the issuance of the initial notes was approximately US$203.8 million. We used such proceeds to purchase or redeem the US$190.0 million aggregate principal amount of our then outstanding 7.75% senior notes due 2013 (the “7.75% notes”), including related premiums, accrued interest and fees. We used cash on hand to pay any purchase or redemption costs to the extent not paid from the offering proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011, on an actual basis.

You should read this table in conjunction with our audited financial statements and the related notes included elsewhere in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

As at December 31, 2011
(in thousands)
Debt (including current portion):
Revolving credit facility (1)	$—
Power purchase rights loans	14,588
8.5% Senior Notes due 2021(2)	213,570

Total debt	228,158
Shareholder’s equity	81,526

Total capitalization	$310,434

(1)	Our revolving credit facility has total commitments of $50.0 million. Borrowings under our revolving credit facility are subject to a borrowing base calculation based on our accounts receivable and inventories. As at December 31, 2011, we would have been permitted to borrow approximately $50.0 million, before taking into account $3.6 million reserved for outstanding letters of credit. Our revolving credit facility is secured by our accounts receivable and inventory.
(2)	Based on an exchange rate of US$0.983 = $1.00 as at December 31, 2011.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical financial data presented below as at and for each of the years in the two-year period ended December 31, 2011 have been derived from, and should be read together with, our audited financial statements and the accompanying notes included elsewhere in this prospectus. Our audited financial statements are reported in Canadian dollars and have been prepared in accordance with IFRS.

Our audited financial statements were previously prepared in accordance with Canadian GAAP, which differs from IFRS in certain respects. The selected historical financial data presented below as at and for each of the years in the three-year period ended December 31, 2009 have been derived from, and should be read together with, our audited financial statements prepared in accordance with Canadian GAAP, which are not included in this prospectus. For a discussion of the principal differences between IFRS and Canadian GAAP as they relate to our financial results, see note 29 to our audited financial statements included elsewhere in this prospectus.

The selected historical financial data presented below are qualified in their entirety by the more detailed information appearing in our financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. Historical results are not necessarily indicative of results expected for any future period.

	Year ended December 31,
	2010		2011
	(in thousands, except ratios and as otherwise indicated)
Statements of earnings data:
IFRS
Revenue	$295,383		$284,682
Cost of sales	183,863		207,019
Freight and other distribution costs	49,565		48,563
Depreciation and amortization	11,029		11,349
General and administration	12,651		15,516
Employees’ profit sharing	1,115		413
Other expense (income) (1)	9,843		(25,751)

Operating earnings (loss)	27,317		27,573

Financing expenses (2)	17,460		20,847
Unrealized exchange (gain) loss on debt	(10,716)		5,518

Earnings (loss) before income taxes	20,573		1,208
Income taxes (recovery)	2,914		1,437

Net earnings (loss)	$17,659		$(229)

Actuarial losses- net of tax	986		220

Other comprehensive loss for the period	986		220

Comprehensive income	$16,673		$(449)

Other data:
IFRS
Adjusted EBITDA (3)	$41,709		$39,009
Ratio of earnings to fixed charges (4)	2.2	x	1.1	x
Shipments:
Pulp (MADMT)	287		311
Lumber (MMFBM)	404		411
Average revenue
Pulp ($ per ADMT)	644		577
Lumber ($ per MFBM)	272		256

	December 31,
	2010		2011
	(in thousands)
Balance sheets data:
IFRS
Cash	$45,064		$31,630
Total assets	$344,482		$369,748
Long-term debt, including current portion	$202,458		$223,554
Shareholder’s equity	$84,225		$81,526

Year ended December 31,
2007	2008	2009
(in thousands, except ratios and as otherwise indicated)
Statements of earnings data:
Canadian GAAP
Revenue	$327,198	$329,562	$255,010
Cost of sales	229,500	223,450	186,636
Freight and other distribution costs	67,446	69,774	53,391
Depreciation and amortization	21,051	21,763	21,011
General and administration	12,862	13,040	12,329

Operating (loss) earnings	(3,661)	1,535	(18,357)

Financing expenses (1)	16,510	18,210	18,097
Unrealized exchange (gain) loss on debt	(33,079)	43,073	(31,730)
Other expense (income) (2)	3,487	(33,083)	10,156

Earnings (loss) before income taxes	9,421	(26,665)	(14,880)
Income taxes (recovery)	(7,126)	(5,145)	(7,397)

Net earnings (loss)	$16,547	$(21,520)	$(7,483)

U.S. GAAP
Operating earnings	$(3,661)	$1,535	$(18,357)
Net earnings (loss)	$13,042	$(22,029)	$(7,992)

Other data:
Canadian GAAP
Adjusted EBITDA (3)	$17,390	$23,298	$2,654
Ratio of earnings to fixed charges (4)	1.6	x	—	0.2	x
Shipments:
Pulp (MADMT)	320	285	296
Lumber (MMFBM)	408	477	353
Average revenue
Pulp ($ per ADMT)	641	693	567
Lumber ($ per MFBM)	294	276	246

Balance sheets data:

December 31,
2007	2008	2009
(in thousands)
Canadian GAAP
Cash	$24,001	$46,411	$61,186
Total assets	$379,951	$382,476	$336,138
Long-term debt, including current portion	$205,943	$248,371	$215,939
Shareholder’s equity	$105,578	$77,247	$69,764

U.S. GAAP
Total assets	$378,861	$385,363	$338,055
Shareholders’ equity	$101,169	$79,332	$70,979

(1)	Financing expense—net consists of interest expense, amortization of deferred financing costs and bank charges. See note 19 to our audited financial statements included elsewhere in this prospectus.
(2)	Other (expense) income includes the gain or loss on disposal of property, plant and equipment, foreign exchange gains or losses on U.S. dollar cash and working capital, and realized and unrealized gains or losses on derivative contracts. See note 18 to our audited financial statements included elsewhere in this prospectus.

(3)	We define Adjusted EBITDA as operating income plus unrealized other income or expenses, depreciation and amortization. Other income or expense includes both realized and unrealized gains and losses on foreign exchange or commodity hedging, and foreign-exchange impacts on working capital balances, with only the realized portion of such income or expense being included in Adjusted EBITDA and both the realized and unrealized portion being included in the determination of operating earnings. Adjusted EBITDA is not a measure of operating performance or liquidity under IFRS or U.S. GAAP. Adjusted EBITDA, as used in this prospectus, is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA may be useful for potential purchasers of the notes in assessing our operating performance and as an indicator of our ability to service or incur indebtedness, make capital expenditures and finance working capital requirements. The items excluded from Adjusted EBITDA are significant in assessing our operating results and liquidity. Therefore, Adjusted EBITDA should not be considered in isolation or as an alternative to operating earnings, cash flow from operating activities or other combined income or cash flow data prepared in accordance with IFRS or U.S. GAAP.
(4)	We calculate the ratio of earnings to fixed charges by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense – net, plus amortization of deferred financing expense. For the years ended December 31, 2009 and 2008, the deficiency in the ratio of earnings to fixed charges to achieve a one-to-one ratio was $14.9 million and $26.7 million, respectively.

Adjusted EBITDA is calculated from net earnings as follows:

	Year ended December 31,
	2010	2011
	(in thousands)
IFRS
Net earnings (loss)	$17,659	$(229)
Income taxes (recovery)	2,914	1,437
Other expense (income)	3,363	87
Unrealized exchange (gain) loss on debt	(10,716)	5,518
Financing expenses	17,460	20,847
Depreciation and amortization	11,029	11,349

Adjusted EBITDA	$41,709	$39,009

	Year ended December 31,
	2007	2008	2009
	(in thousands)
Canadian GAAP
Net earnings (loss)	$16,547	$(21,520)	$(7,483)
Income taxes (recovery)	(7,126)	(5,145)	(7,397)
Other expense (income)	3,487	(33,083)	10,156
Unrealized exchange (gain) loss on debt	(33,079)	43,073	(31,730)
Financing expenses	16,510	18,210	18,097
Depreciation and amortization	21,051	21,763	21,011

Adjusted EBITDA	$17,390	$23,298	$2,654

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors” and elsewhere in this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. The following discussion should be read in conjunction with “Selected Historical Financial Information” and our financial statements and related notes included elsewhere in this prospectus.

Overview

Our two operating segments are pulp and lumber. The pulp segment consists of a bleached chemi-thermo-mechanical pulp, or BCTMP, mill at Whitecourt, Alberta, that produces hardwood, softwood and blended pulps. The lumber segment consists of three sawmill facilities producing spruce-pine-fir, or SPF, dimension lumber, located at Whitecourt, Boyle and Fox Creek, Alberta. Corporate and other activities are based at our office in Edmonton, Alberta.

Our operating results are largely dictated by prevailing market conditions for pulp and lumber. The markets for pulp and lumber are highly cyclical and affected by such factors as global economic conditions and the corresponding demand for residential and commercial construction in North America and Asia and for paper and related products in North America, Europe and Asia, and by changes in industry production capacity and inventory levels. To mitigate the impact of price volatility, we periodically enter into hedge positions that cover a portion of lumber and/or pulp sales.

In addition, Canadian lumber markets and our operating results are significantly affected by the Softwood Lumber Agreement, which we refer to as the SLA, implemented in October 2006, the outcome of a longstanding softwood-lumber trade dispute between Canada and the United States. Under the SLA, Alberta chose a no-quota option, under which it is subject to a higher range of taxes, in preference to a hard-cap quota with a lower export tax regime. Alberta lumber exports to the U.S. are therefore subject, at current market-pricing levels, to export taxes of 15%, as well as to a further 7.5% tax applied when shipments from the region exceed defined surge levels, for a potential maximum tax of 22.5%. On January 23, 2012, Canada and the U.S. announced the SLA would be extended for two years, to October 2015, without modification to any other agreement terms.

Our operating results are sensitive to fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar, because prices for a majority of our products are denominated in U.S. dollars or linked to prices quoted in U.S. dollars. In 2011, approximately 69% of revenue was denominated in U.S. dollars, while most operating costs were incurred in Canadian dollars. As well, substantially all of our debt has been incurred in U.S. dollars. In order to mitigate the impact of foreign-exchange volatility on our operating results, we have entered into foreign-exchange forward contracts that partially hedge our exposure to fluctuations in the value of our U.S.-dollar-denominated revenues.

Freight and other distribution costs also have an impact on our operating results, since most of our products are sold on a delivered basis, often to export locations. Our ability to compete in world markets is dependent upon efficient and cost-effective transportation of products to customers.

The availability of a reliable and economic fiber supply is one of the most important factors affecting the performance of forest products companies. Fiber supply self-sufficiency is a key competitive element, because direct control and management of timber resources partially insulates an operator from fluctuations in the market price of fiber. Approximately 90% of the fiber requirement for our pulp mill and sawmill facilities is supplied from timber resources held under long-term agreements with the Government of Alberta or from multiple-year agreements with other forest products companies, providing fiber-supply security and cost stability on a sustainable basis. We purchase the balance of our fiber requirements on the open market.

Fluctuations in the price of electricity can have a significant impact on our cost of products sold. Electricity costs in 2011 represented approximately 31% of our manufacturing costs for pulp and approximately 4% of our costs for lumber. In January 2001, we acquired long-term power purchase rights to insulate our pulp and lumber operations from volatility in the electricity market. The benefit of these rights is allocated to each operating segment based on our electricity consumption.

Results of Operations

The following table sets out our operating and financial results for the periods indicated.

IFRS Statements

	Year ended December 31,
	2011	2010
	(in millions)

Statements of earnings data:
Revenue	$284.7	$295.4
Cost of products sold	207.0	183.9
Freight and other distribution costs	48.6	49.6
Depreciation and amortization	11.3	11.0
General and administration	15.5	12.7
Profit sharing	0.4	1.1
Other (income) expenses	(25.8)	9.8

Operating earnings	$27.6	$27.3
Exchange gain (loss) on long-term debt	(5.5)	10.7
Financing expenses - net	(16.3)	(17.5)
Refinancing expenses	(4.6)	0.0

Earnings (loss) before income taxes	$1.2	$20.6
Income tax recovery (expense)	(1.4)	(2.9)

Net earnings (loss)	$(0.2)	$17.7
Other comprehensive loss, net of tax	(0.2)	(1.0)

Comprehensive income (loss)	$(0.4)	$16.7

Other data:

Average exchange rate (US$/C$1.00)[1]	1.011	0.971
Period end exchange rate (US$/C$1.00)	0.983	1.005

(1)	Average exchange rates are the daily noon foreign-exchange rates reported by the Bank of Canada, averaged over the period. Period end exchange rates are the closing rates reported by the Bank of Canada on the last business day of the period. The rates are set forth as U.S. dollars per $1.00.

Under continued challenging economic and market conditions, both our financial and operational results remained generally solid in 2011. Despite much weaker pulp markets and increasing cost pressures, felt particularly in the lumber segment, our operating earnings stayed consistent with those recorded in 2010, as contributions from lumber hedging and insurance proceeds offset the year’s negative pricing trends. The small after-tax loss recorded for the year presented a sharp contrast with our profit in the previous year and reflected exchange-rate losses on long-term debt and expenses associated with our refinancing early in the year.

The markets for both lumber and BCTMP continued to struggle in 2011, due to ongoing supply-demand imbalances related to general economic weakness, which undermined price levels and stability, and to the relative strength of the Canadian dollar, which further eroded U.S.-dollar-denominated pricing. However, we had a strong year of operations, setting new daily, monthly and annual production records at the pulp mill and successfully rebuilding and restarting the Fox Creek sawmill lost to fire in 2008, and maintaining productivity and managing costs at all sites in the face of inflationary pressures.

With virtually all of our pulp and a significant portion of our lumber products sold outside Canada, the majority of our sales are denominated in U.S. dollars. The geographic distribution of revenue for the periods indicated is as follows:

Geographic Sales Revenue

	Year ended December 31,
	2011	2010
	(in thousands)

Canada	$82,966	$80,926
United States	41,084	52,192
Europe	43,263	43,019
Asia	107,924	105,446
Other	9,445	13,800

	$284,682	$295,383

Our results were adversely affected by the Canadian dollar’s rise in relative value during 2011. An average exchange rate for the year of US$1.011/C$, more than 4% higher than the 2010 average of US$0.971/C$, put downward pressure on sales realizations. While this would normally have been mitigated by an offsetting exchange-rate impact on long-term debt, a slight weakening of the Canadian dollar at the year-end resulted in a small unrealized foreign-exchange loss on our U.S.-dollar-denominated long-term debt.

At $284.7 million, our revenue for 2011 was down $10.7 million, or 3.6%, from the previous year. Lower pulp pricing more than offset higher shipments in the pulp segment, compared year over year, and there was little change in lumber pricing to mitigate climbing costs in our lumber segment.

Cost of products sold rose for both segments, as a result of increased production and higher energy prices. Freight and other distribution costs declined, as the impact of rising fuel costs was more than offset by a reduced payment of export taxes under the SLA, reflecting a lower volume of lumber shipments to the U.S., and by a minor redistribution of pulp shipments among geographic markets.

General and administrative costs in 2011 were $15.9 million, considerably higher than the $13.8 million recorded in 2010. This change reflected higher-than-normal professional and consulting fees associated with an insurance review and increased industry and government relations activities. It also reflected wage and benefits increases and a one-time amendment made to the supplementary defined-benefit pension plan.

We made provision for the distribution of $0.4 million to our employees under our profit-sharing program for 2011.

Other income provided a significant contribution to our financial results in 2011, reflecting gains on commodity hedges and the receipt of $7.6 million associated with the final settlement of the insurance claim on the 2008 Fox Creek sawmill fire. These gains more than offset losses associated with the foreign-exchange impact on working capital balances seen as the Canadian dollar strengthened through the year.

Despite these individual variances, operating earnings for the year were $27.6 million, consistent with the $27.3 million realized in 2010.

We entered 2011 with US$190 million in long-term debt, which had been translated at the exchange rate of US$1.005/C$ on December 31, 2010. We ended the year with US$210 million in long-term debt, following a refinancing that was concluded in April 2011, as described below. The exchange rate at the time of the new debt issuance was US$0.959/C$. Our US$210 million in long-term debt was translated at the exchange rate of US$0.983/C$ on December 31, 2011. This change in value resulted in an unrealized loss of $5.5 million, compared to an unrealized gain of $10.7 million in 2010.

Financing expenses in the year were comparable to the previous period, as the strong Canadian dollar’s impact on U.S.-dollar-denominated interest and interest capitalization associated with the Fox Creek reconstruction project offset refinancing expenses and a higher coupon rate on our new bonds.

On April 1, 2011, we refinanced our US$190 million in 7.75% senior notes, due 2013, with US$210 million in 8.5% senior notes, due 2021. Refinancing expenses in the year included the call premium and unamortized balance of expenses associated with the original issuance of the 2013 notes. The refinancing expenses associated with the offering of the initial notes will be amortized over the 10-year life of the new bonds.

Operating results for the year were subject to income taxes at the statutory rate of 33.5%, compared to a rate of 35.0% in 2010. The effective tax rate for the year varied from the statutory rate because of the manufacturing and processing profits deduction, the non-taxable portion of the unrealized exchange loss on debt, the non-taxable portion of capital gains and the effect of future income-tax rate reductions. Tax credits related to Scientific Research and Experimental Development, or SR&ED, claims reduced tax expenses by $0.4 million in 2011, as compared to a tax reduction of $0.9 million for SR&ED claims in 2010.

After provision for income tax expense of $1.4 million, we recorded a net loss of $0.2 million for the year, down from net earnings of $17.7 million in 2010.

Adjustments through comprehensive income are actuarial valuation changes that are presented net of income tax provision, in accordance with IFRS.

	Year ended December 31,
	2011	2010
	(in millions)
Adjusted EBITDA data:
Net earnings (loss), as reported	$(0.2)	$17.7
Add/(subtract)
Income tax expense	1.4	2.9
Exchange (gain)/loss on long-term debt	5.5	(10.7)
Financing expense	16.3	17.5
Refinancing expense	4.6	0.0

Operating earnings, as reported	$27.6	$27.3
Depreciation & amortization	11.3	11.0
Unrealized portion of other expense	0.1	3.4

Adjusted EBITDA	$39.0	$41.7
Negative (positive) impact of inventory valuation adjustments	1.2	(2.2)

Adjusted EBITDA, as further adjusted	$40.2	$39.5

We recorded Adjusted EBITDA of $39.0 million for 2011, comparable to $41.7 million in 2010. Included in this calculation was $1.2 million in non-cash inventory valuation adjustments. In comparison, the 2010 Adjusted EBITDA benefited from a $2.2 million reversal of previous inventory valuation adjustments. These non-cash inventory valuation adjustments reflect the lower of the cost to produce and the net realizable value of both finished-product and log inventories, and the lower of cost of purchase or market value of other raw material inventories. In the case of finished-product and log inventories, we forecast that the expected timing of sales related to both inventories will arrive at the valuation adjustment; for logs, this can be a considerable period into the future, given the length of time logs may be held prior to their conversion into saleable product. Using independent estimates of pricing in the future periods, the net realizable value is approximated and compared to known or expected costs. As price forecasts are highly volatile, these adjustments may be established and reversed on a regular basis. Since they do not represent a current cash impact, we calculate Adjusted EBITDA, as further adjusted by the negative (positive) impact of inventory valuation adjustments, to reflect actual cash operating performance. For 2011, this amount was $40.2 million, up from $39.5 million in 2010.

Lumber

	Year ended December 31,
	2011	2010

Production-SPF-mmfbm	364.2	370.8
Shipments -SPF-mmfbm	410.6	404.1
Benchmark price - SPF#2&Better-US$ per mfbm	$256	$255

Revenue - millions	$104.9	$110.1
Cost of products sold - millions	107.2	100.1
Inventory valuation adjustments - millions	1.8	(2.8)
Other realized (gains)/losses - millions	(15.9)	(5.1)

Adjusted EBITDA - millions	$11.8	$17.8

Adjusted EBITDA margin - %	11%	16%

Other unrealized (gains)/losses - millions	(2.0)	2.6
Depreciation & amortization - millions	4.2	4.0

Operating (loss) earnings - millions	$9.5	$11.3

Capital expenditures - millions	$45.1	$20.4

The extended downturn in the U.S. housing market continued to affect the North American softwood lumber industry in 2011. Significant production curtailments and a rise in off-shore sales, principally to China, brought some improvement in the supply-demand balance. Resulting optimism, unsupported by any substantial improvement in North American demand, spurred a short-lived price rally early in the year, providing an opportunity for us to hedge against subsequent price declines by entering into futures contracts on the Chicago Mercantile Exchange. As the year progressed, additional supply came on-stream to take advantage of the higher pricing, driving prices back down. The expansion of offshore markets showed its benefit, as prices settled, on relatively flat trading, well above the lows of previous years. The pricing levels established in the second quarter generally held through the balance of 2011 and continued into the early part of 2012, as market fundamentals remained largely stagnant and demand and supply fairly well balanced.

We continued to see strong operating performance through 2011 at our Whitecourt and Boyle sawmills. Combined production at the two facilities was 364.2 million foot board measure, or MMFBM, just 2% lower than the 370.8 MMFBM produced in 2010, when extra planer shifts had been added to reduce work-in-process inventories. Shipments for the year were 410.6 MMFBM, a modest increase over the 404.1 MMFBM shipped in 2010. Despite shipments having exceeded production, as presented, inventories rose slightly. This reflects the fact that production volumes, as reported, exclude lumber sold in rough form; total finished and rough lumber volumes exceeded shipments. The value of the inventory increase was muted by an inventory valuation adjustment of $1.8 million.

Average benchmark pricing was largely consistent year to year, though there was significant volatility throughout each period. The year started with prices rising more than 10%, peaking above $300 per thousand foot board measure, or MFBM, before collapsing, in the second quarter, to lows in the $200/MFBM range. As previously noted, we took an aggressive hedging position during the spring price rally, a strategy that provided a benefit of just over $14 million in realized gains during the year. We recognize the strategic value of defensive hedging on major inputs and, when appropriate, on product sales; however, our hedging activities are limited to our capacity for physical consumption or production of goods and are not entered into for speculative purposes. We advise caution when considering the hedging program contributions in 2011, as they may not recur in the future.

Per-unit sales net realizations generally tracked the direction of benchmark pricing but showed less volatility, reflecting the benefit of our sales into specialty-product and direct-to-end-use markets. Sales realizations declined approximately 6%, as the strengthening Canadian dollar eroded some of the US-dollar-denominated price moves and as we sold a larger-than-usual proportion of lower-grade products in response to Chinese demand. While we shipped only a modest volume of lumber directly into China and Japan, we have benefited from the growth of those offshore markets through sales to China via domestic intermediaries and also through reduced competition for North American sales.

Our cost of products sold was adversely affected by the $1.8 million inventory write-down previously noted, which accounted for more than half of the per-unit cost increase over the previous year. Pre-start-up costs associated with the Fox Creek sawmill reconstruction and increased energy costs, especially for log-delivery fuel expenses, accounted for the balance of the year-over-year rise. With Fox Creek ramping up its production, we expect segment costs to remain at current levels through the first half of 2012, before declining later in the year as the new mill moves toward full-capacity operation.

The Fox Creek reconstruction was substantially completed in 2011, with the new sawmill starting production by the end of the year and the upgraded planer mill starting production very early in 2012. Of the segment capital expenditures of $45.1 million in 2011 and $20.4 million in 2010, a total of $58.2 million was spent on the rebuilding, upgrading and expansion at Fox Creek, and a further $5.3 million represented capitalized interest and commissioning costs related to the project. The new sawmill was launched on an aggressive start-up curve and is expected to achieve its design-capacity operating rate by the third quarter of 2012. By that point, we expect the Fox Creek facility to be among the lowest-manufacturing-cost lumber operations in North America, and, based on current pricing forecasts, to have started contributing to segment earnings.

Our lumber segment recorded revenue of $104.9 million for 2011; the unfavorable comparison with segment revenue of $110.1 million in 2010, when shipments were slightly lower, reflected the impact of foreign exchange and grade mix on per-unit sales net realizations in the current period. At $107.2 million, cost of products sold was up $7.1 million over 2010, reflecting the Fox Creek pre-start-up costs and higher fuel costs. The price outlook at the year-end resulted in an inventory valuation write-off of $1.8 million, contrasting with a positive adjustment of $2.8 million in 2010. The combination of these factors would have yielded much weaker segment earnings for the year, but for the significant contribution from our hedging activities, which contributed the majority of the $15.9 million recorded in other realized gains; the balance of this figure reflected foreign-exchange impacts on working capital and a small contribution from foreign-exchange hedges. With these gains, the segment recorded $11.8 million in Adjusted EBITDA and $9.5 million in operating earnings for 2011.

Pulp

	Year ended December 31,
	2011	2010

Production-thousands of tonnes	321.2	297.2
Shipments -thousands of tonnes	311.0	287.2
Benchmark price -NBSK, US$ per tonne	$977	$961
Benchmark price -BEK, US$ per tonne	$788	$848

Revenue - millions	$179.4	$185.0
Cost of products sold - millions	147.1	135.5
Inventory valuation adjustments - millions	(0.6)	0.6
Other realized (gains)/losses - millions	(2.4)	11.6

Adjusted EBITDA - millions	$35.3	$37.3

Adjusted EBITDA margin - %	20%	20%

Other unrealized (gains)/losses - millions	2.1	0.8
Depreciation & amortization - millions	7.0	7.0

Operating earnings - millions	$26.1	$29.6

Capital expenditures - millions	$1.8	$1.6

The pulp market started the year on a generally positive footing, though price improvements seen in other market segments did not apply to the BCTMP sector, which continued to suffer from over-capacity reflecting the late-2010 start-up of a new BCTMP mill in China. As a result, the traditional differential in pricing between BCTMP and its comparable benchmark grades widened, with BCTMP prices falling through the early part of 2011 and kraft grades rising. The gap was expected to close in the second half of the year, on continued improvement in demand for BCTMP. As 2011 progressed, however, growing global economic uncertainty, reflecting renewed credit concerns in Europe, began to weigh on pulp and paper markets. The positive market tone seen early in the year was reversed by mid-year, with significant price erosion starting in the second half of 2011. While the gap between BCTMP and benchmark pricing did close to more normal levels by the end of the year, this occurred not as a result of the anticipated increase in demand, but because BCTMP pricing largely held steady as kraft grades fell during the third and fourth quarters. We believe the market is likely to hit bottom in the first quarter of 2012, and expect, after a period of stabilization, to see pulp prices improve as the year unfolds.

Our pulp segment had a strong year operationally, as the Whitecourt mill set daily, monthly, quarterly and annual records on the way to posting year-end production of 321.2 thousand air dried metric tonnes, or ADMT, and shipments of 311.0 thousand ADMT. These figures, up sharply from the 297.2 thousand ADMT produced and 287.2 thousand ADMT shipped in 2010, reflected both the positive impact of mill process enhancements made in late 2010 and a continued commitment to operating excellence on the part of mill personnel.

The inventory rise evident in the difference between production and shipment volumes resulted, in part, from our focus on increasing our sales to the European market, which, unlike sales to Asia, require the maintenance of local site inventory. We consider that our pursuit of well-balanced market distribution, both geographically and in terms of end-use product, will provide for enhanced sales stability and long-term enterprise value.

While year-over-year comparisons show average benchmark bleached eucalyptus kraft, or BEK, pricing declining 7% in 2011, our pulp segment’s per-unit sales net realizations decreased by more than 10%, in part due to the negative impact of a strengthening Canadian dollar on US-dollar-denominated pricing. Despite the steep decrease in per-unit sales net realizations, 2011 segment revenue was off only 3% year over year, as increased shipments helped compensate for lower pricing.

Cost of products sold rose only in proportion to increased production, as continued efficiency improvements offset rising energy and fuel costs. We recognized a $0.6 million positive inventory valuation adjustment in 2011, related to natural gas inventories that had been previously written down in 2010. Other realized gains of $2.1 million were related to foreign-exchange gains on working capital balances and a small contribution from foreign-exchange hedging.

In 2011, pulp segment power costs were reduced by $21.3 million below market rates due to the contribution of our power purchase rights; based on per-segment consumption, 93% of the benefit of the power purchase rights was allocated to the pulp segment, and the balance used to offset power costs in the lumber segment. By comparison, power purchase rights contributed a cost benefit to the pulp segment of $9.0 million in 2010. The greater contribution in 2011 reflected higher power-pool pricing, the result of increased power demand in the province.

The result of all factors was segment Adjusted EBITDA of $35.3 million for the year, comparable to the $37.3 million achieved in 2010.

Capital expenditures of $1.8 million for the year, consistent with the $1.6 million recorded in 2010, were restricted to maintenance of business activities.

During 2011, we received conditional approval for $17.5 million in grant funding under the Province of Alberta’s ecoTrust program for a proposed bioenergy project at our pulp mill. The project would involve the installation of new technology to convert organic material in mill wastewater to bioenergy, used to displace purchased energy and reduce mill input costs. We continued to advance the project through the end of the year, making progress on regulatory requirements and federal and provincial grant program reviews. While still subject to the approval of our board of directors and the ratification of government funding agreements, the project, if it proceeded, would take about two years and cost approximately $35 million to complete.

Corporate and Other

	Year ended December 31,
	2011	2010
	(in millions)

Revenue	$0.4	$0.3
General & administration	16.0	13.8
Other realized (gains)/losses	(7.6)	(0.1)

Adjusted EBITDA - millions	$(8.0)	$(13.4)

Adjusted EBITDA margin - %
Depreciation & amortization	0.1	0.1

Operating earnings (loss)	$(8.1)	$(13.5)

Capital expenditures	$0.7	$0.2

Revenue for the corporate and other segment was generated primarily from fees billed to our parent company for administrative services. Corporate revenue was little changed from year to year, with $0.4 million recorded in 2011, compared to $0.3 million in 2010.

The corporate and other segment recorded negative Adjusted EBITDA of $8.0 million in 2011. The significant improvement over the negative $13.4 million posted in 2010 reflected our receipt of $7.6 million in final settlement of the Fox Creek insurance claim. Without this amount, the corporate and other segment would have recorded a $15.6 million Adjusted EBITDA loss, comparing unfavorably with 2010, as a result of the current period’s higher-than-normal professional and consulting fees, increase to wages and benefits, and amendment to the supplementary defined-benefit pension plan.

Liquidity and Capital Resources

Summary of Financial Position

	As at December 31,
	2011	2010
	(in millions)

Cash	$31.6	$45.1
Current assets	147.1	155.0
Current liabilities	44.0	41.1
Ratio of current assets to current liabilities	3.3	3.8
Long-term debt	222.6	201.6
Shareholder’s equity	$81.5	$84.2

We ended 2011 with $31.6 million in cash, down from $45.1 million in cash held at the end of 2010. With cash from operations more than sufficient to compensate for investments in working capital, the refinancing costs of our long-term debt and normal maintenance of business capital expenditures during the year, the difference in year-over-year cash balances reflected the capital investments associated with the Fox Creek sawmill reconstruction. We also saw working capital needs increase in 2011 due to the restart of the Fox Creek sawmill.

In 2010, we renewed our $50 million revolving credit facility, extending the expiration to November 15, 2013. The facility is subject to a borrowing formula based on accounts receivable and inventory. On December 31, 2011, this borrowing base was calculated to be $55.0 million and, therefore, all $50 million was available under the facility, $3.6 million of which was committed to standby letters of credit.

Selected Cash Flow Items

	Year ended December 31,
	2011	2010
	(in millions)
Selected cash flow items
Operating activities:
Cash provided before change in working capital	$37.6	$42.2

Change in non-cash working capital	(4.5)	(20.2)

Investing activities:
Additions to property plant and equipment	(43.3)	(20.7)
Insurance proceeds	7.6	0.0
Other	3.5	(0.1)

Financing activities:
Increase in borrowings	201.3	0.0
Repayment of borrowings	(189.8)	(0.8)
Finance expenses paid	(19.4)	(16.7)
Deferred financing expenses	(5.0)	0.0
Dividend	(1.5)	0.0

Decrease in cash	$(13.4)	$(16.1)

Opening Cash	$45.1	$61.2
Closing Cash	$31.6	$45.1

We generated $37.6 million in cash from operations in 2011, a decline from the $42.2 million provided in 2010, reflecting the weaker markets and higher costs seen in the current period. The balance of cash generated from operations reflected our continued efforts to manage our assets appropriately for the current business conditions.

Working capital used a modest $4.5 million this year, despite new requirements associated with the restart of the Fox Creek sawmill. Finished product inventories increased, as shipments, which had largely matched strong production levels throughout the year, lagged late in the period due to both vessel-departure timing and end-of-year order reductions resulting from customer inventory-management efforts. The finished-product inventory increases were partly mitigated by a decrease in log inventories, as unseasonably warm weather hampered harvesting and deliveries, and by a decrease in accounts receivable and increase in accounts payable, both within normal variations for these accounts. We remain aggressively focused on cash and inventory management during the current, protracted period of challenging economic and market conditions.

Total capital expenditures were $47.6 million during the year. Netted against the figure were $4.3 million in non-cash adjustments. The comparable amounts for 2010 were $22.2 million in total capital expenditures, reduced by $1.5 million in non-cash adjustments. Expenditures on the reconstruction of the Fox Creek sawmill, now substantially complete, amounted to $43.2 million in 2011 and $20.3 million in 2010. Included in both figures was an allowance for capitalized interest associated with the value of the project investment to date and commissioning costs. The amount of capitalized interest was $3.6 million in 2011, as compared to $0.4 million in 2010, and capitalized commissioning costs totaled $1.4 million. The remaining $3.9 million in capital expenditures posted for 2011 represented maintenance-of-business requirements and investments in certain small, high-return projects. We will continue to reinvest capital in our operations, moving back toward a more normalized annual level of $5 to $7 million for maintenance of business capital.

Insurance proceeds of $7.6 million represented final settlement of the claim on the 2008 Fox Creek sawmill fire. Other investing activities of $3.5 million in 2011 reflected the net of proceeds on disposal and increase in other assets and the repayment of loans to certain of our officers; the sale of miscellaneous assets generated the $0.1 million loss in 2010.

Financing activities for the quarter largely reflected the impact of the redemption of our US$190 million in 7.75% senior notes due 2013 and issuance of US$210 million in 8.5% notes due 2021. Associated with this transaction were expenditures related to the refinancing activities, which will be amortized over the ten-year life of the new senior notes, and the payment of a call premium. In addition, we declared dividends of $2.25 million, of which $1.5 million was paid in the year, as well as making modest principal repayments on the power- purchase rights loans #1 and #2.

Based on our current level of operations, we believe that the existing cash balance and availability under our revolving credit facility will provide sufficient liquidity to meet operational cash draws, scheduled interest payments, long-term debt repayment, capital expenditures and working capital needs over the next 12 months. However, our future operating performance may be adversely affected by prevailing economic conditions and by currency, market and other factors, many of which are beyond our control.

Research and Development

We did not conduct significant research and development activities in 2011.

Trend Information

Existing weakness in the U.S. housing market was greatly exacerbated by the financial crisis of 2008 and resulting global economic recession of 2009. Supply curtailments within the lumber sector were initially insufficient to address the demand impact of sharply reduced housing starts, resulting in a continued slide in softwood lumber pricing through the first part of 2009. Eventually, the overhang of lumber inventory was consumed, and the market established a supply-demand balance that provided modest upward price opportunity on any incremental increase in demand. During 2010, significant new demand for lumber emerged from China, which had the effect of creating a higher price floor than previously experienced during the current market down-cycle. Bolstered by this new demand, a modest improvement seen in the domestic market outlook in the spring of 2011 quickly generated a rally in lumber pricing such as had not been seen since the onset of the housing market collapse. This positive movement was just as quickly countered by a re-entry into the marketplace of previously curtailed supply, which limited the scope and duration of price improvements. The result has been a narrowing of the trading range for lumber extending through the latter half of 2011 and, thus far, into 2012. We expect continued weakness in domestic demand, unpredictable levels of off-shore demand and the ongoing threat of potential re-entry of curtailed supply to act against any sustained price increase for our lumber through 2012.

The worldwide recession has also had a marked impact on demand for paper and paperboard products and, thus, on demand for pulp. The resumption of supply curtailed due to the Chilean earthquake in early 2010 caught up to the pulp market in 2011, resulting in significant downward pressure on pricing. Tentative signs of improvement in the general world economy, and correspondingly weak increases in demand for paper and paperboard products, may signal the bottom of the current price cycle and set the stage for a modest recovery in the pulp market in the latter half of 2012.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements, apart from $3.6 million committed for standby letters of credit under our revolving credit facility.

Tabular Disclosure of Contractual Obligations

The table below summarizes our contractual obligations as at December 31, 2011.

	Payment due by period
	(in millions)
	Total	Year 1	Year 2	Years 3-5	More than 5 years
Contractual Obligations (1)
Long-term debt	$228.2	$1.0	$1.1	$4.1	$222.0
Fixed-rate interest(2)	176.6	19.7	19.6	58.0	79.3
Power purchase rights	208.7	21.0	21.9	68.6	97.2

Total	$613.5	$41.7	$42.6	$130.7	$398.5

(1)	Contractual obligations are agreements related to debt, leases and enforceable agreements to purchase goods or services on specified terms, but do not include reforestation obligations, accounts payable in the ordinary course of business or contingent amounts payable.
(2)	Based on annual interest of US$17.9 million converted at a rate of US$0.9833/C$.

Quantitative and Qualitative Disclosures About Market Risk and Uncertainties

Commodity Prices

The markets for pulp and lumber are highly cyclical and affected by such factors as global economic conditions, world-wide demand for pulp and paper, residential and commercial construction in North America and Asia, and changes in industry production capacity and inventory levels. All these factors have a significant impact on selling prices for our products and profitability. The following outlines the sensitivity of operating earnings over the course of a year to changes in commodity prices.

	Change in realized price(1)		Estimated impact on operating earnings(2)
			(in millions)
Pulp(3)	US$	50/ADMT	$16.3
Lumber(4)	US$	50/MFBM	$25.8

(1)	Assumed exchange rate of US$0.9833 = $1.00.
(2)	Before impact of profit sharing plan.
(3)	Based on annual shipments of 320,000 ADMT.
(4)	Based on annual shipments of 525,000 MFBM and export tax of 15%.

Foreign Exchange

We sell the majority of our products (69% of 2011 revenue) outside of Canada, in U.S. dollars. Consequently, the value of the Canadian dollar versus the U.S. dollar has a major impact on our revenue and profitability. The value of the Canadian dollar was US$0.983 at December 31, 2011, compared to US$1.0054 at December 31, 2010.

The impact on earnings of fluctuations in currency rates is partially offset by the corresponding fluctuations in our debt-service payments, substantially all of which are denominated in U.S. dollars. To further reduce the impact on earnings of fluctuations in currency rates, we periodically enter into foreign-exchange forward contracts. We do not hold or issue foreign-currency financial instruments for trading purposes. Based on sales revenue for the year ended December 31, 2011, the effect of a US$0.01 change in the value of the Canadian dollar over the course of the year would affect operating earnings by approximately $2.0 million.

Interest Rates

The interest rate on our long-term debt is fixed. We do not currently use any derivative instruments to manage our exposure to changes in market interest rates, nor do we use any instruments to manage our exposure to changes in foreign-currency rates with respect to U.S.-dollar-denominated debt.

Critical Accounting Estimates and Judgments

The preparation of financial statements requires us to use judgment in applying our accounting policies and estimates and assumptions about the future. Estimates and other judgments are continuously evaluated and are based on our experience and other factors, including expectations about future events that we believe to be reasonable under the circumstances. The following discusses the most significant accounting judgments and estimates that we have made in the preparation of the financial statements:

Power purchase rights

We classify our power purchase rights as a long-term supply contract for a non-financial item, power. The underlying contract that determines the amount we pay for power contains many variables and meets the definition of a derivative contract. However, since we expect to use substantially all of the power supplied under the contract in our normal operations, the derivative contract is not carried at fair value in the financial statements. The most difficult and subjective estimate in the application of this policy is in the determination of normal usage. Since the contract is for a period of twenty years, we consider all appropriate facts and circumstances in making this assessment, including historical experience and long-term expected power usage in our facilities based on normal production levels. If we determine in the future that the contract does not meet the expectation for normal purchases, the contract would be carried on the statement of financial positions at fair value, and since an active market does not exist for these types of contracts, valuation techniques would be required to determine fair value.

Useful lives of timber rights

Our timber rights comprise various agreements and contracts that have fixed terms but contain renewal provisions that could extend the lives of the rights indefinitely. In estimating the useful lives of timber rights, we have generally assumed that renewals will occur in the normal course of business, with useful lives not to exceed 60 years. If we were unable to obtain a renewal in the future for a material agreement, this would have an impact on amortization, as well as on the determination of discounted cash flows used in impairment tests for other long-lived assets.

Impairment of long-lived assets

In assessing the impairment of long-lived assets, we have generally determined each asset’s recoverable amount by calculating value in use for its cash generating units using a discounted cash flow analysis. Key assumptions that have a significant impact on the value-in-use calculation are the discount rate used for future cash flows and the forecasted pricing and sales volumes for the products sold by us during the forecast period. Changes in these key assumptions could cause a material adjustment to the carrying amounts of long-lived assets within the next financial year.

At December 31, 2011, we tested the impairment of our three sawmills, and determined that the value-in-use exceeded the carrying amount by percentages ranging from 36-97%. The sawmill that passed the impairment test by 36% had a carrying amount of $71.5 million at December 31, 2011. In our assessment, the discount rate used would have to increase by 500 basis points, or the estimated selling prices used in the forecast period would have to decrease by more than 10%, before an impairment would be incurred.

Changes in Accounting Policies and Estimates

Unless otherwise noted, the following revised standards and amendments are effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. We have not yet assessed the impact of these standards and amendments or determined whether we will adopt them early.

•

IFRS 13, Fair Value Measurement, is a comprehensive standard for fair value measurement and disclosure for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and does not always reflect a clear measurement basis or consistent disclosures.

•

IAS 19, Employee Benefits, has been amended to make significant changes to the recognition and measurement of defined benefit pension expense and termination benefits and to enhance the disclosure of all employee benefits. The amended standard requires immediate recognition of actuarial gains and losses in other comprehensive income as they arise, without subsequent recycling to net income. This is consistent with our current accounting policy. Past service cost (which will now include curtailment gains and losses) will no longer be recognized over a service period but instead will be recognized immediately in the period of a plan amendment. Pension benefit cost will be split between (i) the cost of benefits accrued in the current period (service cost) and benefit changes (past-service cost, settlements and curtailments); and (ii) finance expense or income. The finance expense or income component will be calculated based on the net defined benefit asset or liability. A number of other amendments have been made to recognition, measurement and classification including redefining short-term and other long-term benefits, guidance on the treatment of taxes related to benefit plans, guidance on risk/cost sharing features, and expanded disclosures.

•

IAS 1, Presentation of Financial Statements, has been amended to require entities to separate items presented in other comprehensive income into two groups, based on whether or not items may be recycled in the future. Entities that choose to present other comprehensive income items before tax will be required to show the amount of tax related to the two groups separately. The amendment is effective for annual periods beginning on or after July 1, 2012, with earlier application permitted.

•

IFRS 9, Financial Instruments, was issued in November 2009 and addresses classification and measurement of financial assets. It replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments. Such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the extent that they do not clearly represent a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated other comprehensive income indefinitely. IFRS 9 is effective for annual periods beginning on or after January 1, 2015.

Requirements for financial liabilities were added to IFRS 9 in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments – Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss are generally recorded in other comprehensive income.

OUR INDUSTRY

The Pulp Industry

Wood pulp is the main component used in the manufacture of paper and paperboard products. Wood pulp types depend on two primary variables: the wood type and the manufacturing process used to produce the pulp. The two major types of wood are hardwood and softwood. Manufacturing processes range from purely chemical processes, in which wood is processed into pulp with the use of chemicals, to purely mechanical processes, in which wood is mechanically ground into pulp. Within the chemical pulp sector, the dominant process is the kraft process. Within the mechanical pulp sector, there are a variety of processes that utilize a combination of mechanical and chemical processes and produce a wide range of pulps, including: thermo-mechanical pulp, or TMP; chemi-thermo-mechanical pulp, or CTMP; bleached chemi-thermo-mechanical pulp, or BCTMP; and alkaline peroxide mechanical pulp, or APMP. Each process produces pulps with differing strength, brightness, bulk, opacity and other characteristics which are suited to different end-use products.

BCTMP is used in a variety of paper and paperboard products, often as a direct replacement for kraft pulps. Traditionally, softwood BCTMP has been used in tissue, toweling, newsprint and paperboard products. The development of high-quality hardwood BCTMP in the early 1990s opened the market for the use of BCTMP in the production of coated and uncoated papers, traditionally referred to as woodfree papers. Hardwood BCTMP has become a desired fiber in the production of such paper grades for its formation, bulk and opacity. In addition, both softwood and hardwood BCTMP are in high demand by Asian paperboard producers for their bulk and stiffness. According to RISI, the demand for mechanical market pulp is expected to increase at an average of 55,000 tonnes per year between 2011 and 2016.

Developments in papermaking technology have resulted in a decreased need for high-strength chemical pulps in the production of many paper grades, and hardwood fibers have become sought after for their superior formation and printing properties compared to softwood fibers. Demand for hardwood BCTMP has grown as a result of these trends, as it provides a functional advantage in many paper grades. In addition to its functional advantages, BCTMP’s higher bulk allows papermakers to use less fiber to produce the same number of sheets of paper, providing a cost advantage to the papermaker.

Furthermore, BCTMP producers have an economic advantage compared to kraft pulp producers in terms of wood costs, because the BCTMP process achieves a higher yield of pulp from wood. The BCTMP process for producing pulp differs from the kraft process most significantly in how wood chips are processed. The kraft process uses chemicals to separate cellulose fibers by dissolving lignin, whereas BCTMP uses a combination of chemicals, steam and mechanical processes to separate cellulose fibers, while retaining most of the lignin. The BCTMP process typically converts approximately 85% to 90% of the wood into pulp, whereas the kraft process typically achieves a 45% to 55% yield.

In 2011, paper-grade pulps manufactured using the chemical process represented approximately 77% of total world wood pulp consumption and mechanical wood pulps for approximately 23% of total consumption, a relative share consistent with the trend seen over the past five years. Most of the pulp consumed in 2011 was produced and used by paper or paperboard manufacturing facilities that are integrated with their own pulp mills. This is particularly true for mechanical pulps, where approximately 87% of the production is integrated with paper or paperboard manufacturing facilities. The balance, known as market pulp, is sold in the open market.

2011 World Paper-Grade Wood Pulp Consumption

(MADMT)

	Total	Market
BSKP (1)	36,868	23,177
BHKP (2)	59,079	25,739
Sulphite	3,269	937
Unbleached Kraft	34,554	2,048
Total Chemical	133,771	51,901
Semi-Chemical (SEM)	5,342	0
Mechanical (MEC) (3)	33,727	4,247
Total SEM + MEC	39,069	4,247
Total Pulp	172,840	56,147

Source: RISI

(1)	Bleached softwood kraft pulp.
(2)	Bleached hardwood kraft pulp; includes bleached eucalyptus kraft pulp (BEKP), among other types.
(3)	Includes TMP, CTMP, BCTMP, APMP and pure mechanical pulps. According to RISI, market CTMP and BCTMP represent approximately 77% of total mechanical market pulps.

Pulp manufacturing capacity increased over the past five years, including during the period of economic upheaval starting in 2008 in which demand for paper, and therefore pulp, declined significantly. This capacity growth reflected investment decisions made prior to the onset of the credit crisis and ensuing recession. By 2010, demand had improved and the over-capacity had been corrected, and, in 2011, the shipment-to-capacity ratio improved further. Going forward, capacity growth is expected to be limited, and demand is expected to continue to rise.

World Market Pulp Statistics

(MADMT, except percentages and prices)

	2006	2007	2008	2009	2010	2011
Total
Shipments	52,112	53,462	53,752	52,780	54,036	56,147
Capacity	55,230	57,438	60,955	59,667	60,413	61,310
Shipment/Capacity (%)	94.4%	93.1%	88.2%	88.5%	89.4%	91.6%
Mechanical
Shipments	4,091	4,174	3,851	3,693	4,063	4,247
Capacity	4,325	4,575	4,560	4,575	4,665	4,680
Shipment/Capacity (%)	94.6%	91.2%	84.5%	80.7%	87.1%	90.7%
Average Price (US$/ADMT - delivered N. Europe)
NBSK	$681	$800	$839	$667	$938	$956
EUKP	$642	$707	$782	$564	$848	$802
BCTMP	$598	$666	$742	$525	$800	$739

Source: RISI

Historically, prices for all pulps, including BCTMP, have been cyclical. General economic conditions and changes in paper and paperboard demand and pulp industry capacity are the primary factors affecting demand and supply in the pulp market and therefore the price of pulp. Historically, BCTMP has sold at a discount to both Northern Bleached Softwood Kraft (NBSK) and hardwood kraft pulps such as BEKP, with the relative discount narrowing during strong pulp markets.

The 2008 financial crisis and ensuing global recession resulted in a severe but short-lived downturn in paper and pulp markets. The industry rebounded quickly, with a recovery starting in 2009 and steep price increases in 2010; however, the pricing cycle peaked in mid-2011, followed by a sharp fall-off in the last half of the year. We believe that a global economic recovery, which will increase pulp and paper demand, together with limited incremental capacity growth over the next two years and a relatively weak U.S. dollar, will return pulp prices close to the peaks seen in 2010 and 2011. Historically, BCTMP has traded at a discount to hardwood kraft pulps, with the hardwood kraft pricing structure being led by bleached eucalyptus kraft pulp, or BEKP, which makes up more than half the total hardwood kraft market. We believe a high level of consolidation among suppliers of market BEKP, the top three of which represented 53% and top six of which represented 75% of the total supply in 2011, has led to improved market discipline, providing support for hardwood market pulp pricing. The pricing differential between BCTMP and kraft narrowed in late 2011, and we believe this smaller differential, which is consistent with historical trends, will be maintained during the stronger markets anticipated in 2012-2015.

Chemical Hardwood Market Pulp Supply Mix in 2011	Eucalyptus Market Pulp Supply Mix in 2011
Source: Pöyry	Source: Pöyry

Based on projected operating rates for both chemical market pulps and high-yield market pulps including BCTMP, we believe that the outlook is positive in terms of the demand-supply balance, which should create an improved pricing environment during the 2012-2015 period, particularly for BCTMP.

Chemical Market Pulp Supply/Demand Balance

Source: PPPC

High-Yield Market Pulp Supply/Demand Balance

Our favorable market outlook is shared by industry analysts. Both RISI and BM&A expect market pulp prices to improve starting in 2012, with RISI forecasting greater market strength through 2015, based on anticipated rising demand for paper, particularly tissue and paperboard, in China and in developing economies elsewhere in Asia and South America. In addition, RISI is expecting that wood pulp will continue to displace non-wood pulp in China. All of these factors combine to create a favorable outlook for pulp.

BEKP List Prices, North Europe

The Lumber Industry

North American softwood lumber is used primarily in the domestic residential and commercial construction industries, as well as in home remodeling and renovation activities. Lumber demand has historically been seasonal and generally affected by the number of housing starts, expenditures on renovations and remodeling and industrial construction activity. These variables are, in turn, influenced by general economic conditions, interest rates and other factors. Recently, increasing volumes of North American lumber have been exported to developing economies, and total lumber demand has become more directly linked to economic activity in these countries.

The majority of Canada’s softwood lumber is sold in North America, but China is emerging as a major consumer of Western Canadian production. The volume of Western Canadian lumber sales to China increased sharply in 2009, when Russia proposed a large increase in the taxes charged on its log exports, providing an incentive for Chinese buyers to consider alternative sources.

The following table sets forth North American softwood lumber shipments, capacity, Canadian exports and average industry transaction prices for the periods indicated.

North American Softwood Lumber Statistics

(BFMB, except percentages and prices)

	2006	2007	2008	2009	2010	2011
Shipments
US	38.6	34.7	29.2	23.7	24.8	25.5
Canada	33.4	30.0	24.0	19.5	22.0	22.1
Total	72.0	64.7	53.2	43.1	46.8	47.7
Capacity
US	43.9	43.3	42.2	40.1	40.1	40.1
Canada	38.4	37.3	36.2	33.7	33.0	32.8
Total	82.3	80.6	78.4	73.8	73.1	72.9
Shipments/Capacity (%)
US	87.9%	80.1%	69.1%	59.0%	62.0%	63.8%
Canada	86.9%	80.5%	66.3%	57.8%	66.7%	67.5%
Average	87.4%	80.3%	67.8%	58.5%	64.1%	65.4%
Canadian Exports To:
United States	20.1	16.7	11.6	8.3	9.0	8.9
Offshore	2.3	2.5	2.4	2.7	3.9	4.8
Average Price (US$/MFBM) (1)	$290	$245	$214	$178	$252	254

Source: RISI

(1)	Western SPF 2”x4” random length, standard and better

Lumber consumption in North America has been weak since 2007. The cyclical weakness then apparent worsened in 2008, when the U.S. housing market collapsed in response to the sub-prime mortgage crisis, global credit tightening and the resulting recession. Housing starts, which represent the primary source of demand for lumber, decreased sharply, and foreclosures occurred at record levels. As a result, lumber prices fell to levels that resulted in extensive capacity being taken out of the industry in both Canada and the United States.

Lumber prices are forecast to improve through 2015, as several factors influence both supply and demand dynamics in the market. Lumber supply will be affected by expected decreases in annual allowable cuts in British Columbia, a major producing region, reflecting the impact of a widespread mountain pine beetle (MPB) infestation, which has destroyed vast tracts of timber and rendered it non-usable for lumber manufacture. There have also been unrelated reductions to annual allowable cuts affecting lumber manufacturers in Eastern Canada, and log exports to China have affected lumber production in the Pacific Northwest. In contrast, in Alberta there is an expectation that early and aggressive actions taken by government and industry, as part of a coordinated effort, will mitigate MPB-related impacts on timber supplies. Total demand for lumber is expected to rise as the U.S. housing market recovers and exports to China continue to consume a considerable amount of Western Canadian production.

Annualized U.S. Housing Starts

Canadian SPF Exports to China

With growth in demand and no material increase in supply expected, industry operating rates are forecast to improve by 9% over the next two years.

North American Lumber Supply/Demand Balance

Lumber Prices(1)

(1)	Price data is for #2 and BTR lumber grades.

Given improved market and industry fundamentals, lumber prices are expected to rise significantly between 2012 and 2016.

Coniferous Timber Quotas grant holders the right to harvest a specified percentage of the AAC of a Forest Management Unit, while Deciduous Timber Allocations grant holders the right to harvest a specified volume within a designated area. Both quotas and allocations are determined by the Minister of Sustainable Resource Development and are for terms of 20 years, which are renewable for further 20-year periods. A quota or allocation holder must obtain a timber license, which is issued by the Minister of Sustainable Resource Development and describes the area planned for harvesting by the quota or allocation holder and the time during which the timber may be harvested, usually for a three- to five-year period. The quota or allocation holder is responsible for the submission of an annual operating plan. Quota and allocation holders with more than 10,000 cubic meters per year of AAC must carry out reforestation of all harvested areas to the required regeneration standards for Alberta as defined under the provincial Timber Management Regulations (Alberta).

Canada-U.S. Softwood Lumber Agreement

The SLA was signed on September 12, 2006, to address a long-standing trade dispute between Canadian and American manufacturers of softwood lumber and, specifically, to resolve litigation arising and trade measures imposed following the expiry, in March 2001, of a prior softwood lumber agreement between the two countries, signed in 1996. Effective for a term of seven years commencing October 12, 2006, with an option to renew for two additional years, the SLA brought about the revocation of American countervailing and anti-dumping duties on Canadian lumber shipments to the U.S. and the return to Canadian manufacturers of a major share of such duties collected after 2002. On January 23, 2012, Canada and the U.S. announced that the SLA would be extended for two years, to October 2015, without modification to any other agreement terms.

While bringing an end to the previously imposed border measures, the SLA has imposed new regimes of export charges on Canadian lumber shipments to the U.S., payable when the price of lumber is at or below US$355 per thousand board feet. Under the agreement, Canadian regions have selected one of two export-charge options: Option A, an export charge that varies according to the current price of lumber; or Option B, an export charge plus volume restraint (quota), where both the charge and quota vary with the lumber price. If Option A regional exports to the U.S. exceed 110% of a prescribed regional market share in any month when an export tax applies, all shipments become subject to an additional “surge” penalty equal to 50% of the export-charge rate for that month. As a result of Alberta choosing Option A, all lumber shipments from the province to the U.S. have, since the third quarter of 2006, been potentially subject to export charges dependent upon the market price of lumber: at lumber prices of US$315/mfbm and under, an export charge of 15%; at US$316-335/mfbm, a charge of 10%; at US$336-355, a charge of 5%.

Given market conditions prevailing throughout the term of the SLA to date, U.S.-bound Alberta lumber shipments have been subject to the 15% export charge in all but three months. Because Alberta received a market-share allocation that was less than its historic shipment levels, and because U.S. lumber consumption has been in decline, Alberta lumber exports have exceeded the monthly surge-trigger level with increasing frequency during the term of the SLA, thereby also becoming subject to the additional surge penalty.

In the years following the imposition of the SLA, we have reduced the proportion of our lumber sales that are shipped to the U.S. In 2006, 52% of our sales were to the U.S., 47% to Canada and 1% to Japan; in 2011, 13% of our sales were to the U.S., 66% to Canada, 3% to Japan and an estimated 18% to China. A large portion of sales to China are conducted through trading companies located in Vancouver and, as a result, are recorded as Canadian sales for financial reporting purposes; however, our internal tracking of volumes indicates that approximately 18% of our sales were destined for China. In 2011, our shipments were subject to export and surge charges under the SLA totaling $1.97 million.

Fiber Supply and Forest Management in the Province of Alberta

The Government of Alberta grants rights to harvest timber through a variety of tenure arrangements, including Forest Management Agreements, or FMAs, Coniferous Timber Quotas and Deciduous Timber Allocations.

An FMA grants to a holder the rights to manage, establish, grow, harvest and remove timber in a forest management area and provides that the Alberta Minister of Sustainable Resource Development recognizes the holder’s rights to grow and harvest timber as the primary use of the forest management area. Each FMA is for a 20-year term, with provision for further 20-year renewal periods. An FMA requires the holder to conduct a forest inventory and prepare a detailed forest management plan to determine the annual allowable cut, or AAC, of timber to be harvested from the forest management area. A detailed forest management plan describes the resources of a forest management area and the forest management and silvicultural practices to be used by the holder to achieve and maintain a perpetual sustained yield of timber from the area. A detailed forest management plan is redeveloped every 10 years and includes a 20-year harvest schedule and a model of sustainable annual allowable cut covering 200 years. In addition, FMA holders must develop annual operating plans and have them approved by the Alberta Minister of Sustainable Resource Development before any operations can commence.

OUR BUSINESS

We are an integrated forest products company based in Alberta, Canada that produces and markets hardwood and softwood bleached chemi-thermo-mechanical pulp, or BCTMP, and softwood lumber. We are Alberta’s largest privately held forest products company, a leading global marketer of BCTMP, among the lowest-cost producers of market BCTMP in the world and among the lowest-cost lumber producers in North America. As a result of our low-cost positions, modern assets, low ongoing capital requirements and high degree of fiber security, we believe we are well positioned to benefit from any improvements in market prices for pulp and lumber. In the twelve months ended December 31, 2011, we recorded total revenue of $284.7 million, Adjusted EBITDA of $39.0 million and a net loss of $0.2 million.

We were incorporated under the Business Corporations Act (Alberta) on September 8, 1997, and had no operations or cash flows from September 8, 1997, to May 12, 1998. On May 13, 1998, we acquired all of the forest products operations of Industries. The predecessor of Industries was first incorporated in 1919 and began logging operations in Whitecourt in 1922. Industries completed construction of the Whitecourt pulp mill in 1988 and acquired the Boyle sawmill in 1993. We completed construction of the current Whitecourt sawmill in 2001 and acquired the Fox Creek operation in 2007. We have no subsidiaries.

We own and operate four production facilities in Alberta, including a BCTMP mill and a sawmill at an integrated complex in Whitecourt and a sawmill in Boyle. We recently completed the reconstruction and start-up of our fourth facility, a new sawmill at Fox Creek built to replace a mill that had been extensively damaged in a fire in August 2008.

According to an analysis provided by Pöyry in 2011, the Whitecourt pulp mill is the second-lowest-cost producer of softwood and third-lowest-cost producer of hardwood market BCTMP in the world. This pulp mill produces hardwood, softwood and blended grades of pulp and has an annual production capacity of 320,000 ADMT. Our BCTMP is sold internationally for use in the production of a diverse range of paper products, including coated and uncoated printing and writing papers, paperboard, specialty papers, tissue and toweling.

BCTMP offers product quality advantages for paper producers over other types of pulp, including better opacity, formation and stiffness. It also offers added bulk, which allows paper makers to use greater quantities of lower-cost non-fiber fillers, without compromising the quality of the end product. BCTMP has replaced kraft pulp in many paper and paperboard applications, and BCTMP’s use in such applications continues to increase. In addition to these quality advantages, BCTMP has several cost and environmental advantages, including a totally chlorine-free, high-yield production process that produces up to twice as much pulp per tree as the kraft process, resulting in lower unit fiber costs.

From 2005 to 2010, world consumption of mechanical market pulps, which include BCTMP, grew at an average rate of 2.5% per year. From 2011 to 2016, RISI projects mechanical market pulp consumption growth at an average of 55,000 tonnes, or 1.3% per year. The historical and projected growth in mechanical market pulp demand has occurred and is expected to continue to occur primarily in BCTMP; growth in BCTMP can be attributed to the increased acceptance of BCTMP by paper producers, increased production of paper types that benefit from its inclusion and its attractive pricing relative to kraft pulp. With no new mills announced for start-up in the next few years, we believe growth in BCTMP supply will be limited. RISI forecasts market bleached eucalyptus kraft pulp (BEKP) prices to increase 34% from 2012 to 2015, and both RISI and BM&A project that pricing will remain relatively strong through 2016. As BCTMP is normally priced at a discount to BEKP pricing, we believe the BCTMP pricing outlook is positive.

Our sawmills produce kiln-dried dimension lumber from spruce, pine and fir, or SPF, for the residential and commercial construction industries. We also produce higher-margin grades, such as machine-stress-rated, or MSR, lumber for load-bearing applications, as well as specialty products, such as decking. These higher-value grades and specialty products accounted for 35% of our lumber sales in 2011 and provided up to 50% higher margins than our commodity products. Our Whitecourt and Boyle sawmills have an annual capacity of 300 MMFBM and 140 MMFBM, respectively, and are among the lowest-cost sawmills in North America. Our new, state-of-the-art facility at Fox Creek, now on its start-up curve, has an annual capacity of 120 MMFBM and, once optimized and operating at full capacity, will be our lowest-cost sawmill. Our lumber is sold principally in Canada and the United States, with a growing portion of our lumber sold in China and a small percentage, of certain higher-margin grades, sold in Japan. China has emerged as a major consumer of Western SPF and, in 2011, shifted its demand from mostly low-grade items to a broader spectrum of grades.

In August 2007, we acquired our Fox Creek operation for $22 million, inclusive of working capital and timber quotas. At the time, the mill was producing at an annual rate of 45 MMFBM. By August 2008, we had increased the output to an annual rate of approximately 65 MMFBM. That month, however, the sawmill was extensively damaged and rendered permanently inoperable as a result of an electrical fire. The mill had been insured for its replacement cost, and the insurance claim was settled at a replacement cost of $38.5 million, payment of which was completed in 2011. We commenced reconstruction of the sawmill in July 2010 and started operation of the new mill in late 2011. With a capital cost of approximately $60 million, this mill incorporates the latest lumber production technology and, with its low-cost fiber supply, will become our lowest-cost sawmill and among the lowest-cost lumber operations in North America once operating at full capacity in the second half of 2012.

Demand for lumber is expected to rise as the United States housing market recovers and Chinese lumber consumption continues to grow. From 2011 to 2016, FEA forecasts U.S. housing starts to increase by a compounded annual growth rate of 33% per year and lumber prices to rise by a compounded annual growth rate of 13%.

Our fiber supply, which is sourced from timber resources held under long-term agreements with the Government of Alberta, provides a high degree of fiber security and allows us to conduct progressive forest management practices. These forest resources, together with multi-year fiber agreements with other forest products companies, constitute approximately 90% of our fiber requirements at full-capacity production levels and provide a low-cost, sustainable supply of fiber to our facilities. We purchase the balance of our fiber requirements in the open market. See “—Fiber Supply and Forest Management”.

To further control our costs, since 2001 we have been a party to agreements granting rights to a portion of the electricity generated by certain power plants in Alberta. These agreements give us the entitlement and obligation to purchase, at largely predetermined prices, approximately 80 megawatts of electricity. We sell the electricity purchased under these agreements at prevailing market prices. At the same time, we purchase electricity for our operations at prevailing market prices. Our power purchase rights are in effect through 2020. See “—Energy Supply”.

Competitive Strengths

Low-Cost Producer of BCTMP and Lumber. Based on information provided by Pöyry and FEA in 2011, we believe we are the second-lowest-cost producer of softwood and third-lowest-cost producer of hardwood market BCTMP in the world and among the lowest-cost producers of lumber in North America. Our low-cost position is a result of our modern facilities, advanced production technologies, low-cost fiber, and non-unionized, highly-motivated workforce, all of which have been key contributors to the efficiency and productivity of our operations. In addition, the locations of our Alberta facilities place them in close proximity to abundant fiber supplies, which reduces transportation costs. We have worked consistently to improve our competitive position by implementing cost-reduction initiatives and investing in our facilities to improve their efficiency and increase their production.

Secure, Low-Cost Fiber Supply. We harvest timber under long-term agreements with the Government of Alberta and have a secure supply of additional fiber through multi-year agreements with other forest products companies. These agreements provide a low-cost and sustainable supply of fiber meeting approximately 90% of our needs at full capacity, with the balance obtained on the open market. To further enhance our fiber supply, we employ progressive forest management strategies designed to foster the growth of healthy, productive forests.

Record of Continuous Operational Improvement. By employing an operating philosophy focused on continuous improvement, we have demonstrated the ability to steadily raise production capacity and lower costs at our facilities. By strategically upgrading the technology in our facilities, such as by making our 2006 investment in a second sorter system at our Whitecourt sawmill, and by focusing on predictive maintenance and involving our employees in decision-making, we have been able to maintain the high quality of our facilities and achieve high utilization rates, low maintenance costs and strong environmental and safety performance with limited ongoing maintenance capital expenditures.

High-Quality, Modern Facilities with Low Ongoing Capital Requirements. Our mills employ state-of-the-art technology and were built to sustain high levels of performance. We are committed to maximizing our facilities’ operating efficiency through prudent capital expenditures and high standards of maintenance that enhance our competitiveness and profitability. Our modern and well-maintained facilities have low ongoing maintenance capital expenditure requirements, expected to average approximately $5-7 million per year for the foreseeable future.

Strong Brand in Pulp and Lumber Markets. We have developed a leading position in BCTMP markets by providing consistently high-quality products and excellent technical support to our customers, while demonstrating our strength in product development. We pioneered the use of 100% aspen BCTMP as a suitable component in printing and writing papers, and have utilized our flexible manufacturing process to produce new, differentiated grades suited to a wide variety of end uses. Similarly, in lumber markets, we have distinguished our brand by establishing a reputation for consistent quality and reliable sales service, by developing strong customer relationships and by expanding our production of value-added wood products for specific end uses.

Diversified Products and Markets. Our production of both pulp and lumber provides a diverse revenue and earnings base. From 2007 to 2011, 63% of our total revenue came from pulp sales and 37% came from lumber sales. This balance of pulp and lumber production has enabled us to weather cyclical swings in each of the distinct markets. In addition, the geographic and product-line diversity of our customers mitigates the impact of a downturn in demand in any one region or product category. In 2011, we derived 38% of our revenue from Asia, 29% from Canada, 14% from the United States, 16% from Europe and 3% from other areas. In 2011, our distribution of pulp shipments by end-product was 28% for coated paper, 41% for paperboard, 11% for specialty and other paper, 8% for uncoated paper and 12% for tissue and toweling. In the same period, higher-margin grades and specialty products accounted for 35% of our lumber sales.

Strong Management Team Working in Close Collaboration with a Non-Union Workforce. Our executive management group has an average of 37 years of experience in the forest products industry and a proven track record in sustaining strong operational and financial performance among our operations. Under the leadership of our senior managers, we believe we have developed a positive internal culture that encourages employee participation in decision-making and, through initiatives such as our comprehensive employee profit-sharing plan, promotes efficiency and productivity.

Business Strategies

Exploit Cyclical and Secular Market Opportunities. We believe our strengths and business strategies provide us with a competitive advantage within the forest products industry and position us well to benefit from cyclical upswings and secular growth in markets for pulp and lumber. Our belief that markets are poised for growth is supported by the following factors:

•	General economic improvement and underlying demographic fundamentals in the medium term are expected to support a recovery in U.S. housing starts and, accordingly, an increase in demand for lumber;

•	Growing Chinese demand for Canadian lumber, which is forecast by FEA to expand by 56% between 2010 and 2013, will exert upward pressure on lumber prices;

•

Declining annual allowable cuts in Eastern Canada and the impact of the mountain pine beetle infestation in British Columbia are affecting timber supplies in these regions and will limit the supply-response to increased demand;

•	Deferred investments in production capacity in the wake of the 2008 financial crisis and ensuing recession have delayed increases in pulp and lumber supply; and

•	Near-term growth in paper production, particularly in emerging markets, will be largely focused in tissue, toweling and paperboard, all products for which BCTMP is particularly well suited.

Optimize the Value of Our Fixed Asset Base and Human Capital. Combining capital with our strong management and talented employee group, we have been effective in optimizing the productivity of our operations, maximizing the contribution margins of our products and maintaining a highly competitive position on the cost curve. By implementing comprehensive human resource development programs, and by sharing market, business and financial information with all our employees, we have maximized their opportunities to contribute skills and ideas to our operational and financial performance.

Maintain Financial Discipline Through Industry Cycles. Through cost management and strategic capital deployment, we have expanded the earning power of our assets and will continue to do so. Our conservative capital structure and disciplined cash management have ensured adequate liquidity through our normal business cycles and allowed us to come through the recent unprecedented upheavals in market conditions on a solid financial footing. While maintaining prudent management of our capital resources, we will continue to pursue growth through acquisitions, focusing in particular on opportunities in the lumber sector similar to our 2007 Fox Creek sawmill acquisition.

Employ Effective Risk Management. We have been successful in mitigating the impact of external factors that could affect our financial performance. Our acquisition of long-term power purchase rights has significantly reduced our exposure to fluctuations in market electricity rates and kept our electricity costs below market rates. We have implemented physical and financial hedges to mitigate our exposure to fluctuations in natural gas costs. Our lumber and pulp hedging programs have reduced our exposure to market volatility, and our active foreign exchange hedging program has mitigated the impacts of fluctuations in exchange rates.

Demonstrate Environmental Stewardship. We maintain high environmental standards in our pulp and lumber facilities and have consistently demonstrated leadership in the development of progressive forest management practices aimed at ensuring a sustainable yield of timber while maintaining healthy forest ecosystems. This leadership was demonstrated in the 1990s by early adoption of environmental and forest certifications: our Whitecourt pulp mill was the first manufacturing facility in North America and the second pulp mill in the world to achieve ISO 14001 environmental management certification, and our Whitecourt pulp, lumber and woodlands operations were the first in Alberta to be certified under the FORESTCARE program. In the years since, our mill and forest operations have achieved and maintained internationally recognized, third-party-verified certifications including the SFI sustainable forest management and PEFC and FSC chain of custody standards. Our pulp incorporates fiber from fast-growing, abundant hardwood species that regenerate naturally and from residual softwood chips generated as a byproduct of our lumber production; our BCTMP process yields up to twice as much pulp per tree as the kraft process and uses hydrogen peroxide as a bleaching agent that, unlike chlorine, breaks down harmlessly in the environment.

Production Facilities

We own and operate four production facilities in Alberta: a BCTMP mill and a sawmill at an integrated complex in Whitecourt, and sawmills in Boyle and Fox Creek.

Pulp

Our BCTMP mill, located at Whitecourt, Alberta, commenced commercial production in July 1988. The pulp mill was constructed at a cost of approximately $205 million and was designed to produce 210,000 ADMT per year. Since start up, our focus on mill optimization and continuous improvement has increased the production capacity of the plant to 320,000 ADMT per year, a 52% increase.

BCTMP Mill Operating History

Whitecourt BCTMP Mill Operating History

	2006	2007	2008	2009	2010	2011
Production (ADMT)	298,279	306,479	289,497	278,851	297,187	321,206
Operating Days	334	338	308	303	321	335
Tonnes / Available Day	894	908	940	920	925	957
Total Man hours	222,663	244,270	261,123	225,875	240,606	241,807
Man Hours / Tonne	0.75	0.80	0.90	0.81	0.81	0.75

Our pulp mill is a two-line mill that offers flexibility in meeting customer and production demands. The mill uses a technologically and environmentally advanced process to produce totally chlorine-free hardwood (aspen), softwood (SPF), and blended pulps for use in the production of coated and uncoated printing and writing papers, paperboard, specialty paper, tissue and toweling. Process features include an alkaline peroxide bleaching system, which is much more environmentally friendly than chlorine-bleaching systems, a biological effluent treatment system, and a sophisticated, automated mill-wide process control system. The pulp mill is certified to the ISO 9001 quality management standard and was the first manufacturing facility in North America and the second pulp mill in the world to achieve the ISO 14001 environmental management certification.

In the pulping process, wood chips enter the mill and are pre-steamed before undergoing mild chemical impregnation and subsequent two-stage refining. Steam generated during refining is recovered for use in the chip pre-steaming bins. After refining, the pulp is screened and cleaned before being pumped into a storage tower. From this tower, the pulp is delivered to wash presses in preparation for entry into the two-stage bleaching process. The bleaching system consists of a medium-consistency bleach tower and wash press, followed by a high-consistency bleach tower and wash press. Having passed through this system, the pulp is ready for a final de-watering stage prior to drying. After drying in natural gas-fired flash dryers, the pulp is baled and wrapped for shipment to markets around the world.

Our pulp process has features that make it well-suited to the production of hardwood BCTMP for use in coated and uncoated printing and writing papers, replacing hardwood kraft pulp in many applications. These features include the three-stage chip impregnation system that allows the enhancement of the key pulp characteristics of bulk and opacity and reduces the amount of energy required for refining, and the two-stage post-bleaching washing process, which improves pulp cleanliness while reducing water usage. As well, the Whitecourt pulp mill has the capability of blending hardwood and softwood chips to meet specific pulp characteristics, and the two-line production system offers flexibility in meeting market demands.

All hardwood chips are produced on site, and the majority of the softwood chips used by the Whitecourt pulp mill are supplied by the Whitecourt sawmill, located on the same site. We also purchase softwood chips in the open market to supply the pulp mill and to use in connection with log-for-wood-chip exchange agreements.

Our technologically-advanced Whitecourt pulp mill, low-cost fiber and electricity, efficient use of energy, advanced bleaching process and highly flexible and productive work force combine to give us a competitive cost advantage over other BCTMP producers. An analysis provided by Pöyry in 2011 ranked the Whitecourt pulp mill as the second lowest-cost producer of softwood market BCTMP and third-lowest-cost producers of hardwood market BCTMP in the world, as indicated in the charts below.

The Whitecourt pulp mill’s cost structure may be further improved by our proposed Bioenergy Effluent Project. If we obtain regulatory approval and the approval of our board of directors to proceed, this project will install anaerobic hybrid digesters in advance of the mill’s existing aerobic effluent treatment system, to produce a biogas that will be used to generate electricity. Besides cutting greenhouse gas emissions, reducing fresh water intake and improving the quality of treated wastewater discharged to a local river, the project is expected to significantly reduce mill operating costs by cutting consumption of purchased energy and other inputs and allowing for pulp production increases.

BCTMP Manufacturing Costs

Softwood

Source: Pöyry

Hardwood

Source: Pöyry

Lumber

We own and operate three sawmills, located at Whitecourt, Boyle and Fox Creek, Alberta. The Whitecourt and Boyle sawmills have a combined annual capacity of 440 MMFBM and are among the lowest-cost sawmills in North America. We are currently optimizing a new, state-of-the-art sawmill, built to replace our Fox Creek operation, which was destroyed by fire in August 2008; once optimized, the new mill will have a single-shift annual capacity of 120 MMFBM and will become our lowest-cost sawmill.

Sawmill Operating History

At Whitecourt, we have an annual capacity of 300 MMFBM. We manufacture SPF lumber for North American and offshore markets in dimensions from 1” x 3” to 2” x 10” and lengths from 8’ to 16’. Products include construction lumber for North American residential and commercial markets, MSR lumber for engineered roofing and load-bearing applications and other higher-value grades and specialty products, including J-grade for the Japanese housing market. Residual wood chips are used by the Whitecourt pulp mill and wood shavings are sold to a nearby wood products company for the production of medium density fiberboard. Remaining wood waste is consumed by an electrical generating station owned by a third party in the Whitecourt area.

We have operated a series of sawmills on our Whitecourt mill site since 1926. In June 2001, we completed construction of our current mill, at a total cost of $42.6 million, which was funded from operating cash flow. This project significantly improved the efficiency of the Whitecourt lumber operation, increased the quality of its products and reduced its manufacturing costs. In 2005-6, we invested $16.6 million in the addition of a new drying kiln and installation of a small-log line to further increase the efficiency of processing the smaller-diameter logs that are a significant portion of the mill’s total log supply. The 300 MMFBM/year-capacity Whitecourt sawmill comprises a portal crane used to unload trucks and to forward logs to a computerized log merchandising system, and two optimized short-log feed systems. The log preparation area utilizes three 22-inch debarkers and two high-speed cut-off saws. Cut logs are laser-scanned to determine the highest-value cutting pattern, and sent to four log-sorting bins or to a whole log chipping system. The primary machine center consists of a double length in-feed canter quad band, and an in-line thin-kerf vertical gang edger. A board edger/optimizer, a trimmer optimizer, and a J-Bar bin sorter complete the rough lumber process. The finishing process includes four natural-gas-fired dry kilns, a high-speed planer mill, and a J-Bar sorting system. The facility also utilizes the latest in scanning technology to maximize wood recovery and an advanced, automated process control system.

Our Boyle sawmill manufactures SPF lumber for North American and offshore markets. The major product is dimension lumber for North American residential and commercial construction markets, ranging in size from 1” x 3” to 2” x 10” and in length from 8’ to 16’. A higher grade of lumber is produced for export to the Japanese housing market. Residual wood chips are sold to a nearby pulp mill for the manufacture of pulp and wood waste and as a fuel for power generation.

We acquired the Boyle sawmill assets and related Coniferous Timber Quotas in September 1993. Our post-acquisition capital expenditure program significantly improved the sawmill’s competitiveness and profitability, including increasing its capacity by approximately 100%. Further capital improvements were made in 2004-5, with the installation of a new drying kiln and a small-log line at a cost of $10.3 million. The Boyle sawmill is a two-line operation that has a 140 MMFBM/year-capacity when operating on two shifts, but is currently running on a single-shift basis. The two primary machine centers are a double-length infeed canter and a headrig. Other major equipment includes a gang-edger, an edger-optimizer, a trimmer-optimizer, a J-bar bin sorter, two dry kilns and a planer mill that uses computerized scanning technology to enhance the performance of its equipment.

In June 2007, we entered into an agreement to purchase a sawmill located at Fox Creek, Alberta, along with related lumber manufacturing and timber assets. The sale closed August 1, 2007, and we took possession of assets including a three-line, 45 MMFBM/year-capacity sawmill, a planer mill, a kiln, log inventory and mobile equipment. The purchase also included 140,000 cubic meters of timber in quotas and 65,000 cubic meters available through third-party agreements. The total purchase price, funded from operating cash flow, was $22 million, which included log inventory valued at $3 million and mobile equipment and a maintenance shop valued at $1 million, for a net price of $18 million. On August 29, 2008, a fire broke while the sawmill was in operation, destroying most of the sawmill building and its contents. Unaffected by the fire were the mill’s log-handling equipment and other facilities on the mill site, including the planer mill, kiln, mobile shop and log inventory. All assets were covered by a fire insurance policy, which included a replacement cost provision.

In July 2010, we commenced construction of a state-of-the-art replacement sawmill at Fox Creek. The new sawmill, comprising two production lines capable of producing 120 MMFBM of lumber annually on a one-shift basis, started operation in late 2011, as scheduled, and will be ramping up output as its equipment is optimized over the course of 2012. As part of the reconstruction project, we also invested in other site upgrades, including new technology in the planer mill to increase grade yields, reduce trim loss and lower labor cost, which was completed in January 2012. The total cost of the Fox Creek reconstruction project was approximately $60 million. Like the Whitecourt and Boyle facilities, the Fox Creek operation will produce SPF dimension lumber for the residential and commercial construction markets in North America and overseas.

Through our significant capital investment in new technology and a focus on continuous improvement, we have reduced unit manufacturing costs in our lumber operations by 9% since 2007, as indicated in the table below.

Our Historical Lumber Manufacturing Costs(1)

	Average Lumber Manufacturing Costs
	2007	2008	2009	2010	2011
$/MFBM	266	249	238	220	243

(1)	Depreciation, interest and taxes not included.

Our lumber operations are among the lowest-cost in North America, as indicated in the chart below.

Average Lumber Manufacturing Costs Before Depreciation

Source: FEA, Millar Western, 2010.

•

The Fox Creek figure represents our estimated average cost of future production, based on mill design, performance specifications provided by equipment suppliers, the expected log profile of the facility’s fiber supply, and our experience as an operator of similar facilities in the region.

Capital Expenditures

Our capital expenditures can be categorized as two types: maintenance capital and discretionary expenditures. We consider capital expenditures that are required to maintain the production capacity of our facilities at current levels, or expenditures that address safety or environmental matters, to be maintenance capital expenditures. Capital expenditures that enhance the productivity or profitability of our operations are considered to be discretionary. From 2007-2011, maintenance capital expenditures averaged $2.3 million per year. We estimate that maintenance capital expenditures will average approximately $5.0 – $7.0 million per year for the foreseeable future.

Capital Expenditures

Sales and Marketing

Pulp

We are a leading global marketer of BCTMP. The following table shows the approximate distribution of our sales by end-use of pulp.

Distribution of our Pulp Sales by End Product—2011 Shipments

By End-use Market

As the first BCTMP producer to offer significant quantities of 100% aspen-based hardwood pulp grades, we pioneered the use of this product in coated and specialty paper grades. In order to establish a differentiated product, we have committed ourselves to the production of high quality BCTMP. We believe product development is an ongoing process necessary to meet the changing needs of papermakers. We have focused our marketing efforts on the technical and production staff within each paper mill to which we sell our products. This approach has enabled us to develop partnership-based relationships with our customers such that, in some cases, we are the customer’s exclusive supplier of BCTMP.

Our corporate marketing staff, supported by an international network of independent sales agents, markets pulp to all major pulp consuming regions, including Europe, Asia, and North America. In 2011, our top five pulp customers represented approximately 56% of all pulp marketed by us.

Distribution of Our Pulp Sales by Location—2011 Shipments

By Geographic Market

Lumber

The principal markets for our lumber products are Canada, the United States, China and Japan. In 2011, our top five lumber customers represented approximately 52% of all lumber marketed by us.

Lumber sales within North America are handled by sales staff located in our Edmonton corporate office. The sales strategy varies depending on the region and product. Since 2005 we have focused on developing specialty products, such as decking, that are not as subject to commodity price fluctuations. These products represent approximately 13% of our total production and are sold directly to end users. The remainder of our production is sold through a supply chain that includes retail stores, stocking distributors and wholesale companies. Specialty products and higher-margin grades together made up 35% of our total production in 2011.

All offshore sales are conducted through an international marketing consortium, Interex Forest Products Ltd. of Vancouver, of which we are a 17% owner.

Distribution of our Lumber Sales by Grade—2011 Shipments

Distribution of our Lumber Sales by Location—2011 Shipments

Transportation

Our pulp and lumber operations are located adjacent to rail lines and/or near major highway connections to both TransCanada and Interstate routes. Our operations have the flexibility to load their products onto various types of road and rail equipment, enabling them to take advantage of the most competitive rates. Distribution arrangements covering rail and ocean transport, terminal handling and storage are in place to provide competitive access to the markets served.

Fiber Supply and Forest Management

We supply our manufacturing operations primarily from timber resources held under long-term agreements with the Government of Alberta, providing security of supply and scope for progressive, sustainable forest management practices. These forest resources, together with multi-year fiber exchange agreements and supply contracts with other forest products companies, provide a cost-competitive and sustainable supply of fiber to our production facilities and represent approximately 90% of our annual fiber requirements. We rely on open-market purchases and carry-over volumes for the balance of our fiber requirements.

In May 1997, we entered into an FMA with the Alberta Minister of Sustainable Resource Development, which we refer to as the Millar Western FMA, pursuant to which the Minister has granted us rights to manage, establish, grow, harvest and remove timber on a perpetual sustained yield basis in a designated area, which we refer to as the Millar Western forest management area. The Millar Western FMA is in effect for 20 years and is renewable every 10 years thereafter for additional 20-year terms. The Millar Western FMA provides that the Alberta Minister of Sustainable Resource Development may withdraw from the forest management area (i) any land which cannot be harvested without causing substantial harm to the environment, (ii) any land determined to be required for human or physical resource development of the Province of Alberta, (iii) any land required for commercial and industrial facilities and (iv) any land that is not capable of producing timber. In the event of such withdrawal, the government will compensate the holder for certain costs and losses associated with such withdrawal. There have been no material withdrawals of land from the Millar Western FMA since its inception.

Our coniferous annual allowable cut, or AAC, from the Millar Western FMA and Coniferous Timber Quotas is approximately 1,246,000 cubic meters. The deciduous AAC from the Millar Western FMA and Deciduous Timber Allocations is approximately 384,000 cubic meters. We have entered into several multi-year fiber exchange and purchase contracts with other companies, through which we receive up to 859,000 cubic meters of coniferous timber and up to 140,000 cubic meters of deciduous timber annually.

The following table sets out our AAC under our current long-term provincial tenure and fiber available annually under our other fiber agreements:

	Coniferous	Deciduous
	(cubic meters)
Forest Management Agreement (1)	396,000	231,000
Coniferous Timber Quotas (2)	850,000	—
Deciduous Timber Allocations (3)	—	154,000
Exchange agreement and supply contracts (4)	859,000	140,000

Total annual fiber supply:	2,105,000	525,000

(1)	Net of third party allocations. Expires 2017 and is renewable for additional terms of 20 years.
(2)	Expire 2017 to 2026 and are renewable for additional terms of 20 years.
(3)	Expire 2027 and are renewable for additional terms of 20 years.
(4)	Exchange and purchase agreements expire 2012 to 2021.

In addition to deciduous logs, the Whitecourt pulp mill requires approximately 80,000 bone dry units of coniferous chips per year. This requirement is supplied entirely by chip residuals from our Whitecourt sawmill, with surplus chips sent to other manufacturers under multi-year fiber-exchange agreements.

In previous years, we did not harvest our full AAC under the Millar Western FMA, Coniferous Timber Quotas or Deciduous Timber Allocations. With approval from Alberta Sustainable Resource Development, these non-sustainable volumes can be carried over for harvest in future years. Our coniferous carry-over volume from the Millar Western FMA and Coniferous Timber Quotas is approximately 1.5 million cubic meters. The deciduous carryover from the Millar Western FMA and Deciduous Timber Allocations is approximately 1.2 million cubic meters. Upon approval, these carry-over volumes will be available for use over the next 1 to 15 years, depending upon the disposition.

Forest Certification

We have taken a leadership role in the development of progressive forest management practices and technology aimed at enhancing timber yields while protecting diverse forest values and maintaining healthy forest ecosystems. To provide independent verification of the sustainability of our forest management activities and legality of our timber procurement systems, we have sought certification under several third-party audited, internationally-recognized environmental standards.

In 1995 and 1996, respectively, our Whitecourt and Boyle woodlands operations were certified to FORESTCARE, a comprehensive code of practice developed by the Alberta forest industry and one of North America’s earliest independently-audited forest management standards. In 2005 Whitecourt’s and Boyle’s environmental management systems were certified to the ISO 14001 standard. Our Whitecourt FMA area achieved certification to the Canadian Standards Association’s CSA-Z809 standard for sustainable forest management in 2006. In 2009, rather than renewing its CSA certification, Whitecourt elected instead to seek certification to the Sustainable Forest Initiative (SFI) standard, due to its greater compatibility with our tenure system. Our Boyle woodlands operations achieved SFI certification in 2011. To satisfy different customer preferences, our Whitecourt operations are certified under two international chain-of-custody standards: the Programme for the Endorsement of Forest Certification (PEFC) and the Forest Stewardship Council (FSC). Our Boyle operations hold FSC chain of custody certification.

Standard	Type	Expiry
		Whitecourt Woodlands (includes Fox Creek)	Boyle Woodlands
FORESTCARE	Comprehensive Code of Practices	December 2013	December 2014
ISO 14001	Environmental Management System	January 10, 2015	January 10, 2015
Sustainable Forestry Initiative (SFI)	Sustainable Forest Management	January 10, 2015	January 10, 2015
Programme for the Endorsement of Forest Certification (PEFC)	Chain of Custody	December 2, 2015	—
Forest Stewardship Council	Chain of Custody	April 25, 2014	June 7, 2016

Provincial Stumpage Fees

The Government of Alberta imposes stumpage fees on all timber harvested on government-owned land. The timber on such land is owned by the Province of Alberta, and stumpage fees are a form of harvest tax that is assessed on a market-based fee structure. Under the stumpage system for coniferous timber, the amount of the stumpage fee increases or decreases, under a formula, with the benchmark lumber price of kiln-dried 2x4 Two and Better Western SPF. This relationship effectively lowers our softwood fiber costs when lumber prices are low. As this benchmark price increases, an increasing proportion of total stumpage is allocated to the Forest Resource Improvement Program. The stumpage system applies to all logs harvested from the Millar Western FMA and Coniferous Timber Quotas. Reduced stumpage rates apply to marginal timber, pulpwood and timber affected by fire or insects. Stumpage rates do not apply to wood harvested from private lands.

In February 1999, the Government of Alberta instituted a market-based stumpage system for deciduous timber. Under this system, we pay a base rate of dues of $0.20 per cubic meter until the benchmark pulp price of hardwood kraft pulp exceeds $749.99 per tonne. The amount of stumpage then increases as the benchmark price increases above $749.99 per tonne.

Energy Supply

We use both electricity and natural gas as sources of energy in our pulp and lumber operations. Electricity is used primarily in the pulp operation and, based on 2011 costs, represents approximately 25% of the total manufacturing cost of pulp and 4% of the total manufacturing cost of lumber. Natural gas is used for heating and in the drying process for both pulp and lumber and, based on 2011 costs, represents approximately 3% of the total manufacturing cost of pulp and 2% of the total manufacturing cost of lumber.

Electricity. Effective January 1, 2001, we entered into two Power Syndicate Agreements with an affiliate of EPCOR Utilities Inc. and three other industrial participants in Alberta for the purpose of sharing the rights and responsibilities defined in two Power Purchase Arrangements, which we refer to as the PPAs. We invested $20.8 million to acquire a 5.83% share in the PPAs, which were previously acquired by EPCOR in accordance with a Power Auction Agreement in 2000 during the deregulation of the electricity market in Alberta. Effective May 1, 2006, we sold our interest in one of the agreements and concurrently acquired a greater interest in the remaining agreement. These transactions were accounted for as a sale and purchase, respectively, to reflect their commercial substance, resulting in a gain of $32.7 million, an increase in long-term debt of $15.6 million and an increase in other assets of $46.9 million. In 2009, EPCOR divested their power generation assets, which included their PPA arrangements, to a new company, Capital Power Corporation.

The PPAs are 20-year agreements and give the holder the right to the generation capacity of, and substantially all the associated electricity output from, certain existing generating units in the Province of Alberta. The PPA holder is obligated to pay the owner of the generating units the costs of maintaining and operating the units, according to cost schedules set out in the PPAs. There are no net settlement provisions in the PPAs.

Through our participation in the syndicate, in 2011 we had indirect control over electrical generating capacity of approximately 603,000 megawatt hours. The PPA expires in 2020. In 2011, the 603,000 megawatt hours represented slightly more than our current electricity requirements. Once the Fox Creek sawmill is fully operational, the electrical energy required for our operations and that provided through the PPA are expected to be approximately equal. To this extent, our electricity costs are the costs specified in the schedules to the PPAs plus transmission costs, which mitigates our exposure to the fluctuations in market electricity rates.

Natural Gas. The natural gas used at our facilities is supplied under annual supply contracts that are subject to market prices. From time to time, we manage our gas price exposure by entering into commodity price forward contracts. We also have rights to a natural gas storage facility located in Saskatchewan that enables us to dampen seasonal market price variations by storing gas during periods of low gas pricing and withdrawing gas during periods of higher pricing.

Environmental Obligations

In 2007, the Province of Alberta passed a revision to the “Climate Change and Emissions Management Act” that sets out intensity-based carbon emission reduction targets. Large emitters, defined as those producing more than 100,000 tonnes of CO2 equivalent (CO2e) per year, are required to reduce their emission intensity by 12 percent. In lieu of reductions, organizations can remit to a technology fund the amount of $15 for every tonne of CO2 generated over 100,000 tonnes or buy an equivalent amount of provincially-approved offset credits, which normally trade below $15 per tonne. Our PPA is linked to a coal-fired electricity plant that qualifies as a large emitter, making us responsible for a proportion of penalties associated with its CO2 emissions. In 2011, we were responsible for approximately 105,633 tonnes of CO2e emissions. To address this obligation, we intend to apply offset credits of 71,484 tonnes of CO2 emitted, with the balance to be provided either by the purchase of offset credits or through payments into the technology fund.

Other Commodities

Water. Water is supplied under contract to our Whitecourt and Boyle facilities by the Town of Whitecourt and the Village of Boyle, respectively. The Fox Creek mill supplies its own water from onsite wells.

Chemicals. Our Whitecourt pulp mill’s requirements for hydrogen peroxide, which is the main chemical used in our pulp bleaching process, are supplied from a plant located in Alberta under an agreement that expires in 2014 and that provides us with relatively stable pricing over its term. Caustic soda, also used in the bleaching process, is provided by a major producer under a contract that provides for market-based pricing and that expires December 31, 2013, but will be automatically renewed on an annual basis unless cancelled by one of the parties. Other bleaching chemicals used in our Whitecourt pulp mill are supplied by third parties under varying contract terms. Magnesium sulphate used in our Whitecourt pulp mill is produced and supplied by Industries, pursuant to a contract. See “Related Party Transactions”.

Employees

As of December 31, 2011, we had 587 full-time employees, all of whom were non-unionized.

Location	Employees (1)
Corporate office (Edmonton)	47
Whitecourt pulp mill	110
Whitecourt sawmill	258
Boyle sawmill	84
Fox Creek sawmill	52
Woodlands (Whitecourt, Fox Creek, Boyle)	36
Total	587

(1)	Does not include part-time or seasonal employees.

In addition, we employ independent contractors to provide logging, trucking, road building and forest regeneration services.

We believe we have good relations with our employees, as indicated by the fact that we have never experienced a labor disruption, as well as by rates of absenteeism and turnover that we believe to be lower than forest industry norms. In 2011, the average absenteeism rate at our active mills was 3.75% and our employee turnover rate was 11.9%, figures we believe to be lower than the average rates for the forest industry in Western Canada. Our compensation initiatives have been successful in enhancing employee commitment to our operating strategy, while employee training in technical, leadership and business skills has contributed to ongoing improvements in productivity.

Employee safety is a priority at all our operations. In 2011, our Recordable Incident Rate (a standard industry measurement of safety performance) was 5.34 at the Whitecourt sawmill and 5.08 at the Boyle sawmill, just under the Alberta Forest Products Association sawmill sector average of 5.44. At the Whitecourt pulp mill, the 2011 rate was 1.65, comparing favorably to the average for our sector of the Canadian pulp and paper industry, as provided by Pulp and Paper Canada, of 2.38. All our mill operations are active participants in the Alberta Forest Products Association’s Partners in Injury Reduction (PIR) program; in 2011, the active sawmill operations at Whitecourt and Boyle received 82% and 88% pass rates, respectively, in their safety awareness surveys, and the pulp operation received an 85% rating. Our highly-motivated employees are key contributors to the efficiency, productivity and safety that characterize our operations.

Environmental Matters

Our operations are regulated primarily by the Environmental Protection and Enhancement Act (Alberta), which we refer to as the AEPEA, and the Fisheries Act (Canada). We have instituted environmental controls to monitor our operations to confirm they are in compliance with regulated parameters of both provincial and federal authorities. Under the AEPEA, the sawmills operate in accordance with the terms of a code of practice that governs environmental aspects of their activities, and the pulp mill operates in accordance with an environmental permit that is due for renewal on or before November 1, 2014.

Our Whitecourt pulp mill does not use chlorine compounds and therefore does not generate any chlorinated by-products such as dioxins or furans. The pulp mill has an extended aeration activated biomass wastewater treatment system. The biomass produced as a waste product from the system is used as a soil conditioner on agricultural lands, and as feedstock at a local biomass-fueled electrical generating station. Wood waste from the Whitecourt pulp mill and sawmill is sent to the same power station, to generate renewable electricity, and wood waste from the Boyle sawmill is sent to a neighboring pulp mill for energy generation.

The Whitecourt pulp mill is currently developing a $35 million Bioenergy Effluent Project that, if given regulatory and board approval to proceed, will install anaerobic hybrid digesters in advance of the existing aerobic effluent treatment system, to produce a biogas that will be used to generate electricity. Besides reducing purchased energy costs and allowing for pulp production increases, the project is expected to significantly cut greenhouse gas emissions, reduce freshwater intake, improve the quality of treated wastewater discharged to a local river, and reduce the production of biomass and associated impacts of land-spreading.

All forest areas we harvest are reforested to the standards required under the Timber Management Regulations (Alberta). Since 2007, we have spent $27.6 million on reforestation and as at December 31, 2011, had an accrued liability of $15.2 million for future reforestation.

We maintain high environmental standards in our pulp and lumber facilities and have consistently demonstrated leadership in the development of progressive forest management practices aimed at ensuring a sustainable yield of timber while maintaining healthy forest ecosystems. In 1996, our Whitecourt pulp mill became the first manufacturing facility in North America and the second pulp mill in the world to achieve ISO 14001 certification of its environmental management systems. In addition, our Whitecourt pulp mill, sawmill and woodlands operations in 1995 became the first in Alberta to be certified under the provincial industry’s environmental certification program, FORESTCARE. Our Boyle sawmill and woodlands operations were certified under FORESTCARE in 1996. Our Whitecourt, Fox Creek and Boyle woodlands operations have since earned certification under the Sustainable Forestry Initiative (SFI) standard for sustainable forest management. Chain of custody certification, which assesses a company’s wood tracking system to ensure responsible fiber sourcing, is held by both our Whitecourt (Programme for the Endorsement of Forest Certification, or PEFC, and Forest Stewardship Council, or FSC) and Boyle (FSC) operations. To further demonstrate our environmental commitment, we joined the Forest Products Association of Canada in late 2010, and thus became a signatory to the landmark Canadian Boreal Forest Agreement, a cooperative effort between the Canadian forest industry and leading environmental organizations to conserve portions of Canada’s boreal forest and protect threatened species, primarily the woodland caribou.

Legal Proceedings

We are involved in various legal proceedings arising out of the ordinary course of our business. We believe that the liabilities, if any, arising from all pending legal proceedings in the aggregate will not have a material adverse effect on our financial condition or operations.

MANAGEMENT

Directors and Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Years of Industry Experience	Position
James B. Millar	71	49	Co-Chairman and Director
H. MacKenzie Millar (4)	65	42	Co-Chairman and Director
J. Craig Armstrong (4)	60	38	President, Chief Executive Officer and Director
Kevin Edgson, C.M.A.,M.B.A.	48	26	Vice-President, Chief Financial Officer
Carol Cotton, C.A. (4)	54	24	Senior Vice-President, Corporate
Joseph Costantino (4)	63	40	Senior Vice-President, Wood Products
Ronald J. Reis, P Eng. (4)	58	37	Senior Vice-President, Pulp
David M. Keir (4)	63	42	Vice-President, Human Resources
Robert J. Turner, Q.C. (2)(4)	65		Secretary, General Counsel and Director
W. Kenneth Davidson (3)	61		Director
William D. Grace, F.C.A. (1)(2)(3)	76		Director
Donald R. Ching (1)(3)	70		Director
Douglas G. Hall (1)(2)(3)	62		Director

(1)	Member of Audit Committee
(2)	Member of Executive Compensation Committee
(3)	Member of Independent Directors Committee
(4)	Former director and/or officer of Millar Western Pulp (Meadow Lake) Ltd., which was granted protection under the CCAA on December 28, 2005. All Millar Western directors and officers resigned from their respective positions with Millar Western Pulp (Meadow Lake) Ltd. on January 4, 2006.

James B. Millar has served as our Co-Chairman of the Board and Director since July 2010, and had previously served as Chairman of the Board and a Director since September 1997. Mr. Millar joined the family business on a full-time basis in 1963, working in the construction and forest products divisions of our parent, Industries. Mr. Millar is a past president of the Alberta Roadbuilders Association and served on the board of trustees of the University of Alberta Hospitals Foundation. Mr. Millar has a B.Sc. in Civil Engineering from the University of Alberta. Mr. Millar is the brother of H. MacKenzie Millar.

H. MacKenzie Millar has served as our Co-Chairman of the Board and Director since July 2010, and had previously served as President, Chief Executive Officer and a Director since September 1997. Mr. Millar joined the family business on a full-time basis in 1970. Mr. Millar is a past president of the Alberta Forest Products Association and has served on the boards of Forintek Canada, Canadian Wood Council, Alberta Research Council and the Forest Sector Advisory Council to the Government of Canada. In 2010, Mr. Millar was awarded a lifetime honorary membership in the Alberta Forest Products Association. Mr. Millar has Bachelor of Arts and Bachelor of Commerce degrees from the University of Alberta and has served on the Business Advisory Council to the Faculty of Business of the University of Alberta. Mr. Millar is the brother of James B. Millar.

J. Craig Armstrong has served as President, Chief Executive Officer and Director since July 2010. Mr. Armstrong had previously served as Executive Vice-President since July 1998. Prior to this, Mr. Armstrong had served as our Senior Vice-President, Marketing, since September 1997. Mr. Armstrong joined Industries in 1987 as Director of Sales and Marketing and was appointed that company’s Senior Vice-President, Marketing, in 1994. Prior to 1987, Mr. Armstrong spent eight years with St. Anne Pulp Sales and five years as head of sales for Prince Albert Pulp Co. Mr. Armstrong has a Bachelor of Commerce degree from the University of Saskatchewan.

Kevin Edgson, C.M.A., M.B.A., was appointed Vice-President and Chief Financial Officer in November, 2006. Prior to this, Mr. Edgson had served as our Director of Sales and Marketing since 1999. Mr. Edgson joined Millar Western in 1991 as an operation accountant, and has held operations, sales/marketing and financial positions in the mills and corporate office. Mr. Edgson has a Bachelor’s degree in Economics from the University of Victoria, a Masters of Business Administration from the University of Alberta, and a Certified Management Accountant designation.

Carol Cotton, C.A., was appointed Senior Vice-President, Corporate, in April 2002. Prior to this, Ms. Cotton had served as our Senior Vice-President and Chief Financial Officer since September 1997. Ms. Cotton joined Industries in 1988 as Vice-President, Finance, and was appointed Senior Vice-President and Chief Financial Officer in 1996. Ms. Cotton has been a member of the Institute of Chartered Accountants of Alberta since 1982 and, prior to 1988, she was a manager with Coopers & Lybrand, chartered accountants. Ms. Cotton has a Bachelor of Commerce degree from the University of Alberta.

Joseph Costantino has served as Senior Vice-President, Wood Products, since 2006. Prior to this, he had served as our Vice-President, Operations, since September 1997. Mr. Costantino joined Industries in 1989 as Corporate Technical Director and was appointed Vice-President, Operations, in 1992. Prior to 1989, Mr. Costantino spent 17 years with MacMillan Bloedel Limited. Mr. Costantino is a graduate of the British Columbia Institute of Technology.

Ronald J. Reis, P Eng., has served as Senior Vice-President, Pulp, since 2006. Prior to this, Mr. Reis had served as our Vice-President, Engineering and Technology, since September 1997. Mr. Reis joined Industries in 1987 as Corporate Technical Director and was appointed Vice President, Engineering and Technology in 1992. Prior to 1987, Mr. Reis spent 12 years with BC Forest Products. Mr. Reis has a Chemical Engineering degree from Lakehead University.

David M. Keir has served as Vice-President, Human Resources since 1997. Mr. Keir joined Industries in 1987 as a Human Resources Manager; in 1989, he was appointed Director of Human Resources and in 1994, Vice-President, Human Resources, of that company. Prior to 1987, he worked in labor and employee relations with forest products companies in British Columbia.

Robert J. Turner, Q.C. has served as our Secretary, General Counsel and a Director since September 1997. Mr. Turner is a partner and Vice-Chairman of Fraser Milner Casgrain LLP, a law firm. In connection with the offering of the initial notes and this exchange offer, we are represented by Fraser Milner Casgrain LLP with respect to matters of Canadian law. Mr. Turner has a Bachelor of Commerce from the University of Calgary and an L.L.B. from the University of Alberta. Mr. Turner is also the Chairman of the Board of Governors of the University of Lethbridge.

W. Kenneth Davidson was appointed a Director in September 1997. He is currently an independent consultant.

William D. Grace, F.C.A. was appointed a Director in September 1997. During his business career, Mr. Grace served as the Chief Financial Officer with several Alberta corporations. Mr. Grace also serves as a director of Melcor Developments Ltd. and Covenant Health and is the independent Chairman of the Edmonton Pipe Industry Pension Trust and Health Welfare Funds. Mr. Grace has previously served on numerous other boards of both private and public companies, including Stantec Inc. and The Forzani Group Ltd.

Donald R. Ching was appointed a Director in September 1997. Mr. Ching is an independent consultant and previously was President of SaskTel, a communications company.

Douglas G. Hall was appointed a Director in March 1999. Mr. Hall is an independent consultant and previously was Managing Director of RBC Dominion Securities responsible for corporate and investment banking activities in Atlantic Canada. Mr. Hall has an M.B.A. from the University of Western Ontario and a B.A. from Queen’s University and is also a Chartered Financial Analyst. Mr. Hall also serves as a director for the Atlantic Institute of Market Studies, Beacon Securities, Claymore Investments and Southwest Properties.

Certain of our directors and officers are also directors and officers of Industries and are therefore in positions involving possible conflicts of interest. Specifically, James B. Millar, Co-Chairman and a Director, is also Chairman and Chief Executive Officer of Industries; H. MacKenzie Millar, Co-Chairman and a Director, is also the President and a Director of Industries; Carol Cotton, Senior Vice-President, Corporate, is also Senior Vice-President and Chief Financial Officer of Industries, David M. Keir, Vice-President, Human Resources, is also the Vice-President of Industries, and Robert J. Turner, Secretary, General Counsel and a Director, is also Secretary and General Counsel of Industries. Our directors and officers are subject to fiduciary obligations to act in our best interests. Individuals who are directors and officers of both Millar Western and Industries have agreed with us that they will dedicate a substantial majority of their time to us in order to perform their duties as our directors and officers.

Key Employees

Dave Anderson, 38, serves as Manager, Lumber Sales, and is responsible for lumber sales, marketing, product development and hedging strategies. Mr. Anderson joined Millar Western in 2005 in this capacity and was previously employed at another Alberta forest products operation. He has a Bachelor of Science degree and is currently working on a Masters of Business Administration degree.

Lyle Battenfelder, 51, serves as Corporate Controller and is responsible for financial reporting and administration, including our transition to International Financial Reporting Standards. Mr. Battenfelder joined Industries in 1986 and has held numerous positions in that company and Millar Western, most recently as Director of Business Process and Information Technology. He is a Certified Management Accountant.

Stefan Demharter, 49, serves as General Manager, Wood Products, and is responsible for overall management of our three sawmill facilities and related woodlands operations. Mr. Demharter also currently serves as Project Manager for the reconstruction of the Fox Creek sawmill. Mr. Demharter joined Millar Western in 2001 and previously held positions with another forest products company and was based in Manitoba.

Steve Lord, 60, serves as Director, Pulp Sales and Marketing and is responsible for pulp sales, marketing and product development. Mr. Lord joined Industries in 1987 and was previously Production Manager at the Whitecourt pulp mill. He has a Bachelor of Science degree in Forestry.

Dave Martell, 49, serves as Mill Manager and is responsible for operations and administration of the Whitecourt pulp mill. Mr. Martell joined Industries 1988 and previously served as Production Manager at the pulp mill. He is a 4th class power engineer and has certificates in the Management Essentials and the Corporate Executive programs from the University of Alberta.

Brian McConkey, 47, serves as Director Human Resources and is responsible for employee relations and administration at all operations, including responsibility for rebuilding the workforce of the Fox Creek sawmill. Mr. McConkey joined Millar Western in 1999 and was previously employed by a British Columbia-based forest products company. He has a Bachelor of Arts degree and a diploma in Human Resource Management.

Compensation

Executive officers are appointed annually and serve at the discretion of the Board of Directors. The aggregate amount of compensation paid by us in 2011 to all directors, officers and key employees as a group, for services in all capacities, was $4.5 million.

Our policy provides that each non-employee director is entitled to receive an annual fee of $18,000 and a fee of $1,500 for each board or committee meeting attended. The chair of the audit committee of the Board of Directors is entitled to an additional $7,000 per annum, and the chair of each other committee is entitled to an additional fee of $3,500 per annum. The total compensation paid to non-employee directors for the year ended December 31, 2011, was $0.1 million.

We do not have a stock incentive plan and have never granted stock appreciation rights to any of our directors, officers or employees. We maintain a defined contribution pension plan for all of our employees. The aggregate amount that we contributed to the pension plan on behalf of the employees in 2011 was $3.0 million, of which $0.1 million represented contributions on behalf of our officers. All of our employees are entitled to participate on a voluntary basis in a retirement savings plan, or RSP, under which we match each employee’s RSP contribution. The aggregate amount of matching RSP contributions paid by us in 2011 was $0.8 million, of which less than $10,000 represented matching contributions on behalf of our officers.

On January 1, 2000, we established a supplementary defined benefit pension plan for our executives and certain key employees. Under this plan, participants will be entitled to a target level of retirement benefits in combination with the Canada Pension Plan and our other Registered Pension Plans. The aggregate amount which we contributed to the supplementary pension plan on behalf of the participants was $0.5 million in 2011.

Employee Profit Sharing Plan

All full-time employees participate in a profit sharing plan which distributes to employees on an annual basis a percentage of earnings before income taxes and unusual items, such as unrealized exchange gains or losses on debt. The percentage of such earnings set aside for distribution under the employee profit sharing plan is reviewed annually. For the years ended December 31, 2011, 2010, 2009, 2008 and 2007, the amount of such earnings set aside for distribution was $0.4 million, $1.1 million, nil, nil and nil, respectively.

RELATED PARTY TRANSACTIONS

On May 13, 1998, we, Industries, and certain of our executive officers entered into certain agreements, which are described in greater detail below. Management believes that such agreements are equivalent to those that could have been negotiated with unaffiliated, third parties.

Non-Competition Agreement

Industries, James B. Millar and H. MacKenzie Millar entered into a non-competition agreement, whereby each agreed not to engage, without our consent, in the operation of or have any financial interest in any business operation in the forest products industry in Canada or the United States for so long as Industries, James B. Millar and H. MacKenzie Millar hold, in the aggregate, at least 10% of our outstanding common shares. The non-competition agreement does not apply to the purchase of less than a controlling interest of a publicly traded company engaged in the forest products industry, selling goods or products to businesses in the forest products industry (provided that the relationship is strictly supplier-purchaser), performance under the Corporate Services Agreement described below or ownership of Millar Western Pulp (Meadow Lake) Ltd. In addition, Industries, James B. Millar and H. MacKenzie Millar have agreed not to disclose any confidential information or trade secrets concerning our present and contemplated business.

Trademark Licensing Agreement

Industries is the registered owner in Canada of the trademark “MILLAR WESTERN”, the Millar Western logo and the trademark “a resourceful company”. We and Industries entered into a trademark licensing agreement, which we refer to as the Trademark Licensing Agreement, which grants to us a non-exclusive, non-transferable license to use the trademarks in Canada and, where applicable, in the United States, and wherever else in the world the trademarks are registered, in association with the sale of salt, lumber, wood chips, pulp, and paper and paper products. Under the license, we will be required to maintain certain quality standards for wares and services set by Industries. In addition, we may only use the trademarks in our business or tradename and not as or in any other corporate, business or tradename. The Trademark Licensing Agreement may be terminated by either party upon six months’ notice to the other party or by Industries in the event of a material breach of the Trademark Licensing Agreement by us.

Corporate Services Agreement

We entered into a corporate services agreement, which we refer to as the Corporate Services Agreement, with Industries in 1998, regarding office, managerial and aircraft services. Pursuant to the Corporate Services Agreement, Industries has granted us a non-exclusive license to use and occupy an office building owned by Industries for market rent. We have agreed to supply to Industries, on a non-exclusive basis, management, finance and accounting, information systems, purchasing and human resource services as the needs of Industries dictate. Industries pays us 5% in excess of the costs we incur in providing such services. All of the persons employed by Industries in forest products operations remained employees of Industries until December 31, 1998, at which time they became our employees. Industries agreed to make such employees available to us, continued to pay such employees and did not terminate or alter any terms of employment. We reimbursed Industries for all costs incurred by Industries related to those employees. Industries makes its aircraft available to us on a standby basis and we pay a standby fee equal to 100% of the fixed costs of the aircraft and a proportionate amount of the variable costs equal to the portion of our use of the aircraft in relation to the total use of the aircraft. The Corporate Services Agreement may be terminated by either party upon six months’ notice.

The agreements described below were assigned to us by Industries on May 13, 1998. Management believes that such agreements involve the payment of market rates or are on terms that we would have negotiated with unaffiliated, third parties.

Magnesium Sulphate Supply Agreement

Pursuant to a magnesium sulphate supply agreement, Industries produces and supplies, and we purchase, all of the magnesium sulphate requirements of the Whitecourt pulp mill at a price based upon the market rate. This agreement may be terminated by either party on two months’ notice.

Services Provided by Directors

Robert J. Turner, Secretary, General Counsel and a Director of Millar Western, is a partner at the law firm of Fraser Milner Casgrain LLP, which received fees of $262,000, $117,000 and $276,000 for general corporate legal advice provided to us in 2009, 2010 and 2011, respectively. Such compensation did not exceed 5% of the revenues of Fraser Milner Casgrain LLP during 2009, 2010 or 2011. In connection with the offering of the initial notes and this exchange offer, we are represented by Fraser Milner Casgrain LLP with respect to matters of Canadian law.

Indebtedness of Directors and Officers

There is no indebtedness outstanding to us by our directors or executive officers.

PRINCIPAL SHAREHOLDER

Industries holds, directly and of record, 15,000,001 common shares, representing 100% of our outstanding common shares. Industries is a company with operations in chemicals and other businesses. Industries is owned 100% by Hualkeith Investments Ltd., Hualkeith, a corporation indirectly owned 100% by James B. Millar, H. MacKenzie Millar and other members of the Millar family. James B. Millar and H. MacKenzie Millar together control 55.6% of the outstanding equity of Hualkeith. The registered office of Industries is located at 2900 Manulife Place, 10180 -101 Street, Edmonton, Alberta, T5J 3V5 and its executive offices are located at 16640 -111 Avenue, Edmonton, Alberta, T5M 2S5.

There are no arrangements known to us that may at a subsequent date result in a change in control of us.

By virtue of its ownership of all of our issued and outstanding common shares, Industries acting alone can elect our entire board of directors and can approve any transaction requiring shareholder approval.

DESCRIPTION OF OTHER INDEBTEDNESS

Description of Our Revolving Credit Facility

We have a revolving credit facility dated as at December 29, 2006 (as amended on September 24, 2007, March 27, 2008, May 1 2008, August 21, 2009, May 28, 2010, September 24, 2010 and April 28, 2011) with HSBC Bank Canada. Our revolving credit facility consists of a $50 million revolving credit facility and expires on November 15, 2013.

Borrowings under our revolving credit facility are subject to a borrowing base calculation based on our accounts receivable and inventory. As at December 31, 2011, the borrowing base was $50.0 million. As at December 31, 2011, no amounts were drawn on the revolving credit facility and $3.6 million was committed for letters of credit. The interest rate on the revolving credit facility is floating and may, at our option, be based upon the Bank Prime Rate, U.S. Base Rate, Bankers Acceptance Rates, or LIBOR plus, in each case, a borrowing margin. Collateral for the facility is a first charge on all of our accounts receivable and inventory.

The revolving credit facility contains various covenants restricting, among other things, our ability to incur indebtedness, make investments or acquisitions, create liens, make capital expenditures, sell assets, merge or consolidate with a third party and pay dividends or make other distributions. In addition, the revolving credit facility contains financial covenants requiring us to maintain a minimum working capital ratio. The revolving credit facility has no scheduled amortization, scheduled commitment reductions or mandatory prepayment provisions.

Events of default under the revolving credit facility are customary for facilities of this type including, among other things, the failure to pay interest, principal and other fees, the failure to observe or perform any material covenant contained in the revolving credit facility, a change of control of Millar Western and the institution of any bankruptcy or insolvency proceedings.

Power Purchase Rights Loans

In 2006, we were provided with a $22.3 million loan from Capital Power Corporation to acquire additional power purchase rights. The loan bears an interest rate of 5.35% and is repayable in equal monthly payments of $183 thousand, including principal and interest, from June 5, 2006, to December 31, 2020. The loan was initially recorded at fair value, using an effective annual interest rate of 12%, resulting in a reduction in the carrying value of the debt from $22.3 million to $15.6 million. The fair value adjustment of $6.7 million was recorded in 2006 as other income. As at December 31, 2011, the loan had a principal balance outstanding of $15.6 million, with a fair value of $12.3 million.

In 2007, we were provided with a further $5.1 million loan from Capital Power Corporation in connection with the sale of power purchase rights that took place in 2006. The loan is non-interest bearing and is repayable in equal annual payments of $367 thousand, from February 23, 2008, to December 31, 2020. The loan was initially recorded at fair value, using an effective annual interest rate of 9.75%, resulting in a reduction in the carrying value of the debt from $5.1 million to $2.7 million. The fair value adjustment of $2.4 million was recorded in 2007 as other income. As at December 31, 2011, the loan had a principal balance outstanding of $3.4 million with a fair value of $2.3 million.

Collateral for both of the power purchase rights loans consists of a first charge on the additional interest acquired and an obligation to provide a letter of credit to the lender if the net present value of our power purchase rights falls below a predetermined level. As at December 31, 2011, a letter of credit was not required.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b)	for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by Millar Western and the issuance of exchange notes in exchange therefor shall constitute performance in full by Millar Western of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution, is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed The Bank of New York Mellon as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail or hand/overnight delivery:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attention: Mr. David Mauer

Facsimile Transmission: (212) 298-1915

Attention: Mr. David Mauer

Confirm by Telephone: (212) 815-3687

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	you are prohibited by law or SEC policy from participating in the exchange offer; or

(2)	you do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions”.

Millar Western issued the initial notes and will issue the exchange notes under an indenture, dated as of April 7, 2011, among itself, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. Copies of the indenture are available as set forth below under “ - Additional Information”. Certain defined terms used in this description but not defined below under “ - Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are general unsecured obligations of Millar Western;

•	rank equally in right of payment with any future senior unsecured Indebtedness of Millar Western; and

•	are effectively subordinated to any existing and future secured Indebtedness of Millar Western to the extent of the assets securing that Indebtedness.

Principal, Maturity and Interest

An aggregate principal amount of initial notes equal to US$210.0 million was issued on April 7, 2011 and an aggregate principal amount of exchange notes equal to US$210.0 million is being issued in this exchange offer. Millar Western may issue additional notes from time to time after this exchange offer. Any issuance of additional notes will be subject to all of the covenants of the indenture. The initial notes and any additional notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Millar Western will issue notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will mature on April 1, 2021.

Interest on the notes will accrue at the rate of 8.5% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2011. Millar Western will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Payment of principal, interest and premium and Special Interest (as defined in the registration rights agreement), if any, will be made to the Holders through DTC in accordance with DTC’s applicable procedures.

Registrar and Paying Agent for the Notes

The trustee will initially act as paying agent and registrar for the notes. Millar Western may change the paying agent or registrar without prior notice to the Holders of the notes, and Millar Western or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Millar Western is not required to transfer or exchange any note selected for redemption. Also, Millar Western is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

Under the circumstances described under “ - Certain Covenants - Limitations on Subsidiaries”, the notes may in the future be fully and unconditionally guaranteed by Restricted Subsidiaries of Millar Western, as Guarantors. As of the Issue Date, Millar Western had no Subsidiaries, and Millar Western will have no Subsidiaries on the expiration date of this exchange offer.

The Guarantors will guarantee all of the obligations of Millar Western under the indenture, including its obligation to pay principal, interest, premium and Special Interest, if any, with respect to the notes. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. We cannot assure you that this limitation will protect the Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Guarantees would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The decision in such case was overturned, in part, but we do not know if that case will be followed if there is litigation on this point under the indenture. However, if it is followed, the risk that the Guarantees will be found to be fraudulent conveyances will be significantly increased. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a proportional amount based on the net assets of each Guarantor, determined in accordance with GAAP.

A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or otherwise disposed of or its Capital Stock is sold or otherwise disposed of in a transaction after which such Guarantor is no longer a Subsidiary of Millar Western, in each case in a transaction in compliance with “ - Offers to Repurchase by Millar Western - Asset Sales” below, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with “ - Merger, Consolidation or Sale of Assets” below, or the Guarantor is designated an Unrestricted Subsidiary in compliance with the other terms of the indenture, or upon legal defeasance or satisfaction and discharge of the indenture in compliance with the provisions described under “ - Legal Defeasance and Covenant Defeasance” and “ - Satisfaction and Discharge” below, and such Guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Additional Amounts

All payments made by Millar Western under or with respect to the notes, or by any Guarantor pursuant to the Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the “Taxes”), unless Millar Western or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Millar Western or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes, Millar Western or such Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each Holder of notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an “Excluded Holder”) (i) with which Millar Western or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the Holder’s activity in connection with purchasing the notes, by the mere holding of notes or by reason of the receipt of payments thereunder, (iii) which failed to duly and timely comply with a timely request of Millar Western to provide information, documents, certification or other evidence concerning such Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such Holder of notes but for this clause (iii), (iv) which is a fiduciary, a partnership or not the beneficial owner of any payment on a note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, partner or beneficial owner had been the Holder of such note or (v) any combination of the foregoing numbered clauses of this proviso. Millar Western or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

Millar Western or the Guarantor will furnish the Holders of the notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Millar Western or such Guarantor. Millar Western or any Guarantor will, upon written request of a Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (x) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the notes, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on such Holder’s net income so that the net amount received by such Holder (net of payments made under or with respect to the notes) after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Millar Western or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, Millar Western or such Guarantor will deliver to the trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the indenture or in this “Description of Notes” there is mentioned, in any context, the payment of principal, premium, if any, Redemption Price, Change of Control Payment, Asset Sale Payment, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption

Optional Redemption

At any time prior to April 1, 2014, Millar Western may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, calculated after giving effect to the issuance of additional notes, if any, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more issuances of Common Stock; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Millar Western and its Affiliates); and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Common Stock.

Except pursuant to the preceding paragraph, pursuant to the second succeeding paragraph and as described below under “ - Redemption for Changes in Canadian Withholding Taxes”, the notes will not be redeemable at Millar Western’s option before April 1, 2016.

On or after April 1, 2016, Millar Western may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.833%
2018	101.417%
2019 and thereafter	100.000%

The notes may also be redeemed, in whole or in part, at any time prior to April 1, 2016 at the option of Millar Western upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100.0% of the principal amount of the notes redeemed plus the Applicable Premium (calculated by Millar Western) as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Millar Western may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption for Changes in Canadian Withholding Taxes

Millar Western may redeem all, but not less than all, of the notes at any time at 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the applicable redemption date, if Millar Western has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of this prospectus.

Mandatory Redemption

Millar Western is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

It being understood that as long as the notes are held through DTC, the method of selection shall be determined by DTC in accordance with applicable DTC procedures.

No notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Offers to Repurchase by Millar Western

Change of Control

If a Change of Control occurs, unless Millar Western has previously or concurrently exercised its right to redeem all of the notes in compliance with the provisions described under “ - Redemption” above, Millar Western will make an offer to repurchase all outstanding notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Millar Western will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, Millar Western will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice.

Millar Western will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Millar Western will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Millar Western will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Millar Western.

The paying agent will promptly provide to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof.

Millar Western will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Millar Western to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Millar Western repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Millar Western will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Millar Western and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Millar Western and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Millar Western to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Millar Western and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to Millar Western’s obligations to make a Change of Control Offer may be waived, modified or terminated prior to the occurrence of the triggering Change of Control with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

Asset Sales

Millar Western will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale in any single transaction or series of related transactions unless:

(1)	Millar Western (or the Restricted Subsidiary, as the case may be) receives consideration (including release of liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Millar Western or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Replacement Assets, in each case received at the time of such sale or other disposition. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Millar Western’s or such Restricted Subsidiary’s most recent balance sheet, of Millar Western or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Millar Western or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Millar Western or any such Restricted Subsidiary from such transferee that are within 180 days converted by Millar Western or such Restricted Subsidiary into cash, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Millar Western or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1)	to repay term or revolving credit Indebtedness under a Credit Facility (other than any such Indebtedness that is subordinate in right of payment to the notes) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay, redeem or repurchase any Indebtedness of a Restricted Subsidiary;

(3)	to reduce obligations under other Indebtedness of Millar Western or a Restricted Subsidiary (in each case other than any Disqualified Capital Stock or any Indebtedness of Millar Western or any Guarantor which is subordinated in right of payment to the notes or such Guarantor’s Guarantee, and other than Indebtedness owed to Millar Western or an Affiliate of Millar Western); provided that Millar Western shall equally and ratably reduce obligations under the notes in compliance with the provisions described under “ - Optional Redemption” above, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

(4)	to purchase Replacement Assets or make a capital expenditure; a binding commitment to make a purchase or capital expenditure referred to in this clause (4) shall be treated as a permitted application of Net Proceeds from the date of such commitment; provided, that (i) such purchase or capital expenditure is consummated within 180 days of the end of the 365-day period referred to in the first sentence of this paragraph and (ii) if such purchase or capital expenditure is not consummated within the period set forth in subclause (i) or such binding commitment is terminated, the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

Pending the final application of any Net Proceeds, Millar Western or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$20.0 million, Millar Western will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. In the Asset Sale Offer, Millar Western will offer an Asset Sale Payment in cash equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Millar Western or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the Company will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Millar Western will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Millar Western will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Additional Indebtedness

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including, without limitation, any Acquired Indebtedness); provided that Millar Western or any Restricted Subsidiary may incur Indebtedness (including any Acquired Indebtedness) if Millar Western’s Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.

Notwithstanding the foregoing, the following items of Indebtedness may be incurred (collectively, “Permitted Indebtedness”):

(1)	Indebtedness of Millar Western or any Restricted Subsidiary arising under or in connection with Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Millar Western or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction pursuant to the covenant described under the caption “ - Offers to Repurchase by Millar Western - Asset Sales” and (ii) the sum of (x) 85.0% of the net book value of accounts receivable of Millar Western and its Restricted Subsidiaries at the time of incurrence after giving pro forma effect to acquisitions at or prior to such time and (y) 60.0% of the net book value of inventory of Millar Western and its Restricted Subsidiaries at the time of incurrence after giving pro forma effect to acquisitions at or prior to such time;

(2)	Indebtedness under the initial notes and any Guarantees issued on the Issue Date, and the exchange notes and any Guarantees to be issued pursuant to this prospectus;

(3)	Indebtedness (other than pursuant to clause (1) and (2) of this definition) which is outstanding on the Issue Date;

(4)	Indebtedness of Millar Western owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of Millar Western’s obligations under the indenture and the notes and Indebtedness of any Restricted Subsidiary owed to and held by Millar Western or another Restricted Subsidiary; provided that:

(a)	any sale or other disposition of any Indebtedness (other than the granting of a Lien permitted under the indenture, but excluding the forefeiture of such Indebtedness) of Millar Western or any Restricted Subsidiary referred to in this clause (4) to a Person (other than Millar Western or a Restricted Subsidiary);

(b)	any sale or other disposition of Capital Stock (other than the granting of a Lien permitted under the indenture, but excluding the forefeiture of such Capital Stock) of any Restricted Subsidiary which holds Indebtedness of Millar Western or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary; and

(c)	the Designation of a Restricted Subsidiary that holds Indebtedness of Millar Western or any other Restricted Subsidiary as an Unrestricted Subsidiary;

shall be deemed to be an incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(5)	Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire, construct or improve Property (including shares of Capital Stock of a Person holding such Property) in the ordinary course of business in an aggregate principal amount outstanding not to exceed, together with all other Indebtedness outstanding under this clause (5), including Refinancing Indebtedness in respect thereof, at the time of any such incurrence and after giving pro forma effect thereto, 7.5% of the consolidated tangible assets of Millar Western and its Restricted Subsidiaries as of the end of the most recent fiscal quarter after giving pro forma effect thereto for which consolidated financial statements are available ending on or prior to the date of determination;

(6)	Interest Rate Agreements relating to Indebtedness of Millar Western or any Restricted Subsidiary not incurred for speculative purposes as determined in good faith by Millar Western;

(7)	Indebtedness under Currency Agreements or Commodity Agreements not incurred for speculative purposes as determined in good faith by Millar Western;

(8)	Indebtedness of Millar Western or any Restricted Subsidiary in respect of reimbursement obligations relating to undrawn standby letters of credit issued for the account of Millar Western or such Restricted Subsidiary, as the case may be, in the ordinary course of business;

(9)	Indebtedness of Millar Western or any Restricted Subsidiary in respect of bid, performance, surety and appeal bonds, statutory obligations or other obligations of a like nature provided in the ordinary course of business;

(10)	additional Indebtedness of Millar Western or a Restricted Subsidiary not to exceed $50.0 million in aggregate principal amount at any one time outstanding;

(11)	Refinancing Indebtedness;

(12)	the guarantee by Millar Western or any of the Guarantors of Indebtedness of Millar Western or a Guarantor that was permitted to be incurred by another provision of this covenant;

(13)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided, in each such case, that the amount thereof is included in the Consolidated Fixed Charges of Millar Western as accrued;

(14)	Indebtedness of Millar Western or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, Capital Stock;

(15)	Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by Millar Western or any Restricted Subsidiary, or merged or consolidated with or into Millar Western or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by Millar Western or a Restricted Subsidiary, or merged or consolidated with Millar Western or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either (i) Millar Western would have been able to incur US$1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or (ii) Millar Western’s Consolidated Fixed Charge Coverage Ratio would be greater than or equal to such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16)	the incurrence of Indebtedness by Millar Western to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes; and

(17)	the incurrence of Indebtedness by Millar Western or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 30 days of incurrence.

For purposes of determining compliance with this “Limitation on Additional Indebtedness” covenant, in the event that an item of proposed Indebtedness (or portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Millar Western will be permitted to classify or reclassify such item of Indebtedness (or portion thereof) in any manner that complies with this covenant.

For purposes of determining any particular amount of Indebtedness, (x) guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness.

For purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Canadian dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this covenant and for the avoidance of doubt, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies which occur subsequent to the date that such Indebtedness was incurred as permitted by this covenant.

Limitation on Restricted Payments

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(A)	declare or pay any dividend or any other distribution or payment on Capital Stock of Millar Western or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of Millar Western or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of Millar Western, and (y) in the case of Restricted Subsidiaries of Millar Western, dividends or distributions payable to Millar Western or to a Restricted Subsidiary);

(B)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Millar Western (other than Capital Stock owned by Millar Western or a Restricted Subsidiary) or any Capital Stock of any direct or indirect parent of Millar Western;

(C)	make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Millar Western or any Guarantor which is subordinated in right of payment to the notes or such Guarantor’s Guarantee, as the case may be (other than any subordinated Indebtedness held by Millar Western or any Restricted Subsidiary or any such Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity in each case due within one year of the date of acquisition); or

(D)	make any Investment other than a Permitted Investment;

(all such payments and other actions set forth in clauses (A) through (D) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)	immediately after giving pro forma effect to such Restricted Payment, Millar Western could incur US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the “—Limitation on Additional Indebtedness” covenant above; and

(3)	immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed the sum (without duplication) of:

(a)	50% of Millar Western’s cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) for the period beginning on the first day of Millar Western’s fiscal quarter commencing prior to the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (treating such period as a single accounting period);

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of property received by Millar Western as a contribution to its common equity capital or from the issuance or sale after the Issue Date (other than to a Restricted Subsidiary) of (A) Capital Stock (other than Disqualified Capital Stock) of Millar Western or (B) any Indebtedness or other securities of Millar Western which have been converted, exercised or exchanged into Capital Stock (other than Disqualified Capital Stock) of Millar Western;

(c)	without duplication of any amounts included in clause (3)(a) above, so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of “Restricted Subsidiary”, Millar Western’s proportionate interest in an amount equal to the Fair Market Value of Millar Western’s interest in such Subsidiary; and

(d)	with respect to Investments made by Millar Western and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from the payment to Millar Western or any Restricted Subsidiary of dividends, loans or advances or from the receipt of net cash proceeds from the sale of any such Investment or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee).

In determining the amount of any Restricted Payment, cash distributed or invested shall be valued at the face amount thereof and Property other than cash shall be valued at its Fair Market Value.

The provisions of this covenant shall not prevent:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the notes or any Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would comply with the provisions of the indenture;

(2)	the making of any Restricted Payment made in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of shares of Capital Stock of Millar Western (other than Disqualified Capital Stock); provided that any such net cash proceeds are excluded from clause (3)(b) of the immediately preceding paragraph for the purposes of this calculation (and were not included therein at any time);

(3)	the redemption, repayment or retirement of Indebtedness of Millar Western or any Guarantor subordinated to the notes or such Guarantor’s Guarantee, as the case may be, in exchange for, by conversion into, or out of the net cash proceeds of, a substantially concurrent sale or incurrence of Indebtedness of Millar Western or such Guarantor, as the case may be (other than any Indebtedness owed to a Restricted Subsidiary), that is contractually subordinated in right of payment to the notes or such Guarantor’s Guarantee, as the case may be, to at least the same extent as the Indebtedness being redeemed, repaid or retired;

(4)	the retirement of any shares of Disqualified Capital Stock of Millar Western or a Restricted Subsidiary by conversion into, or by exchange for, other shares of Disqualified Capital Stock of Millar Western or such Restricted Subsidiary, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of other shares of Disqualified Capital Stock of Millar Western or such Restricted Subsidiary;

(5)	(x) the purchase, redemption or other acquisition for value of shares of Capital Stock of Millar Western held by employees, officers or directors (or their estates or beneficiaries under their estates) of Millar Western, provided that the aggregate cash consideration paid pursuant to this clause (5)(x) does not exceed $2.0 million per year subsequent to the Issue Date; and (y) the purchase, redemption, acquisition or other retirement for nominal value of any rights issued in accordance with the indenture and granted pursuant to any shareholders’ rights plan approved by the Board of Directors of Millar Western;

(6)	the payment of any dividend by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants;

(8)	the payment of cash in lieu of fractional Capital Stock of Millar Western;

(9)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, amalgamation, consolidation or transfer of assets that complies with the provisions described under “—Merger, Consolidation or Sale of Assets” below;

(10)	so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payments of (a) dividends on, and (b) the repurchase, redemption, retirement or acquisition at the scheduled maturity, scheduled repayment or scheduled sinking fund date of, Disqualified Capital Stock or Preferred Stock of a Restricted Subsidiary the incurrence of which was permitted by the indenture;

(11)	so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payment of up to 6% of the net proceeds received by Millar Western in connection with the initial public offering of its Capital Stock;

(12)	payments or distributions of Capital Stock or assets of an Unrestricted Subsidiary; and

(13)	so long as no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such action, payment of other Restricted Payments from time to time in an aggregate amount not to exceed $20.0 million.

In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) (but only if the declaration thereof has not been counted in a prior period) and (5) of this paragraph shall be included in such calculation and clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12) and (13) of this paragraph shall not be included in such calculation.

For the avoidance of doubt, an increase or decrease in the stated capital of Millar Western shall not constitute a Restricted Payment.

Limitation on Liens

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind securing Indebtedness (other than Permitted Liens) upon or with respect to any property or assets of Millar Western or any of its Restricted Subsidiaries (the “Initial Lien”), unless (i) if such Lien secures Indebtedness which is ranked equally and ratably with the notes or any Guarantee, then the notes or such Guarantee, as the case may be, are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the notes or any Guarantee, then the notes or such Guarantee, as the case may be, are secured and the Lien securing such other Indebtedness shall be subordinated to the Lien granted to the holders of the notes or such Guarantee, as the case may be, at least to the same extent as such Indebtedness is subordinated to the notes or such Guarantee, as the case may be. Notwithstanding the foregoing, any Lien securing the notes or any Guarantee granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of the Initial Lien on the property or assets of Millar Western or any Restricted Subsidiary or (b) any sale or transfer to any Person not an Affiliate of Millar Western of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by Millar Western or any Restricted Subsidiary in, or all or substantially all the assets of, the Restricted Subsidiary creating such Initial Lien (so long as no Lien attaches to any assets received in consideration for such sale or transfer).

Limitation on Transactions with Affiliates

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless:

(1)	such Affiliate Transaction is between or among Millar Western and its Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(2)	the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Millar Western or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

In any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $10.0 million which is not permitted under clause (1) of the immediately preceding sentence, Millar Western must obtain a resolution of the disinterested members of the Board of Directors of Millar Western certifying that they have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with clause (2) of the immediately preceding sentence. In addition, in any Affiliate Transaction (or any series of related Affiliate Transactions) involving an amount or having a Fair Market Value in excess of $20.0 million which is not permitted under clause (1) of the second preceding sentence, Millar Western must obtain a written opinion from an Independent Financial Advisor that such transaction or transactions are fair to Millar Western or such Restricted Subsidiary, as the case may be, from a financial point of view or comply with clause (2) above; provided that the provisions of this sentence shall not apply to the sale of inventory in the ordinary course of business.

The foregoing provisions will not apply to:

(1)	any Permitted Investment or Restricted Payment made in compliance with the provisions described under “—Limitation on Restricted Payments” above;

(2)	reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of Millar Western or any Restricted Subsidiary as determined in good faith by Millar Western’s Board of Directors or senior management;

(3)	transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Millar Western and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(4)	sales of Capital Stock of Millar Western (other than Disqualified Capital Stock) to Affiliates of Millar Western;

(5)	the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof;

(6)	customary shareholders and registration rights agreements among Millar Western and its shareholders;

(7)	agreements providing for the provision of administrative, treasury, accounting, management or other similar corporate services or engineering or similar services by Millar Western or any Restricted Subsidiary to an Affiliate; provided that any such agreement shall (i) have terms that are not materially less favorable taken as a whole to Millar Western or such Restricted Subsidiary than agreements of such Person with an Affiliate providing for similar services as in effect on the Issue Date or (ii) comply with the requirements of the first paragraph of this covenant;

(8)	transactions with a Person that is an Affiliate of Millar Western solely because Millar Western owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person;

(9)	transactions under agreements or arrangements with customers or suppliers on terms at least as favorable which could be obtained by Millar Western or a Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s length basis between unaffiliated parties; and

(10)	an increase or decrease in the stated capital of Millar Western.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Millar Western will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to Millar Western or any Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits;

(2)	repay any Indebtedness or any other obligation owed to Millar Western or any Restricted Subsidiary;

(3)	make loans or advances or capital contributions to Millar Western or any of its Restricted Subsidiaries; or

(4)	transfer any of its properties or assets to Millar Western or any of its Restricted Subsidiaries;

except for such encumbrances or restrictions existing under or by reason of:

(1)	encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date;

(2)	the indenture, the notes and any Guarantees, or any other instrument governing debt securities of Millar Western incurred in compliance with the covenant entitled “—Limitation on Additional Indebtedness” that are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Guarantees;

(3)	applicable law, regulations or orders;

(4)	any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Millar Western or its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person (including any Subsidiary of the Person), the property or assets of the Person (including any Subsidiary of the Person) or the properties or assets, in each case, so acquired;

(5)	customary non-assignment provisions in leases or other agreements entered in the ordinary course of business;

(6)	encumbrances or restrictions under Credit Facilities;

(7)	Refinancing Indebtedness; provided that such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(8)	customary restrictions in security agreements or mortgages securing Indebtedness of Millar Western or a Restricted Subsidiary only to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages;

(9)	customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the Capital Stock or assets to be sold or disposed of;

(10)	provisions in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)

provisions in any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date under the provisions of the covenant described under “—Limitation on Additional Indebtedness” if (i) the encumbrances and restrictions are not materially more disadvantageous to the Holders of notes than is customary in comparable financings (as determined in good faith by Millar Western) and (ii) either (x) Millar Western determines that such encumbrance or restriction will not adversely affect Millar Western’s ability to make principal and interest payments on the notes as and when they come due or (x) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(12)	Liens permitted to be incurred under the provisions of the covenant described under “—Limitation on Liens”;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(14)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to above; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Millar Western, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements being so amended, restated, modified, renewed, supplemented, refunded, replaced or refinanced.

Limitations on Subsidiaries

If Millar Western or any of its Restricted Subsidiaries transfers or causes to be transferred any Property to, or organizes, acquires, invests in or otherwise holds an Investment in, any Restricted Subsidiary that is not a Guarantor having total consolidated assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of Millar Western’s obligations under the notes and the indenture on the terms set forth in the indenture and (b) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture. As of the Issue Date, Millar Western had no Subsidiaries, and Millar Western will have no Subsidiaries on the expiration date of this exchange offer.

Payments for Consent

Millar Western will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration to any holder of any notes for any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in any offer or payment of consideration for any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes in connection with an exchange offer, Millar Western and any of its Subsidiaries may exclude (i) Holders or beneficial owners of the notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require Millar Western or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by Millar Western in its sole discretion.

Merger, Consolidation or Sale of Assets

Millar Western will not consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

(1)	(x) Millar Western shall be the continuing Person, or (y) the Person (if other than Millar Western) formed by such consolidation or amalgamation or into which Millar Western is merged or to which the properties and assets of Millar Western are sold, assigned, transferred, leased, conveyed or otherwise disposed of (in any case, the “Successor Company”) shall be an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia or the laws of Canada or any province or territory thereof and the Successor Company shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of Millar Western under the indenture and the notes and the obligations thereunder shall remain in full force and effect; provided, that if the Successor Company is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of Millar Western under the indenture and the notes pursuant to a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee;

(2)	immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)	immediately after giving effect to such transaction, on a pro forma basis, (i) Millar Western or such Successor Company could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under “—Certain Covenants—Limitation on Additional Indebtedness” above or (ii) the Consolidated Fixed Charge Coverage Ratio for Millar Western or the Successor Company, as the case may be, would be greater than or equal to such Consolidated Fixed Charge Coverage Ratio for Millar Western prior to such transaction; provided that a Person that is a Guarantor may merge into Millar Western without complying with this clause (3);

provided, that clauses (2) and (3) do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of Millar Western with, into or to a Restricted Subsidiary or the consolidation, merger, sale, conveyance transfer or other disposition of a Restricted Subsidiary with, into or to Millar Western or (ii) if, in the good faith determination of the board of directors of Millar Western, the sole purpose of the transaction is to change the jurisdiction of incorporation of Millar Western.

Upon the consummation of any transaction effected in accordance with these provisions, if Millar Western is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Millar Western under the indenture and the notes with the same effect as if such successor Person had been named as the issuer in the indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, Millar Western will be released from its obligations under the indenture and the notes.

Subject to certain limitations governing releases of Guarantors described in the third paragraph under “—Guarantees,” no Guarantor will, and Millar Western will not permit any Guarantor to, consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless either:

(1)

(x) (i) such Guarantor shall be the continuing Person, or (ii) the Person (if other than such Guarantor) formed by such consolidation or amalgamation or into which such Guarantor is merged or to which the properties and assets of such Guarantor are sold, assigned, transferred, leased, conveyed or otherwise disposed of is another Guarantor or shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the indenture; and

(y) immediately before and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; or

(2)	the transaction does not violate the terms of the covenant described under “—Offers to Repurchase by Millar Western—Asset Sales”

In connection with any consolidation, merger or transfer of assets contemplated by this provision, Millar Western shall deliver, or cause to be delivered, to the trustee in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Millar Western, the Capital Stock of which constitutes all or substantially all of the properties and assets of Millar Western, shall be deemed to be the transfer of all or substantially all of the properties and assets of Millar Western.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)	default in payment of any principal of, or premium, if any, on the notes when due (whether at maturity, upon redemption or otherwise);

(2)	default in the payment of any interest on, or Special Interest with respect to, any note when due, which default continues for 30 days or more;

(3)	default by Millar Western or any Restricted Subsidiary in the observance or performance of any other covenant in the notes or the indenture for 60 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding (except in the case of a default with respect to (x) the provisions described under “—Offers to Repurchase by Millar Western—Change of Control”, “—Offers to Repurchase by Millar Western—Asset Sales”, or “Merger, Consolidation or Sale of Assets”, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement and (y) the provisions described under “—Reports to Holders” as described below in clause (4) of this paragraph);

(4)	default by Millar Western in the observance or performance of the covenants described under “—Reports to Holders” for 90 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Millar Western or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Millar Western or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its expressed maturity, which acceleration is not rescinded, annulled, waived or otherwise cured within 30 days of receipt by Millar Western or such Restricted Subsidiary of notice of any such acceleration, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is at such time a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more and such Indebtedness has not been paid in full within 30 days of receipt of such notice;

(6)	any final judgment or judgments which can no longer be appealed for the payment of money in excess of $20.0 million (in excess of amounts covered by insurance) shall be rendered against Millar Western or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(7)	certain events involving bankruptcy, insolvency or reorganization of Millar Western or any Material Subsidiary thereof; and

(8)	any of the Guarantees of a Material Subsidiary ceases to be in full force and effect or any of the Guarantees of a Material Subsidiary is declared to be null and void and unenforceable or any of the Guarantees of a Material Subsidiary is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

Millar Western shall deliver to the trustee, as soon as practicable and in any event within 10 business days after Millar Western’s knowledge thereof, written notice in the form of an officers’ certificate of any Default under the indenture, its status and what action Millar Western proposes to take with respect thereto.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Millar Western or any Material Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Millar Western with the intention of avoiding payment of the premium that Millar Western would have had to pay if Millar Western then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, then if such Initial Default is cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

Legal Defeasance and Covenant Defeasance

Millar Western may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	Millar Western’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Millar Western’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Millar Western may, at its option and at any time, elect to have the obligations of Millar Western and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Millar Western must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Millar Western must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Millar Western must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Millar Western has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Millar Western must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

in the case of Legal Defeasance or Covenant Defeasance, Millar Western must deliver to the trustee an opinion of counsel in Canada to the effect that Holders of the outstanding notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the trustee);

(5)	no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Millar Western or any of its Subsidiaries is a party or by which Millar Western or any of its Subsidiaries is bound;

(7)	Millar Western must deliver to the trustee an officers’ certificate stating that the deposit was not made by Millar Western with the intent of preferring the Holders of notes over the other creditors of Millar Western with the intent of defeating, hindering, delaying or defrauding creditors of Millar Western or others; and

(8)	Millar Western must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Millar Western, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Millar Western or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Millar Western or any Guarantor is a party or by which Millar Western or any Guarantor is bound;

(3)	Millar Western or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Millar Western has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Millar Western must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note, change the date on which any notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor (other than, at any time prior to the occurrence of a triggering Change of Control or a requirement to make an Asset Sale Offer, as applicable, the provisions relating to the covenants described above under “—Offers to Repurchase by Millar Western—Change of Control” and “—Offers to Repurchase by Millar Western—Asset Sales);

(3)	reduce the rate of or change the time for payment of interest on any note, including Additional Amounts;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Millar Western, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Millar Western’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Millar Western’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that in the good faith opinion of the Board of Directors of Millar Western (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee) does not adversely affect the rights under the indenture of any such Holder;

(5)	to add a Guarantor;

(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to conform the text of the indenture, the Guarantees or the notes to any provision of this Description of Notes; or

(8)	to issue additional notes in compliance with the covenant described under the caption “—Limitation on Additional Indebtedness”.

Reports to Holders

Whether or not required by the Commission, so long as any notes are outstanding, Millar Western will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations all quarterly and annual financial information that Millar Western would have been required to file with the Commission (a) on Forms 10-Q or 10-K if Millar Western were required to file on such Forms, or (b) on Forms 6-K, 20-F or 40-F, including in each case a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Millar Western’s certified independent accountants.

If Millar Western is not subject to the periodic reporting requirements of the Exchange Act for any reason and Millar Western does not file the reports specified in the preceding paragraph with the Commission within the time periods specified above, Millar Western will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Millar Western were required to file those reports with the Commission. In addition, Millar Western and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and including any information that would be required by clause (b) of the preceding paragraph.

Concerning the Trustee

If the trustee becomes a creditor of Millar Western or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Millar Western Forest Products Ltd. 16640-111 Avenue, Edmonton, Alberta, Canada T2M 2S5, Attention: Chief Financial Officer.

Governing Law

The indenture provides that the indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since substantially all of the assets of Millar Western are outside the United States, any judgment obtained in the United States against Millar Western, including judgments with respect to the payment of principal, premium, if any, and interest on the notes, may not be collectible within the United States.

Millar Western has been informed by its Canadian counsel, Fraser Milner Casgrain LLP, that the laws of the Province of Alberta and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Alberta on any final and conclusive judgment in personam of any federal or state court located in the State of New York (a “New York Court”) against Millar Western, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforceability of the indenture and the notes that is not impeachable as void or voidable under the internal laws of the State of New York if (i) the New York Court rendering such judgment had jurisdiction over the Corporation according to the laws of the Province of Alberta (and submission by Millar Western in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose with respect to the notes), (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of Alberta or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada), (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Alberta, (iv) no new admissible evidence relevant to the action or new right or defense is discovered prior to the rendering of judgment by the court in the Province of Alberta, (v) the judgment is not under appeal and there is no other subsisting judgment in any jurisdiction relating to the same cause of action, and (vi) the action to enforce such judgment is commenced within the appropriate limitation period; except that (x) under the Currency Act (Canada), any court in the Province of Alberta may only give judgment in Canadian dollars, (y) and under the laws of Alberta, the appropriate date for such conversion when the action is on a foreign judgment may be other than the date of payment of the judgment; and (z) the enforcement of such judgment may be affected by the laws of general application limiting the enforcement of creditors’ rights including bankruptcy, reorganization, winding up, moratorium and similar laws. Millar Western has been advised by such Canadian counsel that there is doubt as to the enforceability in Canada by a court of original actions, or in motions to enforce judgments of the United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company (“DTC”) in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.

DTC Procedures

For your convenience, we are providing you with a description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book-entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s system is also indirectly available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant. DTC may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of DTC.

DTC has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in DTC or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, none of Millar Western, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note; or

(2)	any other matter relating to the actions and practices of DTC or any of its direct or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reason to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of DTC, the trustee or us.

Neither we nor the trustee will be liable for any delay by DTC or any direct or indirect participant in identifying the beneficial owners of the notes, and both we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although DTC, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Millar Western, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)	DTC notifies us that it is unwilling or unable to continue as depository for the global notes or has ceased to be a clearing agency registered under the Exchange Act and, in each case, we fail to appoint a successor depository within 120 days;

(2)	we are required by law to exchange global notes for definitive notes and we deliver a written notice to the trustee to such effect; or

(3)	there shall have occurred and be continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in DTC’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Payment

Payment of principal, interest and premium and Special Interest, if any, shall be made to the Holders of global notes through DTC in accordance with DTC’s applicable procedures, as described above. Payment of principal, interest and premium and Special Interest, if any, shall be made to Holders of certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Consent to Jurisdiction and Service

The indenture and the registration rights agreement provide that Millar Western and any Guarantors appoint CT Corporation System as their respective agent for service of process in any suit, action or proceeding with respect to the indenture or the notes and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in The City of New York and will submit to the jurisdiction of such courts.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with Millar Western or a Restricted Subsidiary or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Affiliate” means, with respect to any specific Person, any other Person (including, without limitation, such Person’s issue, siblings and spouse) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

“Applicable Premium” means, as determined by the Company, with respect to any note on any applicable redemption date, the greater of: (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of: (a) the present value at such redemption date of (i) the redemption price of such note at April 1, 2016 (such redemption price being set forth in the table appearing in the third paragraph under “—Redemption— Optional Redemption”) above plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through April 1, 2016, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

“Asset Acquisition” means (a) an Investment by Millar Western or any Restricted Subsidiary in any other Person pursuant to which such Person becomes a Restricted Subsidiary, or shall be merged with or into Millar Western or any Restricted Subsidiary or (b) the acquisition by Millar Western or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease (other than operating leases entered into in the ordinary course of business) or other disposition (including pursuant to any Sale and Lease-Back Transaction), other than to Millar Western or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of:

(1)	any Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness” and other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Millar Western or a Restricted Subsidiary); or

(2)	any other property or assets (including any interest therein, but excluding the Capital Stock of, or other Investment in, Unrestricted Subsidiaries) of Millar Western or of any Restricted Subsidiary thereof outside of the ordinary course of business;

provided that Asset Sales shall not include:

(1)	a transaction or series of related transactions for which Millar Western or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(2)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Millar Western as permitted under “—Merger, Consolidation or Sale of Assets” or “—Offers to Repurchase by Millar Western—Change of Control;”

(3)	sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Millar Western or any Restricted Subsidiary, as the case may be;

(4)	the sale of inventory in the ordinary course of business;

(5)	any Permitted Investment or Restricted Payment made in compliance with the “—Certain Covenants—Limitation on Restricted Payments” covenant;

(6)	the sale or other disposition of cash or Cash Equivalents, or the sale of accounts receivable in connection with the compromise, settlement or collection thereof;

(7)	the sale or grant of licences or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of Millar Western and the Restricted Subsidiaries taken as a whole;

(8)	the lease, assignment or sublease of real property in the ordinary course of business;

(9)	the disposition of assets received in settlement of obligations owing to Millar Western or any Restricted Subsidiary, which obligations were incurred in the ordinary course of business;

(10)	the granting of a Lien permitted under the indenture or the foreclosure of assets of Millar Western or any of its Restricted Subsidiaries to the extent not constituting a Default;

(11)	the disposition of Capital Stock of a Restricted Subsidiary to a Person from whom Millar Western or a Restricted Subsidiary acquires assets as consideration for such assets;

(12)	the unwinding of any Interest Rate Agreement, Currency Agreement, Commodity Agreement or other hedging agreement;

(13)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14)	any financing transaction with respect to property built or acquired by Millar Western or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the indenture; and

(15)	the sale of Capital Stock of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such arrangement and (ii) the present value (discounted according to GAAP at the cost of indebtedness implied in the Sale and Lease-Back Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back transaction (including any period for which such lease has been extended).

“Board of Directors” means, as to any Person, the board of directors of such Person and any duly authorized committee thereof.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligations” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP in effect on the Issue Date, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP in effect on the Issue Date.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any province of Canada or any political subdivision of any such state or province, as the case may be, or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); provided that, in the event that any such obligation is not rated by S&P or Moody’s, such obligation shall have the highest rating from Dominion Bond Rating Service Limited (“DBRS”);

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least R-1 (low) from DBRS or A-2 from S&P or at least P-2 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or Canada or any state or province, as the case may be, thereof or the District of Columbia or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than US$250,000,000;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

A “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Millar Western and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of Millar Western; or

(3)	any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (“Group”), other than Permitted Holders, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Common Stock of Millar Western.

(4)	there shall be consummated any amalgamation, consolidation or merger of Millar Western in which Millar Western is not the continuing or surviving corporation or pursuant to which the Common Stock of Millar Western would be converted into cash, securities or other property, other than an amalgamation, consolidation or merger of Millar Western in which the holders of the Common Stock of Millar Western outstanding immediately prior to the amalgamation, consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such amalgamation, consolidation or merger; or

(5)

during any period of two consecutive years commencing after Millar Western’s initial public offering of Common Stock, individuals who at the beginning of such period constituted the Board of Directors of Millar Western (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Millar Western has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Millar Western.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices and not for speculative purposes.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of EBITDA of such Person for the four most recent consecutive fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination to Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis to:

(1)	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period;

(2)	any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period; and

(3)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Millar Western or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA attributable to the assets which are the subject of the Asset Sale or Asset Acquisition during the Four Quarter Period) occurring on or after the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of such Four Quarter Period.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense; plus

(2)	the product of (x) the amount of all dividend payments (to any Person other than Millar Western or a Restricted Subsidiary) on any series of Disqualified Capital Stock of such Person or Preferred Stock of a Restricted Subsidiary of such Person (other than dividends paid in Capital Stock or Preferred Stock of a Restricted Subsidiary of such Person (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state, provincial and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the sum, without duplication, of:

(1)	the aggregate amount of interest charges (excluding fees and expenses incurred in connection with the offering of the initial notes), whether expensed or capitalized, incurred or accrued by such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus

(2)	to the extent not included in clause (1) above, an amount equal to the sum of:

(a)	imputed interest included in Capitalized Lease Obligations;

(b)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(c)	the net costs associated with Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations, excluding non-cash mark to market adjustments;

(d)	the interest portion of any deferred payment obligations;

(e)	amortization of discount or premium on Indebtedness, if any;

(f)	all capitalized interest and all accrued interest;

(g)	all other non-cash interest expense;

(h)	all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person; and

(i)	the amount of all payments charged to shareholder’s equity on any “compound financial instrument” (as described under GAAP) paid, accrued or scheduled to be paid or accrued during such period; minus

(3)	interest income of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

For purposes of calculating Consolidated Interest Expense on a pro forma basis:

(1)	interest on Indebtedness bearing a floating rate of interest shall be calculated using the interest rate in effect at the time of determination, taking into account on a pro forma basis any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term at the date of determination of at least 12 months; and

(2)	if Indebtedness was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be calculated based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, shall be excluded, except to the extent of the amount of cash dividends or distributions actually received by the referent Person or a Restricted Subsidiary of the referent Person;

(2)	the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the notes or the indenture) shall be excluded to the extent of such restriction or limitation;

(3)	(a) in calculating Consolidated Net Income for the purposes of clause 3(a) under “—Certain Covenants—Limitation on Restricted Payments,” the Net Income of any Person acquired for any period prior to the date of such acquisition shall be excluded and (b) any net after-tax gain or loss resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded;

(4)	after-tax items classified as extraordinary or unusual, non-recurring gains or losses and any foreign exchange gains and losses shall be excluded;

(5)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(6)	the cumulative effect of a change in accounting principles after the Issue Date shall be excluded;

(7)	any restoration to income or any contingency reserve of an extraordinary, non-recurring or unusual nature shall be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time subsequent to the Issue Date;

(8)	any non-cash charges related to asset impairment or write-down of goodwill under GAAP will be excluded;

(9)	unrealized non-cash gains and losses with respect to Interest Rate Agreements, Currency Agreements, Commodity Agreements and other hedging obligations will be excluded; and

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded.

“Corporate Services Agreements” means (i) the Corporate Services Agreement, dated as of May 13, 1998, between Millar Western and Industries, as in effect on the Issue Date, and (ii) the Trademark Licensing Agreement, dated as of May 13, 1998, between Millar Western and Industries, as in effect on the Issue Date, and, in the case of each of clause (i) and (ii), any amendment thereto so long as any such amendment does not materially alter the character or extent of the financial and economic risks and obligations of Millar Western from those existing on the Issue Date.

“Credit Facilities” means, (i) one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable instruments), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Millar Western or any Restricted Subsidiary against fluctuations in currency values.

“Designation” shall have the meaning set forth in the definition of “Unrestricted Subsidiary”.

“Disqualified Capital Stock” means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each case, in accordance with a change of control provision, which provision has substantially the same effect as the provisions of the indenture described under “—Offers to Repurchase by Millar Western—Change of Control”), in whole or in part, or is exchangeable into Indebtedness on or prior to the final maturity date of the notes.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to:

(1)	the sum, without duplication; of:

(a)	Consolidated Net Income for such period; plus

(b)	the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income (minus any provision for taxes utilized in computing net loss under clause (a) hereof to the extent such provision reduced net loss); plus

(c)	Consolidated Fixed Charges for such period; plus

(d)	depreciation for such period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(e)	amortization for such period on a consolidated basis, to the extent reducing Consolidated Net Income; plus

(f)	debt extinguishment costs and expenses (including, without limitation, any costs or expenses in connection with the transactions contemplated in the offering circular relating to the issuance of the initial notes); plus

(g)	transaction costs, fees and expenses in connection with any acquisition or disposition of assets or issuance or repayment of Indebtedness or Capital Stock (whether or not successful) by Millar Western or any Restricted Subsidiary; plus

(h)	any other non-cash items reducing Consolidated Net Income for such period; minus

(2)	all non-cash items increasing Consolidated Net Income for such period; minus

(3)	all cash payments during such period relating to non-cash charges that were added back in determining EBITDA in any prior period, determined on a consolidated basis with respect to Millar Western and its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of Millar Western acting reasonably and in good faith and, in the case of determination involving assets or property in excess of $2.0 million shall be evidenced by a resolution of the Board of Directors of Millar Western delivered to the trustee.

“GAAP” means generally accepted accounting principles consistently applied as in effect in Canada from time to time, including International Financial Reporting Standards as issued by the International Financial Accounting Standards Board.

“Guarantee” means a guarantee of the initial notes or exchange notes by a Guarantor issued pursuant to the terms of the indenture.

“Guarantors” means each Restricted Subsidiary that hereafter becomes a Guarantor pursuant to the indenture.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence”, “incurred”, “incurrable”, and “incurring” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet (excluding notes) of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(1)	any Capitalized Lease Obligations of such Person;

(2)	obligations secured by a Lien to which any property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby shall have been assumed, provided that, for the purposes of determining the amount of Indebtedness described in this clause, if recourse with respect to such Indebtedness is limited to such property or assets, the amount of such Indebtedness shall be deemed to be the lesser of (A) the Fair Market Value of such property or assets and (B) the amount of such Indebtedness;

(3)	guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

(4)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(5)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof, “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such price shall be the Fair Market Value of such Disqualified Capital Stock);

(6)	all Preferred Stock issued by a Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for the purposes hereof, “maximum fixed repurchase price” of any Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and if such price is based upon, or measured by, the fair market value of such Preferred Stock, such price shall be the Fair Market Value of such Preferred Stock);

(7)	obligations of any such Person under any Currency Agreement or any Interest Rate Agreement applicable to any of the foregoing or Commodity Agreement (if and to the extent such Currency Agreement, Interest Rate Agreement or Commodity Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP); and

(8)	Attributable Indebtedness of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(1)	the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness at such time as determined in conformity with GAAP; and

(2)	Indebtedness shall not include any liability for federal, provincial, state, local or other taxes.

Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of Millar Western or any of its Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States or Canada (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Millar Western or any of its Affiliates and (ii) which, in the judgment of the Board of Directors of Millar Western, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Industries” means Millar Western Industries Ltd.

“Interest Rate Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Investments” means, with respect to any Person, directly or indirectly, any advance (or other extension of credit), account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of cash or other Property to others, payments for Property or services for the account or use of others or otherwise), any guarantee of any obligations or Indebtedness of any other Person, the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, or other evidence of beneficial ownership of, or interest in, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (ii) the repurchase by a Person of securities of its own issue. For the purposes of the “Limitation on Restricted Payments” covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Millar Western or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving the transfer of any property or assets other than cash, such property or assets shall be valued at its or their Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” will include the portion (proportionate to Millar Western’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of Millar Western at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Millar Western.

“Issue Date” means April 7, 2011.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Magnesium Sulphate Supply Agreement” means the Magnesium Sulphate Supply Agreement, dated August 15, 1988, between Millar Western Industries Ltd. and Millar Western Pulp Ltd. (a predecessor of Industries), as in effect on the Issue Date, and any amendment thereto so long as any such amendment does not materially alter the character or extent of the financial and economic risks and obligations of Millar Western from those existing on the Issue Date.

“ Material Subsidiary” means, at any date of determination:

(1)	any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries:

(a)	for the most recent fiscal year of Millar Western, accounted for more than 10.0% of the consolidated revenues of Millar Western and the Restricted Subsidiaries; or

(b)	as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of Millar Western and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of Millar Western and the Restricted Subsidiaries for such year prepared in conformity with GAAP; and

(2)	any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Material Restricted Subsidiaries and as to which any event described in clause (7) of “Events of Default” above has occurred, would constitute a Material Restricted Subsidiary under clause (1) of this definition.

“Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Asset Sale:

(1)	cash received by Millar Western or any Restricted Subsidiary from such Asset Sale, after:

(a)	provision for all income or other taxes measured by or resulting from such Asset Sale;

(b)	payment of all brokerage commissions, underwriting and other fees and expenses, including without limitation, legal, accounting and appraisal fees, related to such Asset Sale;

(c)	provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale;

(d)

deduction of appropriate amounts to be provided by Millar Western or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Millar Western or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; provided, however, that at such time as such amounts are no longer reserved or such reserve is no longer necessary, any remaining amounts shall become Net Proceeds to be allocated in accordance with “—Offers to Repurchase by Millar Western—Asset Sales”; and

(e)	deduction of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale; and

(2)	promissory notes and other non-cash consideration received by Millar Western or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

“Permitted Holders” means:

(1)	James B. Millar and H. MacKenzie Millar;

(2)	the spouses, children and other lineal descendants of either of the persons referred to in clause (1) above;

(3)	the undistributed estate of any of the persons referred to in clauses (1) and (2) above;

(4)	any trust so long as one or more of the persons referred to in clause (2) above retains all of the beneficial interest thereunder; and

(5)	any Person at least a majority of the voting power of the outstanding Capital Stock of which is owned by any of the persons referred to in clauses (1), (2), (3) or (4) above.

“Permitted Investments” means Investments made on or after the Issue Date consisting of:

(1)	Investments by Millar Western, or by a Restricted Subsidiary thereof, in Millar Western or a Restricted Subsidiary;

(2)	Investments by Millar Western, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Millar Western or a Restricted Subsidiary thereof, and in each case Investments held by such Person provided that they are not acquired in contemplation thereof;

(3)	Investments in Cash Equivalents;

(4)	loans and advances made to employees not to exceed $5.0 million in the aggregate at any one time outstanding;

(5)	an Investment that is made by Millar Western or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures or other securities that are issued by a third party to Millar Western or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is permitted under “—Offers to Repurchase by Millar Western—Asset Sales” or of an asset sale not constituting an Asset Sale;

(6)	other Investments in an amount not to exceed, together with the amount of all other Investments outstanding under this clause (6), at the time of such Investment and after giving pro forma effect thereto, 7.5% of the consolidated tangible assets of Millar Western and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements are available ending on or prior to the date of determination (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (6);

(7)	any Investments by Millar Western or a Restricted Subsidiary received in compromise of claims, settlement of debts or disputes or satisfaction of judgments relating to obligations payable to Millar

Western or such Restricted Subsidiary, as the case may be, in its capacity as trade creditor or from customers, which obligations were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8)	Currency Agreements, Interest Rate Agreements and Commodity Agreements;

(9)	guarantees of Indebtedness issued in compliance with the “Certain Covenants—Limitation on Incurrence of Indebtedness” covenant; and

(10)	Investments existing on the Issue Date.

“Permitted Liens” means:

(1)	Liens on Property or assets of, or any Capital Stock of, any corporation existing at the time such Property, assets or Capital Stock are acquired by Millar Western or any of its Restricted Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided (x) that such liens are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by Millar Western or its Restricted Subsidiaries and (y) that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, Capital Stock or Indebtedness of such corporation;

(2)	Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, Capital Stock or Indebtedness securing the Indebtedness so refunded, refinanced or extended;

(3)	Liens in favor of Millar Western or any Restricted Subsidiary;

(4)	Liens to secure Purchase Money Indebtedness or Capitalized Lease Obligations that is otherwise permitted to be incurred under the indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property and (b) such Lien does not extend to or cover any Property other than such Property, any improvements on such Property and any Property attached, appurtenent or connected thereto;

(5)	statutory liens or landlords’, carriers’, warehousemen’s, unemployment insurance, surety or appeal bonds, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens imposed by law arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(6)	Liens existing on the Issue Date;

(7)	Liens securing only the notes or the Guarantees;

(8)	easements, reservation of rights of way, restrictions (including, but not limited to, zoning and building restrictions) and other similar easements, licenses, restrictions on the use of Properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of Millar Western and its Restricted Subsidiaries;

(9)	Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens on inventory and receivables securing Indebtedness under a Credit Facility;

(11)	Liens securing obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements, in each case permitted to be incurred under the indenture;

(12)	Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(13)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14)	other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $1.0 million in the aggregate at any one time outstanding;

(15)	Liens arising pursuant to Sale and Lease-Back transactions entered into in compliance with the indenture;

(16)	Liens securing Indebtedness permitted to be incurred under clause (10) of the second paragraph of the “—Limitation on Additional Indebtedness” covenant;

(17)	Liens on the assets of a Restricted Subsidiary that is not a Guarantor;

(18)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods; and

(19)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (18); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any other Property of Millar Western or its Subsidiaries other than such item of Property originally covered by such Lien or by improvement thereon or additions or accessions thereto.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance the cost (including the cost of construction, installation or improvement) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) the lesser of (A) the Fair Market Value of such property or (B) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

“Refinancing Indebtedness” means Indebtedness that replaces, refunds, renews, refinances or extends any Indebtedness of Millar Western or a Restricted Subsidiary permitted to be incurred by Millar Western or its Restricted Subsidiaries pursuant to the covenant described under “—Certain Covenants—Limitation on Additional Indebtedness” (other than pursuant to clauses (1), (4), (6), (7), (8), (9), (10), (12), (14), (16) and (17) of the definition of Permitted Indebtedness), but only to the extent that:

(1)	the Refinancing Indebtedness is subordinated to the notes to at least the same extent as the Indebtedness being replaced, refunded, renewed, refinanced or extended, if at all;

(2)	the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being replaced, refunded, renewed, refinanced or extended, or (b) after the maturity date of the notes;

(3)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being replaced, refunded, renewed, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes;

(4)	such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being replaced, refunded, renewed, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and reasonable premiums and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(5)	such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being replaced, refunded, renewed, refinanced or extended, except that Millar Western or a Guarantor may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary.

“Replacement Assets” means (i) properties or assets (other than cash or Cash Equivalents or any Capital Stock or other security) that will be used or useful in the business of Millar Western or its Restricted Subsidiaries as conducted on the Issue Date, or in businesses similar to or ancillary to the business of Millar Western or its Restricted Subsidiaries as conducted on the Issue Date or that replaces assets subject to an Asset Sale or (ii) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

“Restricted Subsidiary” means a Subsidiary of Millar Western other than an Unrestricted Subsidiary. The Board of Directors of Millar Western may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Indebtedness of such Subsidiary as having been incurred at the time of such action), (i) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Additional Indebtedness” above and (ii) no Default or Event of Default shall have occurred and be continuing.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Millar Western or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Millar Western or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2016; provided, however, that if the period from the redemption date April 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of Millar Western which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Millar Western.

The Board of Directors of Millar Western may designate (a “Designation”) any Subsidiary of Millar Western (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other acquisition transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Millar Western or any other Subsidiary of Millar Western which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of Millar Western in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares or similar requirements of law) of which are owned, directly or indirectly, by Millar Western or another Wholly-Owned Restricted Subsidiary.

FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes, to the extent it constitutes discussion of law and legal conclusions and subject to the limitations and qualifications set forth herein and in Exhibit 8.1, is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular U.S. Holders in light of their personal circumstances or to persons that are subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	banks,

•	financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	partnerships or other pass-through entities (or persons that hold the initial notes or the exchange notes through partnerships or other pass-through entities),

•	persons subject to alternative minimum tax,

•	persons that own the initial notes or the exchange notes as part of a hedge or that are hedged against interest rate risks,

•	persons that own the initial notes or the exchange notes as part of a straddle, conversion, constructive sale or other integrated transaction for tax purposes,

•	holders whose functional currency for tax purposes is not the U.S. dollar, or

•	U.S. expatriates.

The information set forth below deals only with U.S. Holders that hold the initial notes and exchange notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any of the authorities on which this discussion is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this section. This discussion does not address the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and ownership or disposition of the exchange notes acquired by U.S. Holders pursuant to the exchange offer or that any such position would not be sustained. This section does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local or other taxing jurisdiction.

Holders of our notes are encouraged to consult their own tax advisors concerning the tax consequences discussed below in light of their particular circumstances, including the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

A U.S. Holder is a beneficial owner of an initial note or an exchange note that is: (1) a citizen or resident alien of the United States as determined for U.S. federal income tax purposes, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity taxable as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds the exchange notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) that acquires or holds the exchange notes is encouraged to consult its own tax advisors.

Exchange Offer

The exchange of the initial notes for exchange notes in this exchange offer will not constitute a taxable event for U.S. Holders. Consequently, an exchanging U.S. Holder will not recognize gain or loss on the exchange. The holding period of the exchange note will include the holding period of the initial note and the basis of the exchange note will be the same as the basis of the initial note immediately before the exchange.

Interest

Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Stated interest received by a U.S. Holder will be treated as foreign source income for purposes of calculating the U.S. Holder’s U.S. foreign tax credit limitation, and will be “passive category income” or, in the case of certain U.S. Holders, “general category income.” The rules governing U.S. foreign tax credits are complex and U.S. Holders are encouraged to consult their own tax advisors regarding the availability of U.S. foreign tax credits in their particular circumstances.

Market Discount

If a U.S. Holder purchased an initial note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as market discount for United States federal income tax purposes. The amount of any market discount will be treated as de minimis and disregarded if it is less than  1/4 of 1 percent of the revised issue price of the initial note, multiplied by the number of remaining complete years to maturity. The rules described below do not apply to U.S. Holders that own an initial note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any market discount that has not previously been included in income. If a U.S. Holder disposes of an exchange note in a nontaxable transaction (other than certain specified nonrecognition transactions), such Holder will be required to include any accrued market discount as ordinary income as if it had sold the exchange note at its then fair market value. In addition, U.S. Holders may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which a U.S. Holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such Holder makes an irrevocable election to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. Holder makes an election to include market discount in income currently, its adjusted basis in an exchange note will be increased by any market discount included in income with respect to such note. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and may not be revoked without the consent of the IRS.

Bond Premium

If a U.S. Holder purchased an initial note for an amount in excess of its principal amount, such Holder may treat the excess as amortizable bond premium. If a U.S. Holder makes this election, it will reduce the amount required to be included in its income each year with respect to interest on an exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, will apply to all taxable bonds held during the taxable year for which the election is made or subsequently acquired, and cannot be revoked without the consent of the IRS. If a U.S. Holder does not make this election, such Holder will be required to include in gross income the full amount of interest on the exchange note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the exchange note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the exchange note. U.S. Holders are encouraged to consult their own tax advisors concerning the computation and amortization of any bond premium on an exchange note under their individual circumstances.

Sale, Exchange or Other Disposition of a Note

Except to the extent discussed above under “—Market Discount,” upon the sale, exchange, or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which will be taxable as described under “—Interest” above) and the U.S. Holder’s tax basis in the note. Except to the extent discussed above under “—Market Discount and —Bond Premium,” a U.S. Holder’s initial tax basis in a note will equal the amount such holder paid for the note. Except to the extent discussed above under “—Market Discount,” such gain or loss will be U.S. source capital gain or loss if the U.S. Holder is a “United States resident” as determined for the purposes of the rules regarding the source of income, and will be treated as long-term capital gain or loss if the note has been held for more than one year at the time of the disposition of the note. Net long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% tax on “net investment income” including, among other things, interest and net gain from disposition of property (other than property held in a trade or business). U.S. Holders are encouraged to consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of exchange notes.

Information Reporting and Backup Withholding

Information reporting requirements and backup withholding may apply to certain payments to U.S. Holders of interest on the notes and to the proceeds of a sale, exchange or other disposition (including a redemption) of a note. Backup withholding may be required if the U.S. Holder fails (i) to furnish the U.S. Holder’s correct taxpayer identification number, (ii) to certify that such U.S. Holder is not subject to backup withholding or (iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to the information reporting and backup withholding requirements. Backup withholding is not an additional tax. A U.S. Holder may be entitled to a refund or a credit with respect to any amounts withheld under the backup withholding rules, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Investor Reporting Requirements

Certain U.S. Holders are required to report investments in “specified foreign financial assets,” which may include the exchange notes if they are not held through a custodial account with a U.S. financial institution. Holders that fail to report this information, if required, could become subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding this reporting requirement.

Canadian Federal Income Tax Considerations

The following is a general discussion of the principal Canadian federal income tax considerations generally applicable to a person who acquires exchange notes in exchange for initial notes and who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times, is not resident in Canada, deals at arm’s length with us, holds the initial notes as capital property, will hold the exchange notes as capital property, does not use or hold and is not deemed or considered to use or hold the initial notes in carrying on business in Canada, and will not use or hold and will not be deemed or considered to use or hold the exchange notes in carrying on business in Canada (an “Unconnected Holder”). For the purposes of the Canadian Tax Act, related persons (as therein defined) are deemed not to deal at arm’s length. Special rules which are not discussed below may apply to an Unconnected Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof, all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and our understanding of the published administrative practices of the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law or administrative practice, whether by legislative, government or judicial decision or action and does not take into account provincial, territorial or foreign income tax legislation or considerations.

This discussion is of a general nature only, and is not intended to be, nor should it be interpreted as, legal or tax advice to any particular Unconnected Holder and no representation is made with respect to the Canadian income tax consequences to any particular person exchanging initial notes for exchange notes. We recommend that Unconnected Holders consult their own tax advisors with respect to their particular circumstances.

The exchange by an Unconnected Holder of initial notes for exchange notes will not be subject to Canadian income tax.

Under the Canadian Tax Act, payments by us to an Unconnected Holder of principal and interest on the exchange notes will be exempt from Canadian withholding tax.

No other Canadian taxes on income, including taxable capital gains, will be payable by an Unconnected Holder under the Canadian Tax Act solely as a consequence of the ownership, acquisition or disposition of exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2012, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto, Ontario, will pass on the validity of the exchange notes offered hereby under United States law. Fraser Milner Casgrain LLP, Edmonton, Alberta, will pass on certain matters of Canadian federal law and the laws of the Province of Alberta relating to the exchange notes offered hereby.

EXPERTS

The audited financial statements of Millar Western Forest Products Ltd. as of December 31, 2011 and 2010 and for each of the years then ended have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are not subject to the information requirements of Sections 13(a) or 15(d) of the Exchange Act. You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

This prospectus contains summaries of certain agreements that we have entered into in connection with the offering of the initial notes, such as the indenture for the notes. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Millar Western Forest Products Ltd. 16640-111 Avenue, Edmonton, Alberta, Canada T2M 2S5, Attention: Chief Financial Officer.

GLOSSARY OF CERTAIN TERMS AND DEFINITIONS

The following terms have the following meanings in this prospectus:

“AAC” means annual allowable cut, being the amount of timber that may be harvested in any one year as stipulated in the pertinent forest management plan for a Forest Management Unit as approved by the Minister of Sustainable Resource Development of Alberta;

“ADMT” means air dried metric tonne, a unit of measurement of pulp volume and “MADMT” means one thousand air dried metric tonnes;

“BCTMP” means bleached chemi-thermo-mechanical pulp, which is pulp produced in a process that uses mild chemicals, heat and mechanical action to separate cellulose fibers;

“BHKP” means bleached hardwood kraft pulp;

“BSKP” means bleached softwood kraft pulp;

“coniferous” means a type of tree that is cone-bearing and has needles or scale-like leaves, such as pine, spruce or fir;

“Coniferous Timber Quota” means the right to harvest a percentage share of the AAC of coniferous timber within a Forest Management Unit, allocated on a 20-year basis and renewable thereafter for additional 20-year periods;

“CTMP” means chemi-thermo-mechanical pulp;

“deciduous” means a type of tree with broad leaves that usually shed annually, such as aspen;

“Deciduous Timber Allocation” means the right to harvest a specified volume of deciduous timber within a designated area as approved by the Alberta Minister of Sustainable Resource Development, allocated on a 20-year basis and renewable thereafter for additional 20-year periods;

“dimension lumber” means standard commodity lumber, ranging, in the case of Millar Western, from 1” x 3”s to 2” x 10”s in varying lengths, usually 8’ to 16’;

“FMA” means a forest management agreement between the Alberta Minister of Sustainable Resource Development and a forest company, generally having a term of 20 years and renewable thereafter for additional 20-year periods, and providing rights to manage, establish, grow, harvest and remove timber in a specified area;

“foot board measure” or “FBM” means a measure of lumber volume equivalent to a one foot square board one inch thick; “MFBM” is one thousand board feet and “MMFBM” is one million board feet;

“Forest Management Unit” means an area of forest land designated by the Minister of Sustainable Resource Development of Alberta as a management unit;

“FSC” means the Forest Stewardship Council. FSC was established in 1993 and is a voluntary, international certification and labeling system that promotes responsible forest management and fiber procurement through its sustainable forest management and chain of custody standards;

“hardwood “ is wood obtained from deciduous species of trees, such as aspen;

“ISO” means the International Organization for Standardization, a worldwide federation of national standards bodies from approximately 120 countries. “ISO 9002” is an international set of standards that provide a common approach for documenting and maintaining a quality management system. “ISO 14001” is an international set of standards that provide a common approach for documenting and maintaining an environmental management system;

“kraft pulp” means pulp produced in a process that uses strong chemicals to separate cellulose fibers;

“market pulp” means that portion of pulp production in excess of internal requirements, which is sold in open competition with other producers;

“Meadow Lake Pulp Limited Partnership” means the partnership agreement between Millar Western Industries Ltd. and its affiliate and the Government of Saskatchewan, whereby Industries and its affiliate hold a 50% interest in the Meadow Lake pulp mill and the Government of Saskatchewan holds a 50% interest;

“Millar Western FMA” means the FMA between the Minister of Sustainable Resource Development of Alberta and us commencing May 14, 1997, in effect for 20 years and renewable thereafter for additional 20-year periods, pursuant to which the Minister has granted rights to us to manage, establish, grow, harvest and remove timber on a perpetual sustained yield basis in the Millar Western forest management area;

“Millar Western forest management area” means the tract of forested land over which we have been given rights to manage, establish, grow, harvest and remove timber on a perpetual sustained yield basis for the term of the Millar Western FMA;

“MSR” means machine stress rated, which is a rating given to lumber in North America that describes its load bearing capability;

“NBHKP” means northern bleached hardwood kraft pulp;

“NBSKP” means northern bleached softwood kraft pulp;

“PEFC” means the Programme for the Endorsement of Forest Certification. Established in 1999, PEFC is a European-based umbrella organization that endorses national forest certification systems developed through multi-stakeholder processes and tailored to meet local conditions. As well as assessing and endorsing national schemes for their consistency with international standards, PEFC maintains its own chain-of-custody standard.

“random length” means dimension lumber of varying lengths but greater than eight feet, trimmed in two-foot increments;

“SFI” means the Sustainable Forestry Initiative, a voluntary, third-party, North America-based forest certification program established in 1994. SFI is based on principles and measures that promote sustainable forest management and consider all forest values. It is managed by SFI Inc., an independent, non-profit organization responsible for maintaining, overseeing and improving the sustainable forestry certification program. SFI is endorsed by PEFC.

“softwood” is wood obtained from coniferous species of trees, such as spruce, pine or fir;

“SPF “ means spruce, pine and balsam fir, a major category of softwood lumber;

“TMP” means thermo-mechanical pulp; and

“wood chips” means pieces of wood approximately one inch square by one-quarter inch thick resulting from the cutting of logs in chippers or as a by-product of the sawmill lumber manufacturing process and which are typically used as a feedstock in the pulp making process.

Millar Western Forest Products Ltd.

Financial Statements

December 31, 2011, December 31, 2010 and January 1, 2010

March 6, 2012

Independent Auditor’s Report

To the Shareholder of Millar Western Forest Products Ltd.

We have audited the accompanying financial statements of Millar Western Forest Products Ltd., which comprise the statement of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010 and the statements of operations and comprehensive (loss) income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Millar Western Forest Products Ltd. as at December 31, 2011, December 31, 2010 and January 1, 2010 and its financial performance and its cash flows for the years ended December 31, 2011 and December 2010 in accordance with International Financial Reporting Standards.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Millar Western Forest Products Ltd.

Statements of Financial Positions

(expressed in thousands of Canadian dollars)

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Assets

Current assets
Cash and cash equivalents (note 6)	31,630	45,064	61,186
Accounts and other receivables (note 7)	37,783	39,202	32,098
Inventories (note 8)	67,968	62,111	53,943
Prepaid expenses	9,746	8,615	4,748

	147,127	154,992	151,975
Property, plant and equipment (note 9)	172,818	132,729	117,692
Intangible assets (note 10)	49,488	54,260	59,619
Other assets (note 11)	315	2,501	2,643

	369,748	344,482	331,929

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 13)	37,855	34,146	33,926
Reforestation obligations (note 15)	5,205	6,086	6,733
Financial liabilities – borrowings (note 14)	978	876	784

	44,038	41,108	41,443
Financial liabilities – borrowings (note 14)	222,576	201,582	212,496
Asset retirement obligations (note 15)	2,002	1,046	761
Other obligations	260	690	1,120
Reforestation obligations (note 15)	9,986	9,722	6,095
Deferred income taxes (note 21)	6,440	4,829	2,165
Post-employment benefit obligation (note 23)	2,920	1,280	297

	288,222	260,257	264,377

Shareholder’s Equity

Share capital (note 16)	61,500	—	—
Retained earnings	20,026	84,225	67,552

	81,526	84,225	67,552

	369,748	344,482	331,929

Approved by the Board of Directors

The accompanying notes are an integral part of these financial statements.

Millar Western Forest Products Ltd.

Statements of Changes in Equity

For the years ended December 31, 2011 and 2010

(expressed in thousands of Canadian dollars)

	Share capital $	Retained earnings $	Total equity $

Balance – January 1, 2010	—	67,552	67,552

Comprehensive income for the year	—	16,673	16,673

Balance – December 31, 2010 and January 1, 2011	—	84,225	84,225

Net loss for the year	—	(229)	(229)

Actuarial losses	—	(220)	(220)

Adjustment to stated capital (note 16)	61,500	(61,500)	—

Dividends (note 16)	—	(2,250)	(2,250)

Balance – December 31, 2011	61,500	20,026	81,526

The accompanying notes are an integral part of these financial statements.

Millar Western Forest Products Ltd.

Statements of Operations and Comprehensive (Loss) Income

For the years ended December 31, 2011 and 2010

(expressed in thousands of Canadian dollars)

	2011 $	2010 $

Revenue	284,682	295,383

Cost of products sold (excluding depreciation and amortization)	207,019	183,863
Freight and other distribution costs	48,563	49,565
Depreciation and amortization	11,349	11,029
General and administration	15,929	13,766
Other (income) expenses (note 18)	(25,751)	9,843

	257,109	268,066

Operating earnings	27,573	27,317

Foreign exchange (loss) gain on borrowings	(5,518)	10,716

Finance expenses (note 19)	(20,847)	(17,460)

Earnings before income taxes	1,208	20,573

Income taxes (note 21)	1,437	2,914

Net (loss) earnings for the year	(229)	17,659

Actuarial (losses) – (net of tax recovery of $74 and $330)	(220)	(986)

Comprehensive (loss) income for the year	(449)	16,673

The accompanying notes are an integral part of these financial statements.

Millar Western Forest Products Ltd.

Statements of Cash Flows

For the years ended December 31, 2011 and 2010

(expressed in thousands of Canadian dollars)

	2011 $	2010 $

Cash provided by (used in)

Operating activities
Net (loss) earnings for the year	(229)	17,659
Adjustments for:
Finance expenses	20,847	16,842
Depreciation and amortization	11,349	11,029
Deferred income tax expense	1,685	2,994
Unrealized exchange loss (gain) on borrowings	12,222	(10,716)
Unrealized (gain) loss on derivative contracts	(2,594)	3,126
Reforestation expense	6,549	7,001
(Gain) loss on disposal of property, plant and equipment	(436)	1,119
Fox Creek insurance claim	(7,600)	—
Inventory valuation	1,242	(2,166)
Other	1,872	49
Reforestation expenditures	(7,325)	(4,693)

	37,582	42,244
Changes in non-cash working capital (note 28)	(4,499)	(20,245)

	33,083	21,999

Investing activities
Additions to property, plant and equipment (note 28)	(43,324)	(20,620)
Proceeds on disposal of property, plant and equipment	1,358	330
Proceeds on Fox Creek insurance claim	7,600	—
Decrease (increase) in other assets	2,186	(384)

	(32,180)	(20,674)

Financing activities
Increase in borrowings	201,348	—
Repayment of borrowings	(189,850)	(784)
Finance expenses paid	(24,335)	(16,663)
Dividends	(1,500)	—

	(14,337)	(17,447)

Decrease in cash and cash equivalents	(13,434)	(16,122)

Cash and cash equivalents – beginning of year	45,064	61,186

Cash and cash equivalents – end of year	31,630	45,064

Supplementary cash-flow information (note 28)

The accompanying notes are an integral part of these financial statements.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

1	General information

Millar Western Forest Products Ltd. (the “Company”) is incorporated and located in Canada. The address of the Company’s corporate office is 16640 – 111 Avenue, Edmonton, Alberta, Canada T5M 2S5.

The Company is a subsidiary of Millar Western Industries Ltd. and the ultimate parent is Hualkeith Investments Ltd.

The Company is an integrated forest products company with facilities in Canada producing lumber and pulp. The lumber segment consists of three sawmill operations that produce and market dimension lumber. The pulp segment consists of a pulp operation that manufactures and markets a number of different grades of BCTMP pulp.

2	Basis of preparation and adoption of IFRS

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) as defined in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). In 2010, the CICA Handbook was revised to incorporate International Financial Reporting Standards (“IFRS”) as issued by the International Accounts Standards Board (“IASB”) and to require publicly accountable enterprises to apply these standards effective for years beginning on or after January 1, 2011. Accordingly, these are the Company’s first annual financial statements prepared in accordance with IFRS as issued by the IASB. In these financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the adoption of IFRS.

These financial statements have been prepared in compliance with IFRS. Subject to certain transition elections and exceptions disclosed in note 29, the Company has consistently applied the same accounting policies in its opening IFRS statement of financial position at January 1, 2010, and throughout all periods presented, as if these policies had always been in effect. Note 29 discloses the impact of the transition to IFRS on the Company’s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s financial statements for the year ended December 31, 2010, prepared under Canadian GAAP.

These financial statements were approved by the Company’s board of directors on March 6, 2012.

3	Summary of significant accounting policies

The significant accounting policies used in the preparation of these financial statements are as follows:

Basis of measurement

These financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities to fair value.

Foreign currency translation

i)	Functional and presentation currency

Items included in the financial statements of the Company are measured using the Canadian dollar as the functional currency.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

The Company has no operations outside of Canada; however, the Company does have a significant exposure to foreign-currency exchange-rate movements as a result of its long-term debt being denominated in U.S. dollars and its export sales being denominated primarily in U.S. dollars.

ii)	Transactions and balances

Foreign currency transactions are translated into Canadian dollars by applying exchange rates in effect at the transaction date. At each reporting period end, monetary assets and liabilities denominated in foreign currencies are converted to Canadian dollars at rates of exchange prevailing on that date. Gains and losses on exchange differences are recognized in the statement of comprehensive income.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, deposits held with banks, and money-market instruments with maturity dates of less than three months from the date they are acquired.

Financial instruments

i)	Financial assets

The Company classifies its financial assets in the following categories: at fair value through earnings, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

Financial assets at fair value through earnings are financial assets held for trading and include derivative instruments for which cash-flow hedging has not been applied. Financial assets at fair value through earnings are carried at fair value, with changes in fair value generally recorded in other income.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, and include cash and cash equivalents, and accounts and notes receivable. Loans and receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective-interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Company will not be able to collect all amounts due, according to the original terms of the instrument.

ii)	Financial liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective-interest method. Borrowings are recognized initially at fair value, net of any directly attributable transaction costs, and are subsequently measured at amortized cost using the effective-interest method.

iii)	Derivative financial instruments

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at fair value. The Company does not enter into speculative contracts and does not apply hedge accounting; therefore, unrealized gains and losses on derivatives are recorded in earnings at each period end.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

The Company from time to time enters into forward-exchange contracts to hedge a portion of its expected foreign-currency-denominated revenue over periods of up to 12 months into the future. From time to time, the Company also enters into forward-sales contracts for pulp or lumber in order to reduce the impact of market volatility on its product sales. The Company also enters into forward-purchase contracts for natural gas in order to reduce the impact of market volatility on its gas purchases. These contracts are classified as derivative instruments and measured at fair value.

The Company has reviewed all significant contractual agreements and determined that there are no material embedded derivatives that must be separated from the host contract and recorded at fair value.

Details of the Company’s classification of financial instruments are provided in note 25.

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset carried at amortized cost is impaired. If such evidence exists, the Company recognizes an impairment loss, with the loss being the difference between the amortized cost of the asset and the value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Inventories

The Company’s inventories include pulp, lumber, logs, processing materials and supplies.

Pulp, lumber, and log inventories are recorded at the lower of cost and net realizable value (“NRV”). Cost is determined using average cost and comprises raw-materials, direct-labour and other direct costs, and related production overheads consistent with the normal level of production. NRV represents the estimated selling price for inventories in the ordinary course of business, less the estimated costs of completion and selling expenses.

Processing materials and supplies are recorded at weighted average cost, recalculated at each transaction date.

Cost of products sold, as presented in the statement of comprehensive income, includes all inventories expensed in the period, as well as changes in inventory valuation provisions. When reasons for a write-down of inventory have ceased to exist, the write-down is reversed.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition or construction of the asset including commissioning costs and borrowing costs. Subsequent costs are included in the asset’s carrying value or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

carrying amount of a replaced asset is removed when the item is replaced. Repair and maintenance costs are charged to the statement of comprehensive income during the period in which they are incurred. Depreciation is recognized on a straight-line basis.

The estimated useful lives of the various components of the Company’s major assets classes are as follows:

Buildings – Sawmill	40 – 60 years
Buildings – Pulp mill	40 – 60 years
Buildings – Other	15 – 30 years
Process equipment – Sawmill	25 – 40 years
Process equipment – Pulp mill	20 – 50 years
Mobile equipment	5 – 10 years
Ancillary equipment	10 – 25 years
Furniture, office and computer equipment	5 – 20 years
Bridges	20 – 30 years
Roads and yards	30 – 50 years

The Company allocates the amount initially recognized in respect of an item of property, plant and equipment to its significant components and depreciates each component separately. Residual values and useful lives of the assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of property, plant and equipment are determined by comparing the proceeds with the carrying amount of the assets and are included as part of “Other (income) expenses” in the statement of operations and comprehensive (loss) income.

Intangible assets

The Company’s intangible assets include timber rights, computer software and power purchase rights. These assets are capitalized and amortized in the statement of operations and comprehensive (loss) income, on a straight-line basis over the period of their expected useful lives, as follows:

Timber rights	10 - 60 years
Computer software	5 - 15 years
Power purchase rights	20 years

Impairment of non-financial assets

Property, plant and equipment and intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Long-lived assets that are not amortized are subject to an annual impairment test. For the purposes of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or CGUs). The recoverable amount is the higher of an asset’s fair value, less costs to sell, and its value in use, which is defined as the present value of the expected future cash flows of the relevant assets or CGU. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Borrowing costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognized as finance expenses in the statement of operations and comprehensive (loss) income in the period in which they are incurred.

Employee benefits

i)	Pension obligations

The Company has defined-contribution plans providing pension benefits to most of its employees, and for certain key employees the Company has a supplementary defined-benefit pension plan.

The cost of defined-contribution pension plans is charged to expense as the contributions become payable.

The cost of defined-benefit plans is determined using the projected-benefit method, prorated on service and management’s best estimates of expected plan investment performance, salary increases and retirement ages of employees in the plan. The related pension liability recognized in the statement of financial position is the present value of the defined-benefit obligation at the period-end date, less the fair value of the plan assets.

Actuarial valuations for defined-benefit plans are carried out annually, or when any significant changes to the plan or membership may require a revaluation to be completed.

Actuarial gains and losses are recognized in the period in which they occur, in other comprehensive income, without recycling through earnings in subsequent periods. The costs of past-service benefits are recognized as an expense in the statement of comprehensive income.

ii)	Profit sharing

The Company recognises a liability and an expense for profit sharing, based on a formula that takes into consideration the net income before taxes of the Company after certain adjustments.

iii)	Other obligations

The Company offers a supplemental vacation program for select employees. The employees can use the vacation at their discretion and can be carried forward until the end of employment. The Company accrues for unused vacation at each period end.

Provisions

Provisions for environmental reclamation, restructuring costs and legal claims, where applicable, are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is more likely than not that an outflow of resources will be required to settle the obligation, and when the amount can be reliably estimated. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material using a risk-free rate. The Company performs evaluations to identify onerous contracts and, where applicable, records provision for such contracts.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Forestry legislation in Alberta requires the Company to incur the cost of reforestation of areas of land on which timber is harvested under the terms of its quotas and forest management agreement. Accordingly, the Company records a liability for the costs of reforestation in the period in which the timber is harvested. In periods subsequent to the initial measurement, changes in the liability resulting from the passage of time and work performed and revisions to reforestation estimates are recognized in the statement of operations and comprehensive (loss) income as they occur.

Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the statement of operations and comprehensive (loss) income.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income-tax liabilities or assets are measured using substantively enacted rates anticipated to apply in the periods in which the differences are expected to reverse. Deferred income-tax assets are recorded in the financial statements if realization is considered more likely than not.

Deferred income-tax assets and liabilities are presented as non-current.

Investment tax credits are recognized through income tax expense/recovery when it is considered probable that the tax credit will be utilized against taxable earnings.

Revenue

Revenue is derived from the sale of pulp and lumber and from management fees collected from related parties. It is measured at the fair value of the consideration received or receivable, net of claims, rebates, returns and discounts, for the sale of goods and services in the ordinary course of the Company’s business. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual purchases.

Revenue is recognized when the significant risks and rewards of ownership have been transferred to the customer, the sales price and costs can be measured reliably, and it is probable that the economic benefits will flow to the Company. These criteria are generally met at the time the product is shipped to the customer and title and risk have passed to the customer and acceptance of the product, when contractually required, has been obtained.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker has been identified as the Company’s senior executive team, which collectively makes strategic decisions for the segments.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

4	Critical accounting estimates and judgments

The preparation of financial statements requires management to use judgment in applying its accounting policies and estimates and assumptions about the future. Estimates and other judgments are continuously evaluated and are based on management’s experience and other factors, including expectations about future events that are believed to be reasonable under the circumstances. The following discusses the most significant accounting judgments and estimates that the company has made in the preparation of the financial statements:

Power purchase rights

The Company classifies its power purchase rights as a long-term supply contract for a non-financial item (power). The underlying contract that determines the amount the Company pays for power contains many variables and meets the definition of a derivative contract. However, since the Company expects to use substantially all of the power supplied under the contract in its normal operations, the derivative contract is not carried at fair value in the financial statements. The most difficult and subjective estimate in the application of this policy is in the determination of normal usage. Since the contract is for a period of twenty years, management considers all appropriate facts and circumstances in making this assessment including historical experience and long-term expected power usage in its facilities based on normal production levels. If management determines in the future that the contract does not meet the exception for normal purchases, the contract would be carried on the balance sheet at fair value, and since an active market does not exist for these types of contracts, valuation techniques would be required to determine fair value.

Useful lives of timber rights

The Company’s timber rights comprise various agreements and contracts which have fixed terms but contain renewal provisions that could extend the lives of the rights indefinitely. In estimating the useful lives of timber rights, management has generally assumed that renewals will occur in the normal course of business, with useful lives not to exceed 60 years. If the Company was unable to obtain a renewal in the future for a material agreement, this would have an impact on amortization, as well as in the determination of discounted cash flows used in impairment tests for other long-lived assets.

Impairment of long-lived assets

In assessing the impairment of long-lived assets, the Company generally has determined its recoverable amount by calculating value in use for its cash generating units using a discounted cash flow analysis. Key assumptions that have a significant impact on the value-in-use calculation are the discount rate used for future cash flows and the forecasted pricing and sales volumes for the products sold by the Company during the forecast period. Changes in these key assumptions could cause a material adjustment to the carrying amounts of long-lived assets within the next financial year.

At December 31, 2011, management tested the impairment of its three sawmills, and determined that the value-in-use exceeded carrying amount by amounts ranging from 36-97%. The sawmill that passes the impairment test by 36% has a carrying amount of $71.5 million at December 31, 2011. In management’s assessment, the discount rate used would have to increase by 500 basis points, or the estimated selling prices used in the forecast period would have to decrease by more than 10%, before an impairment would be incurred.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

5	Changes in accounting policies and estimates

Unless otherwise noted, the following revised standards and amendments are effective for annual periods beginning on or after January 1, 2013 with earlier application permitted. The Company has not yet assessed the impact of these standards and amendments or determined whether it will early adopt them.

•

IFRS 13, Fair Value Measurement, is a comprehensive standard for fair value measurement and disclosure for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and does not always reflect a clear measurement basis or consistent disclosures.

•

IAS 19, Employee Benefits, has been amended to make significant changes to the recognition and measurement of defined benefit pension expense and termination benefits and to enhance the disclosure of all employee benefits. The amended standard requires immediate recognition of actuarial gains and losses in other comprehensive income as they arise, without subsequent recycling to net income. This is consistent with the Company’s current accounting policy. Past service cost (which will now include curtailment gains and losses) will no longer be recognized over a service period but instead will be recognized immediately in the period of a plan amendment. Pension benefit cost will be split between (i) the cost of benefits accrued in the current period (service cost) and benefit changes (past-service cost, settlements and curtailments); and (ii) finance expense or income. The finance expense or income component will be calculated based on the net defined benefit asset or liability. A number of other amendments have been made to recognition, measurement and classification including redefining short-term and other long-term benefits, guidance on the treatment of taxes related to benefit plans, guidance on risk/cost sharing features, and expanded disclosures.

•

IAS 1, Presentation of Financial Statements, has been amended to require entities to separate items presented in other comprehensive income into two groups, based on whether or not items may be recycled in the future. Entities that choose to present other comprehensive income items before tax will be required to show the amount of tax related to the two groups separately. The amendment is effective for annual periods beginning on or after July 1, 2012 with earlier application permitted.

•

IFRS 9, Financial Instruments, was issued in November 2009 and addresses classification and measurement of financial assets. It replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments. Such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the extent that they do not clearly represent a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated other comprehensive income indefinitely. IFRS 9 is effective for annual periods beginning on or after January 1, 2015.

Requirements for financial liabilities were added to IFRS 9 in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments – Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss are generally recorded in other comprehensive income.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

6	Cash and cash equivalents

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Deposits at banks and cash on hand	31,574	45,009	57,458
Short-term deposits	56	55	3,728

	31,630	45,064	61,186

Deposits at banks earn interest at floating rates. Short-term deposits with maturities of three months or less from the date they were acquired earn interest at the respective short-term deposit rate.

7	Accounts and other receivables

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Trade receivables	31,184	29,963	24,003
Allowance for doubtful accounts	(124)	—	—
Intercompany receivables (note 24)	40	31	33
Other receivables	6,485	9,208	8,062
Income tax recoverable	198	—	—

	37,783	39,202	32,098

Current trade and other receivables are unsecured and non-interest bearing. Normal payment terms for the Company are 30 days.

8	Inventories

	2011 $	2010 $
Logs	16,223	18,690
Pulp	21,418	16,486
Lumber	17,213	14,238
Operating and maintenance supplies	13,114	12,697

	67,968	62,111

In 2011, the write-down of inventories to net realizable value amounted to $1.2 million, which was included within cost of products sold. At December 31, 2011, the inventory balance of $68.0 million included a valuation provision of $2.0 million (2010 – $0.8 million).

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Market valuation adjustments

	2011 $	2010 $
Opening market valuation adjustment
Lumber	101	2,143
Logs	—	743
Other	619	—

	720	2,886

Closing market valuation adjustment
Lumber	760	101
Logs	1,158	—
Other	45	619

	1,963	720

Effect on income	(1,243)	2,166

9	Property, plant and equipment

	Land $	Buildings $	Process equipment $	Other $	Total $
At January 1, 2010
Cost	2,002	60,197	278,661	14,297	355,157
Accumulated depreciation	—	(32,530)	(195,125)	(9,810)	(237,465)

Net book value	2,002	27,667	83,536	4,487	117,692

	Land $	Buildings $	Process equipment $	Other $	Total $

Year ended December 31, 2010
At January 1, 2010	2,002	27,667	83,536	4,487	117,692
Additions	—	2,118	17,681	2,162	21,961
Disposals	(203)	(8)	(582)	(86)	(879)
Depreciation for the year	—	(991)	(4,279)	(775)	(6,045)

At December 31, 2010	1,799	28,786	96,356	5,788	132,729

At December 31, 2010
Cost	1,799	62,298	295,484	15,771	375,352
Accumulated depreciation	—	(33,512)	(199,128)	(9,983)	(242,623)

Net book value	1,799	28,786	96,356	5,788	132,729

Year ended December 31, 2011
At January 1, 2011	1,799	28,786	96,356	5,788	132,729
Additions	1,262	19,082	25,622	1,584	47,550
Disposals	(798)	(55)	(1)	(68)	(922)
Depreciation for the year	—	(3,375)	(2,074)	(1,090)	(6,539)

Net book value	2,263	44,438	119,903	6,214	172,818

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Assets under construction included in net book value above	Land $	Buildings $	Process equipment $	Other $	Total $

At December 31, 2011	—	475	5,909	173	6,557
At December 31, 2010	—	1,763	18,887	3	20,653
At January 1, 2010	—	—	2,300	—	2,300

Fully depreciated assets are retained in asset and accumulated depreciation accounts until such assets are removed from service. Upon disposal, the carrying amount of the asset and the related accumulated depreciation are derecognized and the difference between the net amount and the proceeds received is reported as a gain or loss in earnings.

In 2011, depreciation of $11.349 million (2010 – $11.029 million) was presented in depreciation and amortization expense on the statement of operations and comprehensive (loss) income.

Borrowing costs of $3.6 million (2010 – $0.4 million) were capitalized for the Fox Creek sawmill rebuild based on an average annual capitalization rate of 8.4% (2010 – 7.6%).

10	Intangible assets

	Timber rights $	Computer software $	Power purchase rights $	Total $

At January 1, 2010
Cost	16,949	9,490	67,783	94,222
Accumulated amortization	(5,344)	(9,226)	(20,033)	(34,603)

	11,605	264	47,750	59,619

Year ended December 31, 2010
At January 1, 2010	11,605	264	47,750	59,619
Additions	128	69	—	197
Disposals	(565)	(5)	—	(570)
Amortization for the period	(610)	(35)	(4,341)	(4,986)

At December 31, 2010	10,558	293	43,409	54,260

At December 31, 2010
Cost	15,732	9,552	67,783	93,067
Accumulated amortization	(5,174)	(9,259)	(24,374)	(38,807)

Net book value	10,558	331	43,409	54,298

Year ended December 31, 2011
At January 1, 2011	10,558	293	43,409	54,260
Additions	—	38	—	38
Amortization for the period	(426)	(43)	(4,341)	(4,810)

Closing net book value	10,132	9,685	39,068	49,488

At December 31, 2011
Cost	15,732	9,590	67,783	93,105
Accumulated amortization	(5,600)	(9,302)	(28,715)	(43,617)

Net book value	10,132	288	39,068	49,488

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Power purchase rights

In 2001 and 2006, the Company entered into agreements to acquire the rights to a portion of the electricity generated from power plants in Alberta. These 20 year agreements give the Company the entitlement and obligation to purchase, at largely predetermined prices, approximately 80 megawatts of electricity.

In 2011, amortization of $4.81 million (2010 – $4.99 million) was presented in depreciation and amortization expense on the statement of operations and comprehensive (loss) income.

11	Other assets

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Notes receivable (note 24(d))	—	2,196	2,425
Other	315	305	218

	315	2,501	2,643

12	Revolving credit facility

The Company has a $50 million revolving credit facility maturing November 15, 2013. The credit facility was undrawn at December 31, 2011, and December 31, 2010. The facility is subject to a borrowing formula based upon the Company’s levels of inventory and accounts receivable. The amount available at December 31, 2011, under the facility was $50.0 million (2010 – $50.0 million), of which $3.6 million (2010 – $3.8 million) was committed to letters of credit. The interest rate on this facility is floating and may, at the Company’s option, be based upon the Bank Prime Rate or U.S. Base Rate, plus a spread of 2.25%. The Company has the option of basing the rate on LIBOR plus a spread of 3.25%. Collateral pledged for the facility is a first charge on all accounts receivable and domestic inventory of the Company.

13	Accounts payable and accrued liabilities

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Trade payables	16,561	12,790	13,946
Payable to related parties (note 24(d))	898	152	341
Accrued expenses	20,396	21,204	19,639

	37,855	34,146	33,926

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

14	Financial liabilities – borrowings

	December 31, 2011 $	December 31, 2010 $	January 1, 2010 $

Unsecured senior notes – US$210,000	213,570	—	—
Unsecured senior notes – US$190,000	—	188,974	199,690
Less: Financing expenses	(4,604)	(1,980)	(2,659)
Power purchase rights loan #1	12,334	13,080	13,745
Power purchase rights loan #2	2,254	2,384	2,504

	223,554	202,458	213,280
Less: Current portion	978	876	784

	222,576	201,582	212,496

Principal repayments required are as follows:

$

2012	978
2013	1,092
2014	1,220
2015	1,362
Thereafter	223,507

In 2003, the Company issued US$190 million of unsecured senior notes due November 15, 2013, bearing interest at a rate of 7.75%, payable semi-annually on May 15 and November 15 of each year. The notes were unsecured obligations of the Company and ranked equally and rateably with all existing and future unsecured indebtedness of the Company.

On April 1, 2011, the Company replaced its existing US$190 million in senior notes due November 2013 with a new issue of US$210 million in senior notes due April 1, 2021, bearing interest at 8.5%, payable semi-annually, on April 1 and October 1 of each year. The new notes are unsecured obligations of the Company and rank equally and rateably with all existing and future unsecured indebtedness of the Company.

The Company incurred $5.0 million of financing costs relating to the issuance of US$210 million of unsecured senior notes. The financing costs are offset against the borrowings and are amortized over the ten-year life of the notes.

The indenture governing the unsecured senior notes contains restrictions on the ability of the Company to incur additional indebtedness, pay dividends or distributions, make investments, issue or repurchase share capital, create liens, or engage in sale and leaseback transactions, mergers, consolidations and sales of assets and transactions with affiliates.

In 2006, the Company was provided with a $15.6 million loan to acquire additional power purchase rights as described in note 10. The loan is repayable in equal monthly payments of $0.2 million, including principal and interest, from May 31, 2006, to December 31, 2020. Interest is accrued on the loan at an effective annual rate of 12%.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

In 2007, the Company was provided with a further $5.1 million loan in connection with the power purchase rights. The loan is non-interest bearing and is repayable in equal annual payments of $0.4 million from February 23, 2008, to December 31, 2020. The loan is being amortized using an effective annual interest rate of 9.75%.

Collateral for both of the power purchase rights loans consists of a first charge on the additional interest acquired in 2006 and an obligation to provide a letter of credit to the lender if the net present value of the Company’s power purchase rights falls below a predetermined level. As at December 31, 2011, a letter of credit was not required.

15	Other obligations

	Reforestation obligation $	Asset retirement obligations $	Total $

At January 1, 2010	12,828	761	13,589
Additional provisions	7,673	285	7,958
Expenditures during the year	(4,693)	—	(4,693)

At December 31, 2010	15,808	1,046	16,854
Less: Current portion	6,086	—	6,086

At December 31, 2010	9,722	1,046	10,768

At December 31, 2010	15,808	1,046	16,854
Additional provisions	6,708	956	7,644
Expenditures during the year	(7,325)	—	(7,325)

At December 31, 2011	15,191	2,002	17,193
Less: Current portion	5,205	—	5,205

At December 31, 2011	9,986	2,002	11,988

The estimated undiscounted cash flows to settle the reforestation obligations at December 31, 2011 was $15.6 million (December 31, 2010 -$16.6 million) with payments spread over 14 years. The most significant area of uncertainty is the estimate for the provisions of future costs to be incurred. The estimated cash flows have been adjusted for inflation and discounted using the risk-free rates ranging from 1.0% to 2.4% for December 31, 2011.

The asset retirement obligations are to reclaim land leased from the Province of Alberta. These obligations represent estimated undiscounted future payments of $8.3 million to reclaim the land. The payments are expected to occur at least 40 years into the future and have been discounted at a risk free rate of 2.5%.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

16	Share capital

Authorized

Unlimited number of no-par value common shares

Issued and fully paid

	2011 $	2010 $

15,000,001 common shares	61,500	—

On March 31, 2011, the shareholder passed a resolution to adjust the stated capital of the Company to $27.5 million, and on May 31, 2011, the shareholder passed a resolution to adjust the stated capital by an additional $34.0 million.

The shareholder declared dividends of $2.25 million, of which $1.5 million was paid in the year.

17	Expenses by nature

	2011 $	2010 $

Changes in inventories of finished goods and work in progress	(5,423)	(6,524)
Raw materials and consumables used	136,605	121,793
Depreciation and amortization	11,349	11,029
Wages and employee benefits expense	56,424	49,861
Transportation	48,563	49,565
Other expenses	9,591	42,342

	257,109	268,066

18	Other income (expenses)

	2011 $	2010 $

Gain (loss) on disposal of property, plant and equipment	436	(1,119)
Other foreign exchange gain (loss )	963	(2,593)
Fox Creek insurance claim (note 20)	7,600	—
Change in unrealized gain (loss) on derivative contracts	2,594	(3,125)
Realized gain (loss) on derivative contracts	14,158	(3,006)

	25,751	(9,843)

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

19	Financing expenses

	2011 $	2010 $

Interest expense on borrowings	19,400	17,223
Less: Interest capitalized on qualifying assets	3,555	381

Net interest expense on borrowings	15,845	16,842
Refinancing charges	4,590	—
Other interest and bank charges	775	991
Interest income	(363)	(373)

	20,847	17,460

In April 2011, the Company incurred refinancing charges relating to the redemption of US$190 million of unsecured senior notes that included a premium on redemption of borrowings of $2.78 million and amortization of deferred financing costs of $1.81 million.

20	Insurance proceeds for Fox Creek mill

On August 29, 2008, the Company’s Fox Creek wood products operation suffered a fire that extensively damaged the sawmill, rendering it permanently inoperable. The facility was insured at replacement cost. On February 17, 2009, the Company and the insurer agreed to a replacement cost value of up to $38.5 million, assuming the sawmill was rebuilt, and an actual cash value of the loss of $30.9 million, assuming the sawmill was not rebuilt. At December 31, 2008, the Company had received an advance of $5.0 million related to the claim; on March 20, 2009, the company received the $25.9 million outstanding on the actual cash value. This left an amount of up to $7.6 million potentially payable under the replacement cost provision.

In June 2010, the Company announced its decision to rebuild the sawmill, with construction beginning in the third quarter. The Company and the insurer identified those project costs eligible for reimbursement under the replacement cost provision, and the remaining $7.6 million payable under the provision was received on November 21, 2011. The Company recorded the additional insurance proceeds as other income in 2011.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

21	Income tax expense

The following analysis describes the difference between the effective tax rate reflected in the provision for income taxes and the statutory rates applicable to the Company.

	2011 $	2010 $

Income before income taxes	1,208	20,573

Income taxes based on combined federal and provincial income tax rates of 33.5% (2010 – 35%)	405	7,262

Increase (decrease) resulting from
Manufacturing and processing deduction of 7%	(85)	(1,452)
Non-taxable portion of unrealized (gain) loss on debt	1,619	(1,500)
Non-taxable portion of capital gains	(1,620)	(10)
Non-taxable income and other items	181	(44)
SRED investment tax credits - net	(638)	(910)
Impact of enacted rates	47	(432)
Unrealized tax capital losses for which no deferred tax asset was recognized	1,528	—

Income tax expense	1,437	2,914

Current income tax recovery	(248)	(80)
Deferred income tax expense	1,685	2,994

Income tax expense	1,437	2,914

The weighted average applicable rate was 33.5% (2010 – 35%). The decrease in rate is due to a previously legislated decrease in the federal statutory corporate income tax rate from fiscal 2010 to fiscal 2011.

Current income tax recovery includes a $0.158 million recovery in respect to prior year adjustments.

The Company did not recognize a deferred income tax asset of $1.5 million (2010 – $nil) in respect of unrealized foreign exchange losses on long-term debt.

At December 31, 2011, the Company had approximately $17.8 million of federal and $17.3 million of provincial non-capital losses available to reduce future years’ income for tax purposes, subject to confirmation by taxation authorities. The losses for both jurisdictions commence expiry in the December 31, 2029, taxation year.

The movement of the deferred income tax account is as follows:

	2011 $	2010 $

At January 1	4,829	2,165
Charge to the statement of income	1,685	2,994
Tax charge/(credit) relating to components of other comprehensive income	(74)	(330)

At December 31	6,440	4,829

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

	2011 $	2010 $

Deferred income tax assets
Reforestation costs	3,301	3,592
Research and development expenditures	924	498
Non-capital loss available for carry forward	4,392	9,863
Investment tax credits	1,740	1,349
Other accrued liabilities	1,234	2,107

	11,591	17,409

Deferred income tax liabilities
Property, plant and equipment	(17,150)	(12,993)
Unrealized foreign-exchange gain on debt	—	(7,612)
Long-term debt	(881)	(1,138)
Other	—	(495)

	(18,031)	(22,238)

Net deferred income tax liability	(6,440)	(4,829)

The Company has recognized a deferred tax asset of $0.167 million and current tax recovery of $0.09 million in regards to non-refundable and refundable investment tax credits derived from research and development expenditures incurred in 2011.

	2011 $	2010 $

Deferred income tax assets
To be recovered after more than 12 months	10,787	15,698
To be recovered within 12 months	804	1,711
Deferred income tax liabilities
To be recovered after more than 12 months	(18,031)	(22,238)

Net deferred income tax liability	(6,440)	(4,829)

22	Commitments

Leases

The Company enters into operating leases in the ordinary course of business. Payments for these leases are contractual obligations as per each agreement. Lease commitments are as follows:

	Total $	1 year & less $	Between 1 and 5 years $	More than 5 years $

Operating leases	100	50	50	—

Operating lease payments in 2011 were $0.1 million (2010 – $0.1 million).

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

23	Employee benefit plans

	2011 $	2010 $

Balance sheet obligations for:
Defined-benefit pension plan	2,920	1,280
Post-employment benefits	423	209
Supplemental vacations	1,316	1,327
Income statement charges:
Defined-benefit pension plan	1,640	(116)
Post-employment medical benefits	214	209
Supplemental vacations	(11)	(35)

Defined-contribution plans

The total expense for the Company’s defined-contribution plans is as follows:

	2011 $	2010 $

Plans providing pension benefits	2,964	2,492

Defined-benefit pension plan

On January 1, 2000, the Company established a supplementary defined-benefit pension plan for certain key employees. Contributions by the Company are made in accordance with independent actuarial valuations. The effective date for the last actuarial valuation was December 31, 2011.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Information regarding this plan is as follows:

	2011 $	2010 $

Change in benefit obligation
Obligation – Beginning of year	4,682	3,176
Actuarial loss (gain)	165	1,365
Current service cost	138	78
Benefits paid	(141)	(130)
Interest cost	245	193
Amendments	1,580	—

Obligation – End of year	6,669	4,682

Change in plan assets at fair value
Plan assets – Beginning of year	3,402	2,879
Employer contributions	526	526
Actual return on plan assets	(38)	127
Benefits paid	(141)	(130)

Plan assets – End of year	3,749	3,402

Net plan liability	2,920	1,280

Components of pension expense
Current service costs
Interest costs	245	193
Expected return on plan assets	(90)	(77)
Current service costs	138	78
Plan amendments	1,580	—

Net expense	1,873	194

	%	%
Plan assets by asset category
Equity securities	28	28
Debt securities	20	22
Other	52	50

Total	100	100

The overall expected rate of return is based on the actuary’s median annualized future return based on the target asset mix and equity risk premium, less allowances for investment expenses and active equity management.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

The significant actuarial assumptions used are as follows:

	2011%	2010%

To determine benefit obligation at end of year
Discount rate	5.3	6.2
Rate of compensation increase	4.0	2.5
Expected long-term rate of return on plan assets	2.5	4.0

24	Related-party transactions

The Company enters into transactions with Millar Western Industries Ltd. (“Industries”), its parent company.

a)	The Company earned revenue from Industries as follows:

	2011 $	2010 $

Administration fees	373	295

Included in accounts receivable relating to these transactions	40	31

Fees are established at the cost to the Company plus a 5% mark-up.

b)	The Company incurred costs charged by Industries as follows:

	2011 $	2010 $

Chemical purchases	891	735

Other services	1,751	1,691

Included in accounts payable relating to these transactions	148	152

Chemical purchases are charged at market value; facility and equipment transactions are charged at the cost of the parent company.

c)	Key management compensation

Key management includes members of the executive and officers of the Company. The compensation expense for key management for services is as follows:

	2011 $	2010 $

Short-term benefits	3,359	2,880
Post-employment benefits	713	719

	4,072	3,599

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Short-term benefits include salaries, current benefits and profit share paid or payable.

d)	Loans to officers of the Company

In June 2009, unsecured loans were issued to select officers of the Company, repayable on demand and bearing interest at an annual rate of 5%. At December 31, 2011, the balance of loans receivable was $nil (2010 –$2.2 million).

25	Financial instruments and financial risk factors

Carrying and fair value of financial instruments by category:

	December 31, 2011
	Held for trading $	Loans and receivables $	Other financial liabilities $	Carrying value $	Fair value $

Financial assets
Cash and short-term investments	—	31,630	—	31,630	31,630

Accounts receivable
Trade and other	35	36,564	—	36,599	36,599
Derivatives	—	—	—	—	—

	35	36,564	—	36,599	36,599

Other assets	—	118	—	118	118

	35	68,312	—	68,347	68,347

Financial liabilities
Accounts payable
Trade and other	—	—	37,515	37,515	37,515
Derivatives	340	—	—	340	340
Borrowings	—	—	223,554	223,554	175,526

	340	—	37,515	37,855	37,855

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

	December 31, 2010
	Held for trading $	Loans and receivables $	Other financial liabilities $	Carrying value $	Fair value $

Financial assets
Cash and short-term investments	—	45,064	—	45,064	45,064

Accounts receivable
Trade and other	22	37,536	—	37,558	37,558
Derivatives	332	—	—	332	332

	354	37,536	—	37,890	37,890

Other assets	—	2,314	—	2,314	2,314

	354	84,914	—	85,268	85,268

Financial liabilities
Accounts payable
Trade and other	—	—	33,993	33,993	33,993
Derivatives	3,277	—	—	3,277	3,277
Borrowings	—	—	204,438	204,438	199,892

	3,277	—	238,431	241,708	237,162

The estimated fair value of financial instruments is based on relevant market prices and information available at the period end.

The fair value of short-term financial assets and liabilities, which include cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities, approximates their carrying value, due to the short-term nature of these financial assets and liabilities.

The fair value of the senior notes included in borrowings at December 31, 2011, was estimated to be US$158.6 million (2010 – US$183.4 million) based upon the most recent bid price. The fair value of the power purchase rights loans, included in borrowings, at December 31, 2011, was estimated to be $14.3 million, based on a market interest rate assumption of 11.45%.

The following classifies financial assets and liabilities that are recognized on the balance sheet at fair value in a hierarchy that is based on significance of the inputs used in making the measurements. The three levels of the hierarchy are:

Level l – unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, as derived from prices);

Level 3 – inputs that are not based on observable market data

The fair value of derivative instruments, which include foreign exchange contracts and forward contracts for lumber, pulp and natural gas, is estimated by using market prices that the Company would pay or receive to settle the related arrangements, defined as level 2.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Financial risk management

The Company’s activities expose it to a variety of financial risks: market risk, foreign-currency risk, interest-rate risk, liquidity risk and credit risk. The Company’s risk-management strategy focuses on the unpredictability of financial and commodity markets and seeks to reduce related potential adverse effects on the Company’s financial performance.

Significant risks are regularly monitored and actions taken, as needed, in accordance with the Company’s risk-management policies. In addition, as required, these risks are reviewed with the Company’s board of directors. The Company’s methods for managing financial risks, outlined below, remain unchanged in the year ended December 31, 2011.

i)	Market risk

From time to time, the Company enters into forward contracts for both lumber and pulp to reduce commodity-price risk. The Company does not enter into such agreements for speculative or trading purposes. These contracts are generally settled financially but may, at the Company’s discretion, be settled by physical delivery of the finished product. Contracts outstanding at the end of the period are recorded at their fair value, and any unrealized gains or losses are included in other income (expenses). At December 31, 2011, the Company had no forward commodity contracts outstanding. In 2011, the Company had a realized gain on commodity contracts of $14.3 million (2010 – loss of $3.8 million).

ii)	Foreign currency risk

A foreign-currency risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the Company’s functional currency. The Company is exposed to foreign-currency risk arising primarily with respect to U.S.-dollar-denominated sales and long-term debt.

A significant portion of the Company’s sales, approximately 69% of its 2011 revenue (2010 – 72%), were denominated in U.S. currency, and at December 31, 2011, the Company had $29.0 million (2010 – $28.0 million) in U.S.-dollar-denominated accounts receivable. Consequently, the Company is exposed to foreign-currency-exchange risk, as changes in foreign currency rates affect the future cash flows of accounts receivable.

The impact on earnings of fluctuations in currency rates is somewhat offset by the corresponding fluctuations in interest payments, substantially all of which are denominated in U.S. dollars. To further reduce the impact on earnings of fluctuations in currency rates, the Company may enter into forward-exchange contracts to sell U.S. dollars but does not hold or issue foreign-currency financial instruments for speculative or trading purposes. At December 31, 2011, the Company had $19.0 million (2010 – $6.0 million) in outstanding forward-exchange contracts, with an average contract rate of $0.9991 (2010 – $1.05) and recorded the amount of unrealized loss on these forward-exchange contracts in 2011 of $0.3 million (2010 – gain of $0.3 million) in other income.

The Company is exposed to a foreign-currency risk on the maturity of its US$210 million in long-term debt; it has not entered into any financial instruments to mitigate this risk.

If the value of the Canadian dollar was different than the rates used by the Company to determine the carrying amount of its financial instruments at December 31,2011 by $0.01/US it would impact net income before taxes by $1.6 million.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

iii)	Interest-rate risk

The interest rates on the Company’s long-term debt are fixed; consequently, the Company is not exposed to fair-value changes on long-term debt when the market rate of interest changes. The interest rate on the Company’s revolving credit facility does fluctuate with the market; however, there was no balance drawn on the facility at December 31, 2011. The Company does not currently use any derivative instruments to manage its exposure to changes in market interest rates.

iv)	Credit risk

Credit risk is the risk that customers or counterparties to certain financial contracts will fail to pay amounts due or perform their obligations under a contract. The Company is exposed to credit risk primarily through its accounts receivable. The Company manages this risk through the establishment of credit policies and limits that are applied in the selection of counterparties and through ongoing management review of all receivable balances past due, with the objective of identifying at an early stage matters that could potentially delay the collection of funds. To mitigate the risk associated with customer or counterparty failure to meet obligations, the Company insures most trade receivables to 90% of the value of the invoice. The proportion of accounts thus insured amounted, at December 31, 2011, to 90% of the Company’s total trade receivables; the remaining balance was predominantly represented by receivables with other forest products companies relating to fibre agreements, for which the Company held outstanding payables in similar amounts. The maximum exposure to credit risk for receivables at the reporting date was $37.8 million. The Company and the insurer work in concert to regularly review the creditworthiness of existing and future customers and ensure credit limits are commensurate with credit risk. All new trade customers must be insurable under the terms of the policy.

The concentration of credit risk of accounts receivable is limited, as accounts receivable are widely distributed among customers and geographic locations.

As at	2011	2010
	$	$

Current	31,012	29,880
30-60 days	—	72
61-90 days	—	11
91-120 days	—	—
Greater than 120 days	172	—

Total trade receivables	31,184	29,963
Other receivables	6,723	9,239
Allowance for doubtful accounts	(124)	—

Total accounts receivable	37,783	39,202

During 2011, the Company recorded bad debt expense of $0.1 million (2010 – $0.1 million).

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

v)	Liquidity risk

Liquidity risk arises from the possibility that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by forecasting cash flows to identify potential financing requirements, and by maintaining access to additional financing in the form of a working-capital-supported revolving credit facility in the amount of $50 million, which is due November 15, 2013. This credit facility requires the Company to meet certain covenants. The Company was in compliance with these covenants at December 31, 2011.

The following are contractual cash-flow maturities (including interest) of financial liabilities:

	<1 year	1-2 years	3-5 years	>5 years	Total
	$	$	$	$	$

Borrowings	20,713	20,713	62,139	301,323	404,888
Accounts payable and accrued liabilities	37,855	—	—	—	37,855

	58,568	20,713	62,139	301,323	442,743

26	Capital management

The Company is privately owned and, accordingly, management defines capital as cash and shareholder’s equity, with the source of its capital being operations. It is the Company’s objective to manage its capital to ensure adequate resources exist to support operations while maintaining business growth. The Company’s financial results are primarily influenced by the prevailing market prices for pulp and lumber and the relative value of the Canadian and U.S. dollars; therefore, it manages and adjusts its capital structure as needed, in light of the economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue new debt to replace existing debt with different characteristics.

The Company does not have any externally imposed capital requirements.

27	Segmented information

The Company’s operations are located in Canada. The Company’s reportable segments are strategic business units that manufacture and sell different products. The business units are managed separately, as each business requires different manufacturing technology and marketing strategies. The Company has three reportable segments: lumber, pulp and corporate and other. The lumber segment manufactures dimension lumber for sale primarily in Canada, the United States and Asia. The pulp segment manufactures bleached chemi-thermo-mechanical pulp for sale to papermakers worldwide. Included in corporate and other are the combined results from the Company’s management fees and unallocated corporate and other expenses.

The accounting policies applied to the reporting segments are as described in note 3. The Company evaluates the performance of each segment based upon operating earnings. The Company does not allocate financing expenses or income taxes to its business segments. The company accounts for inter-segment revenue and transfers as if the transfers were to third parties at current market prices.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Product segments

Lumber	2011	2010
	$	$

Revenue from external customers	104,902	110,074
Cost of products sold	(101,913)	(87,523)
Freight and other distribution costs	(7,145)	(9,810)
Depreciation and amortization	(4,219)	(3,985)
Other income	17,935	2,498

Operating earnings	9,560	11,254

Pulp	2011	2010
	$	$

Revenue from external customers	179,407	185,013
Cost of products sold	(105,084)	(96,317)
Freight and other distribution costs	(41,418)	(39,755)
Depreciation and amortization	(7,031)	(6,965)
Other income (expense)	268	(12,403)

Operating earnings	26,142	29,573

Corporate and other	2011	2010
	$	$

Revenue from related parties	373	296
Cost of products sold	(22)	(23)
General and administration	(15,929)	(13,766)
Depreciation and amortization	(99)	(79)
Other income	7,548	62

Operating loss	(8,129)	(13,510)

Total	2011	2010
	$	$

Revenue from external customers and related parties	284,682	295,383
Cost of products sold and general and administration	(222,948)	(197,629)
Freight and other distribution costs	(48,563)	(49,565)
Depreciation and amortization	(11,349)	(11,029)
Other income (expense)	25,751	(9,843)

Operating earnings	27,573	27,317

Cost of products sold for the lumber segment is net of chip transfers to the pulp segment of $5.8 million (2010 – $6.1 million).

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

Expenditures on property, plant and equipment

	2011	2010
	$	$

Lumber	45,088	20,391
Pulp	1,789	1,588
Corporate and other	712	177

	47,589	22,156

Identifiable assets

	2011	2010
	$	$

Lumber	191,105	148,224
Pulp	144,503	143,032
Corporate and other	34,140	53,226

	369,748	344,482

The Company’s assets are all located in Canada. Revenue is attributed to geographic locations based on shipping destination as follows:

Geographic sales revenue

	2011	2010
	$	$

Canada	82,966	80,926
United States	41,084	52,192
Europe	43,263	43,019
Asia	107,924	105,446
Other	9,445	13,800

	284,682	295,383

28	Supplementary cash-flow information

Changes in non-cash working capital

	2011	2010
	$	$

Accounts receivable	4,013	(10,230)
Inventories	(7,099)	(6,003)
Prepaid expenses	(973)	(3,070)
Accounts payable and accrued liabilities	(440)	(942)

	(4,499)	(20,245)

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

	2011	2010
	$	$

Additions to property, plant and equipment	(47,589)	(22,156)
Changes in working capital for investing activities	710	1,154
Interest capitalized on qualifying assets	3,555	382

	(43,324)	(20,620)

	2011	2010
	$	$

Interest paid	15,390	16,283

Income taxes refunded	(50)	(80)

29	Transition to IFRS

As explained in note 2, these financial statements are the first annual financial statements prepared by the Company under IFRS. The Company’s transition date to IFRS was January 1, 2010 and, accordingly, the Company has prepared its opening IFRS balance sheet as at that date. In preparing its opening IFRS balance sheet and comparative information for 2010, the Company has adjusted amounts previously reported in financial statements prepared in accordance with previous Canadian GAAP (“previous GAAP”).

The differences identified are detailed in the following sections, which include reconciliations of equity and comprehensive income for comparative periods as well as explanations for the adjustments.

The accounting changes resulting from the transition to IFRS do not impact the Company’s compliance with any of its financial covenants with respect to its debt obligations.

i)	Optional exemptions from full retrospective application followed by the Company

The Company has elected to apply the following optional exemptions to full retrospective application of IFRS:

Employee benefits: IFRS 1 provides the option to retrospectively apply the corridor approach under IAS 19, “Employee Benefits”, for the recognition of actuarial gains and losses, or to recognize all cumulative gains and losses deferred under previous GAAP in opening retained earnings at the transition date. The Company has elected to recognize all cumulative actuarial gains and losses that existed at its transition date in opening retained earnings for its defined-benefit pension plan.

Borrowing costs: IAS 23, “Borrowing Costs”, requires an entity to capitalize the borrowing costs related to all qualifying assets for which the commencement date for capitalization is on or after January 1, 2009, or the date of transition. The Company has elected to adopt this policy from the date of transition.

Business combinations: In accordance with the transitional provision of IFRS 1, the Company elected to apply IRFS relating to business combinations prospectively from January 1, 2010. As a result, the provisions for previous GAAP balances relating to business combinations entered into before that date have been carried forward without adjustment.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

In addition to these optional exemptions, the Company has also ensured that all estimates at January 1, 2010, are consistent with estimates made at the same date under previous GAAP, as required by IFRS 1.

ii)	Reconciliation of equity under IFRS to previous GAAP at January 1, 2010, and December 31, 2010

			December 31, 2010			January 1, 2010
			Cdn GAAP	Adjustments	IFRS	Cdn GAAP	Adjustments	IFRS
			$	$	$	$	$	$
Assets
Current assets
Cash and cash equivalents			45,064	—	45,064	61,186	—	61,186
Accounts and other receivables			39,202	—	39,202	32,098	—	32,098
Inventories			62,111	—	62,111	53,943	—	53,943
Prepaid expenses			8,615	—	8,615	4,748	—	4,748
Deferred income taxes	a	)	1,711	(1,711)	—	1,596	(1,596)	—

			156,703	(1,711)	154,992	153,571	(1,596)	151,975
Non-current assets
Property, plant and equipment			132,729	—	132,729	117,692	—	117,692
Intangible assets	b	)	56,131	(1,871)	54,260	61,490	(1,871)	59,619
Other assets	c	)	3,459	(958)	2,501	3,385	(742)	2,643

Total assets			349,022	(4,540)	344,482	336,138	(4,209)	331,929

Liabilities
Current liabilities
Accounts payable and accrued liabilities	f	)	34,113	33	34,146	33,887	39	33,926
Reforestation obligations			7,982	(1,896)	6,086	6,733	—	6,733
Financial liabilities - borrowings			876	—	876	784	—	784

			42,971	(1,863)	41,108	41,404	39	41,443
Financial liabilities - borrowings	d	)	203,562	(1,980)	201,582	215,155	(2,659)	212,496
Asset retirement obligations	e	)	—	1,046	1,046	—	761	761
Other obligations	c	)	690	1,280	1,970	1,120	297	1,417
Reforestation obligations	f	)	6,592	3,130	9,722	4,197	1,898	6,095
Deferred income taxes	a	) g)	7,651	(2,822)	4,829	4,498	(2,333)	2,165

Total liabilities			261,466	(1,209)	260,257	266,374	(1,997)	264,377
Equity
Retained earnings	h	)	87,556	(3,331)	84,225	69,764	(2,212)	67,552

Total liabilities and shareholder’s equity			349,022	(4,540)	344,482	336,138	(4,209)	331,929

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

iii)	Reconciliation of comprehensive income under IFRS to previous GAAP for the year ended December 31, 2010

			Year ended December 31, 2010
			Cdn GAAP	Adjustments	IFRS
			$	$	$

Revenue	i	)	292,377	3,006	295,383

Cost of sales	e	) f)	184,249	(386)	183,863
Freight and other distribution costs			49,565	—	49,565
Depreciation and amortization			11,029	—	11,029
General and administration	c	)	13,882	(116)	13,766
Other expenses	i	)	6,837	3,006	9,843

			265,562	2,504	268,066

Operating earnings (loss)			26,815	502	27,317
Unrealized foreign exchange gain on borrowings			(10,716)	—	(10,716)
Finance expenses	j	)	16,781	679	17,460

Income before income taxes			20,750	(177)	20,573
Income tax expense (recovery)	k	)	2,958	(44)	(2,914)

Net income for the year			17,792	(133)	17,659
Actuarial losses – net of tax	l	)	—	(986)	(986)

Comprehensive income			17,792	(1,119)	16,673

iv)	Explanatory notes for reconciliations

a)	IFRS requires that all deferred income-tax balances be presented as non-current assets or liabilities on the balance sheet. Previous GAAP required amounts to be shown as current assets or liabilities, depending on the classification of the assets and liabilities to which the deferred income tax balances related. The effect of this reclassification on the Company’s opening balance sheet was to move $1.596 million of deferred income taxes included within current assets to be offset against deferred income taxes in non-current liabilities. At December 31, 2010, the amount reclassified was $1.711 million.

b)	Under previous GAAP, the Company capitalized the costs incurred on directly-owned timber woodlots, and did not amortize these costs. These costs were presented within intangible assets on the balance sheet. Under IFRS, these timber woodlots meet the definition of biological assets and are required to be measured at fair value, which the Company determined to be nominal at the transition date. As a result, the Company recorded a write-down to fair value on transition, which had the effect of reducing intangible assets at January 1, 2010, by $1.871 million, reducing deferred income-tax liabilities by $0.468 million and reducing opening retained earnings by $1.404 million.

c)	Under IFRS, the Company’s accounting policy is to recognize all actuarial gains and losses arising on its defined-benefit pension plan immediately, in other comprehensive income, and to recognize

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

all unamortized past-service costs that have fully vested. At the date of transition, all previously unrecognized cumulative actuarial gains and losses were recognized in retained earnings in the amount of $0.716 million, and previously unamortized past-service costs were recognized in retained earnings in the amount of $0.323 million.

As a result of these adjustments, the pension asset recorded under previous GAAP of $0.742 million was removed on January 1, 2010, and a liability of $0.297 million was recorded to reflect the actual funding position of the defined-benefit pension plan. The long-term deferred income-tax liability was reduced by $0.260 million on January 1, 2010, as a result of these adjustments.

These accounting changes under IFRS also affected amounts recorded under previous GAAP at December 31, 2010, as noted in the table below.

	As at December 31, 2010	As at January 1, 2010
	$	$

Defined-benefit plan deficit under IFRS	1,280	297
Employee past-service costs	(257)	(323)
Unamortized actuarial losses	(1,981)	(716)

Net effect – decrease in other assets	(958)	(742)

Under previous GAAP, actuarial gains and losses were deferred and taken through the income statement over a number of years. As the Company has elected to recognize these immediately through other comprehensive income under IFRS, the after-tax charge through other comprehensive income was $0.986 million in 2010, being the actuarial loss of $1.315 million, less deferred tax of $0.329 million. In addition, the defined-benefit expense in the income statement was reduced by $0.116 million, less deferred taxes of $0.029 million, for the year ended December 31, 2010, as a result of past-service costs being fully recognized on transition to IFRS. Total deferred tax for 2010 was $0.29 million.

d)	Under IFRS, the Company includes transaction costs in the calculation of amortized costs of financial liabilities, and amortizes these costs through finance expenses using the effective-interest method. Under previous GAAP, the Company expensed transaction costs related to financial instruments as they occurred. This caused transaction costs that had been previously expensed to be recognized as an offset to the long-term liability at January 1, 2010. The amount of deferred transaction costs at December 31, 2010, was $1.980 million, less deferred tax liability of $0.495 million (January 1, 2010 – $2.659 million, less deferred tax liability of $0.665 million).

e)	Under IFRS, the Company recognizes asset-retirement provisions when there is a legal or constructive obligation resulting from past events and a probable outflow of resources will be required to settle the obligation. Under previous GAAP, the Company expensed certain asset-retirement costs in the period they were incurred. The increase in asset retirement obligations at December 31, 2010, was $1.046 million, reducing deferred income tax liabilities by $0.261 million (January 1, 2010—$0.761 million, reducing deferred income tax liabilities by $0.190 million). The increase in obligation resulted in an increase in expense in the year ended December 31, 2010 of $0.285 million, less deferred income taxes of $0.071 million.

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

f)	Under Canadian GAAP, certain long-term liabilities were recorded at their net present value using the Company’s credit-adjusted risk-free rate. Under IFRS, the Company is using a risk-free rate.

Applying the risk-free rate, the balance in the Company’s reforestation liability increased on January 1, 2010 by $1.898 million, with reduced deferred income tax liabilities of $0.474 million, and was decreased for December 2010 by $0.664, with a deferred income-tax increase of $0.166 million. There was also a reclassification of $1.896 million from current payables to long-term payables.

Applying the risk-free rate decreased the employee benefits for December 2009 by $0.039 million, with a reduced deferred income tax liability of $0.010 million, and increased employee benefits for December 2010 by $0.006 million, with a deferred income-tax adjustment of $0.002 million.

g)	Deferred income-tax liabilities have been adjusted to give effect to the above-noted adjustments, as follows:

	As at December 31, 2010	As at January 1, 2010
	$	$

Recognition of biological assets (note b)	(468)	(468)
Employee future benefits (note c)	(560)	(260)
Deferred financing fees (note d)	495	665
Asset-retirement obligations (note e)	(261)	(190)
Reforestation (note f)	(309)	(474)
Employee benefits (note f)	(8)	(10)

Decrease to deferred income taxes	(1,111)	(737)
Reclassification of deferred income taxes	(1,711)	(1,596)

Net effect – decrease to deferred income taxes	(2,822)	(2,333)

h)	The following is a summary of transition adjustments to the Company’s retained earnings from previous GAAP to IFRS:

	As at December 31, 2010	As at January 1, 2010
	$	$

Recognition of biological assets (note b)	(1,871)	(1,871)
Employee future benefits – past-service costs and actuarial losses (note c)	(2,238)	(1,039)
Deferred financing fees (note d)	1,980	2,659
Asset-retirement obligations (note e)	(1,046)	(761)
Reforestation (note f)	(1,234)	(1,898)
Employee benefits (note f)	(33)	(39)

Net effect – decrease in retained earnings	(4,442)	(2,949)
Deferred taxes (note g)	1,111	737

Net effect – decrease in retained earnings	(3,331)	(2,212)

Millar Western Forest Products Ltd.

Notes to Financial Statements

December 31, 2011 and 2010

(tabular amounts expressed in thousands of Canadian dollars)

i)	Reclassification of realized gains and losses on derivative contracts to other income (expense) resulted in an increase in revenue for the year ended December 31, 2010, of $3.006 million.

j)	The increase in financing expense under IFRS due to amortization of deferred transaction costs for the year ended December 31, 2010, was $0.679 million.

k)	The following is a summary of transition adjustments to income tax expense from previous GAAP to IFRS:

Year ended December 31, 2010
$

To record pension expense under IFRS (note c)	29
Increased finance expense (note j)	(170)
Accretion of asset-retirement obligations (note e)	(71)
Adjustment of reforestation expense (note f)	166
Revaluation of retiree benefits at risk-free rate (note f)	2

Net effect – increase (decrease) in income taxes	(44)

l)	Recognizing actuarial losses on employee future benefits under IFRS resulted in a decrease to retained earnings for the year ended December 31, 2010, of $0.986 million.

v)	Adjustments to the statement of cash flows

The impact of the transition to IFRS on the statement of cash flows was to reclassify interest payments and receipts which had been classified as operating activities under previous GAAP, but are shown as financing and investing activities, respectively, under IFRS.

US$210,000,000

Millar Western Forest Products Ltd.

Offer to Exchange

8.5% Senior Notes due 2021 (US$210,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

for

all outstanding 8.5% Senior Notes due 2021

(US$210,000,000 aggregate principal amount)

            , 2012

Exchange Agent:

The Bank of New York Mellon

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Tel: (212) 815-3687

Fax: (212) 298-1915

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Millar Western since the date of this prospectus.

Until             , 2012, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta), Millar Western Forest Products Ltd. (the “Registrant”) may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of the Registrant or such other corporation if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other corporation only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits of his or her defense, fulfilled the conditions set forth above and is fairly and reasonably entitled to indemnity.

In accordance with provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds in believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits.

See the index to exhibits that appears immediately following the signature pages to this Registration Statement.

Item 22. Undertakings.

(a) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(d) The Registrant hereby undertakes:

(i)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

A.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

B.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

C.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(iii)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(iv)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(v)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, Country of Canada, on March 7, 2012.

MILLAR WESTERN FOREST PRODUCTS LTD.

By:	/s/ Kevin A. Edgson
Name:	Kevin A. Edgson
Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Craig Armstrong, President and Chief Executive Officer of the Registrant, and Kevin A. Edgson, Vice President and Chief Financial Officer of the Registrant, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 7, 2012.

Signature	Title

/s/ J. Craig Armstrong J. Craig Armstrong	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kevin A. Edgson Kevin A. Edgson	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James B. Millar James B. Millar	Co-Chairman of the Board of Directors

/s/ H. MacKenzie Millar H. MacKenzie Millar	Co-Chairman of the Board of Directors

/s/ Robert J. Turner Robert J. Turner	Director

W. Kenneth Davidson	Director

William D. Grace	Director

/s/ Donald R. Ching Donald R. Ching	Director

/s/ Douglas G. Hall Douglas G. Hall	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Millar Western Forest Products Ltd. in the United States, on the 7th day of March, 2012.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate, Articles of Incorporation and Articles of Amendment (incorporated by reference from the Registrant’s Form F-4 filed with the SEC (File No. 333-8960)).

3.2	By-laws (incorporated by reference from the Registrant’s Form F-4 filed with the SEC (File No. 333-8960)).

4.1*	Indenture dated as of April 7, 2011, among the Registrant, The Bank of New York Mellon, as trustee, and BNY Trust Company of Canada, as co-trustee.

4.2*	Registration Rights Agreement dated as of April 7, 2011, among the Registrant and Goldman, Sachs & Co., HSBC Securities (USA) Inc. and KKR Capital Markets LLC.

4.3*	Form of Exchange Note (included in Exhibit 4.1 to this Registration Statement).

4.4*	Credit Facility Letter dated as of December 29, 2006, from HSBC Bank Canada to the Registrant.

4.5*	First Supplemental Credit Facility Letter dated as of September 12, 2007, from HSBC Bank Canada to the Registrant.

4.6*	Second Supplemental Credit Facility Letter dated as of March 26, 2008, from HSBC Bank Canada to the Registrant.

4.7*	Third Supplemental Credit Facility Letter dated as of April 22, 2008, from HSBC Bank Canada to the Registrant.

4.8*	Fourth Supplemental Credit Facility Letter dated as of August 13, 2009, from HSBC Bank Canada to the Registrant.

4.9*	Fifth Supplemental Credit Facility Letter dated as of May 25, 2010, from HSBC Bank Canada to the Registrant.

4.10*	Sixth Supplemental Credit Facility Letter dated as of September 17, 2010, from HSBC Bank Canada to the Registrant.

4.11*	Seventh Supplemental Credit Facility Letter dated as of April 6, 2011, from HSBC Bank Canada to the Registrant.

4.12*	SD Extension Loan Agreement dated as of June 5, 2006, between the Registrant and CP Energy Marketing LP (formerly known as EPCOR Merchant and Capital LP).

4.13*	Tax Loan Agreement dated as of February 22, 2007, between the Registrant and CP Energy Marketing LP (formerly known as EPCOR Merchant and Capital LP).

4.14*	Letter of Understanding dated June 5, 2006, among the Registrant, CP Energy Marketing LP (formerly known as EPCOR Merchant and Capital LP) and Capital Power PPA Management Inc. (formerly known as EPCOR PPA Management Inc.).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

5.2*	Opinion of Fraser Milner Casgrain LLP.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1	Forest Management Agreement dated May 14, 1997, between the Minister of Environmental Protection of Alberta and the Registrant (incorporated by reference from the Registrant’s Form F-4 filed with the SEC (File No. 333-8960)).

10.2	Corporate Services Agreement dated May 13, 1998, between the Registrant and Millar Western Industries Ltd. (incorporated by reference from the Registrant’s Form F-4 filed with the SEC (File No. 333-8960)).

10.3	Non-Competition Agreement dated as of May 13, 1998, among the Registrant, Millar Western Industries Ltd., James B. Millar and H. MacKenzie Millar (incorporated by reference from the Registrant’s Form F-4 filed with the SEC (File No. 333-8960)).

10.4*	Trademark Licensing Agreement dated May 13, 1998, between the Registrant and Millar Western Industries Ltd.

10.5*	Fox Creek Site Land Lease dated as of December 10, 2010, between the Registrant and the Province of Alberta.

10.6	Power Syndicate Agreement (Sundance C) dated January 1, 2001, among the Registrant, Capital Power Corporation (formerly known as EPCOR Utilities Inc.) and certain industry participants (incorporated by reference from the Registrant’s Form 20-F filed with the SEC on June 4, 2002).

10.7*	Power Purchase Arrangement (Sundance C).

10.8*	Millar Western PPI Swap and Purchase Agreement dated as of May 19, 2006, among the Registrant, CP Energy Marketing LP (formerly EPCOR Merchant and Capital LP) and Capital Power Corporation (formerly known as EPCOR Utilities Inc.).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Pöyry (Vancouver) Inc.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.4*	Consent of Fraser Milner Casgrain LLP (included in Exhibit 5.2 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Registration Statement).

25.1*	Form T-1 Statement of Eligibility of The Bank of New York Mellon to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

99.5*	Form of Instruction to Brokers.

*	Filed herewith